EXHIBIT 99.2

                     IN THE UNITED STATES BANKRUPTCY COURT
                      FOR THE NORTHERN DISTRICT OF TEXAS
                              FORT WORTH DIVISION


IN RE:                               ss.              Chapter 11
                                     ss.
KITTY HAWK, INC.,                    ss.              CASE NO. 400-42141-BJH-11
KITTY HAWK AIRCARGO, INC.,           ss.              CASE NO. 400-42142
KITTY HAWK CHARTERS, INC.            ss.              CASE NO. 400-42143
KITTY HAWK INTERNATIONAL, INC.,      ss.              CASE NO. 400-42144
KITTY HAWK CARGO, INC.               ss.              CASE NO. 400-42145
OK TURBINES, INC.                    ss.              CASE NO. 400-42146
LONGHORN SOLUTIONS, INC.             ss.              CASE NO. 400-42147
AIRCRAFT LEASING, INC.               ss.              CASE NO. 400-42148
AMERICAN INTERNATIONAL               ss.              CASE NO. 400-42149
TRAVEL, INC.                         ss.
FLIGHT ONE LOGISTICS, INC.                            CASE NO. 400-42069-BJH-11
                                     ss.
      Debtors.                       ss.              Jointly Administered

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                  DISCLOSURE STATEMENT UNDER 11 U.S.C. SS. 1125
                       IN SUPPORT OF THE DEBTORS' JOINT
                 PLAN OF REORGANIZATION DATED AUGUST 21, 2000
--------------------------------------------------------------------------------
THIS DISCLOSURE STATEMENT HAS BEEN PREPARED BY (COLLECTIVELY, THE "DEBTORS," OR THE "KITTY HAWK") AND DESCRIBES THE TERMS AND PROVISIONS OF THE DEBTORS' JOINT PLAN OF REORGANIZATION DATED AUGUST 21, 2000 (THE "PLAN"). ANY TERM USED IN THIS DISCLOSURE STATEMENT THAT IS NOT DEFINED HEREIN HAS THE MEANING ASCRIBED TO THAT TERM IN THE PLAN.

Dated: August 21, 2000

Robert D. Albergotti            John D. Penn
State Bar No. 00969800          State Bar No. 15752300
Haynes and Boone, LLP           Haynes and Boone, LLP
901 Main Street, Suite 3100     201 Main Street, Suite 2200
Dallas, Texas 75202             Fort Worth, Texas 76102
Tel. No. (214) 651-5000         Direct Tel. No. (817) 347-6610
Fax No. (214) 651-5940          Direct Fax No. (817) 348-2300

Sarah B. Foster
State Bar No. 07297500
Haynes and Boone, LLP
600 Congress Ave., Suite 1600
Austin, Texas 78701
Tel. No. (512) 867-8400
Fax No. (512) 867-8470

COUNSEL TO THE DEBTORS AND THE DEBTORS-IN-POSSESSION

                               TABLE OF CONTENTS

                                                                          PAGE

SUMMARY OF THE PLAN..........................................................1

I.    INTRODUCTION...........................................................2
      A.    Filing of the Debtors' Chapter 11 Reorganization Cases...........2
      B.    Purpose of Disclosure Statement..................................2
      C.    Hearing on Confirmation of the Plan..............................4
      D.    Sources of Information...........................................5

II.   EXPLANATION OF CHAPTER 11..............................................6
      A.    Overview of Chapter 11...........................................6
      B.    Plan of Reorganization...........................................6

III.  VOTING PROCEDURES AND REQUIREMENTS FOR CONFIRMATION....................8
      A.    "Voting Claims" -- Parties Entitled to Vote......................8
      B.    Return of Ballots................................................9
            1.    Voting Record Date.........................................9
            2.    Special Procedures for Ballots of Holders of Debt
                  Securities.................................................9
            3.    Deadline for Submission of Ballots........................10
      C.    Confirmation of Plan............................................10
            1.    Solicitation of Acceptances...............................10
            2.    Requirements for Confirmation of the Plan.................11
            3.    Acceptances Necessary to Confirm the Plan.................12
            4.    Cramdown..................................................13

IV.   BACKGROUND OF THE DEBTORS.............................................14
      A.    Nature of the Debtors' Business.................................14
      B.    Overview of the Debtors' Current Corporate Structure............14
      C.    Creditor Claims Against Multiple Debtors........................15
      D.    Existing and Potential Litigation...............................15
            1.    Claims Against the Debtors................................15
                  a.    Securities Litigation Against the Debtors or Their
                        Officers and Directors..............................16
                  b.    Other Claims Against the Debtors....................16
            2.    Claims Held by the Debtors................................16
                  a.    Preference Claims...................................16
                  b.    Potential Avoidance Claims Against the Noteholders..17
                  c.    Litigation with International Brotherhood of
                        Teamsters...........................................19
                  d.    Litigation with Conrad Kalitta......................19
                  e.    Miscellaneous Litigation............................19

V.    EVENTS LEADING TO BANKRUPTCY..........................................19
      A.    Events Leading to Chapter 11 Bankruptcy Filing..................19
                        ....................................................19

VI.   PROGRESS DURING BANKRUPTCY AND SIGNIFICANT EVENTS.....................21
      A.    Fort Wayne Hub Improvements.....................................21
      B.    Financial Performance...........................................21
      C.    Revenue Performance Improvement.................................22
      D.    Administrative Consolidation....................................22
      E.    Asset Sales.....................................................22
      F.    Significant Orders Entered During the Case......................23
      G.    Appointment of Creditors' Committee.............................25
      H.    Professionals' Being Paid by the Estates and Fees to Date.......25
            1.    Professionals employed by the Debtors.....................25
            2.    Professionals employed by the Creditors' Committee........26
            3.    Fees to Date..............................................26

VII.  DESCRIPTION OF THE PLAN...............................................26
      A.    Introduction....................................................26
      B.    Designation of Claims and Interests.............................27
            1.    SECURED CLAIMS............................................27
            2.    UNSECURED CLAIMS..........................................27
            3.    INTERESTS.................................................27
      C.    Treatment of Claims and Interests...............................28
            1.    Administrative Claims.....................................28
                  a.    General.............................................28
                  b.    Payment of Statutory Fees...........................28
                  c.    Bar Date for Administrative Claims..................28
                        (1)   General Provisions............................28
                        (2)   Professionals.................................28
                        (3)   Ordinary Course Liabilities...................28
                        (4)   Contractual Employee Claims...................29
                        (5)   Tax Claims....................................29
            2.    Treatment of Pre-Petition Priority Tax Claims.............29
      D.    Classification and Treatment of Classified Claims and Interests.29
            1.    Class 1 - Bank Claims.....................................29
            2.    Class 2 - Noteholders' Secured Claims.....................30
            3.    Class 3 - Secured Claims Other Than Bank Claims and
                            Claims of the Noteholders.......................30
            4.    Class 4 - Priority Claims.................................31
            5.    Class 5 - Convenience Claims..............................31
            6.    Class 6 - Unsecured Noteholder Claims.....................31
            7.    Class 7 - Other Unsecured Claims..........................31
            8.    Class 8 - Old Common Stock................................32
            9.    Class 9 - Securities Claims...............................32
      E.    Acceptance or Rejection of the Plan.............................32
            1.    Voting Classes............................................32
            2.    Presumed Rejection of Plan................................32
      F.    Manner of Distribution of Property Under the Plan...............32

            1.    Distribution Procedures...................................32
            2.    Distribution of New Common Stock..........................33
            3.    Distributions by Indenture Trustee........................33
            4.    Surrender and Cancellation of Old Securities..............34
            5.    Disputed Claims...........................................34
            6.    Manner of Payment Under the Plan..........................34
            7.    Delivery of Distributions and Undeliverable or Unclaimed
                  Distributions.............................................34
                  a.    Delivery of Distributions in General................34
                  b.    Undeliverable Distributions.........................35
                        (1)   Holding and Investment of Undeliverable
                              Property......................................35
                        (2)   Distribution of Undeliverable Property After
                              it Becomes Deliverable and Failure to Claim
                              Undeliverable Property........................35
            8.    De Minimis Distributions..................................35
            9.    Failure to Negotiate Checks...............................35
            10.   Compliance with Tax Requirements..........................35
            11.   Setoffs...................................................36
            12.   Fractional Interests......................................36
      G.    Treatment of Executory Contracts and Unexpired Leases...........36
      H.    Means for Execution and Implementation of the Plan..............37
            1.    Exit Financing............................................37
            2.    Rights Offering...........................................37
            3.    Merger of Corporate Entities..............................38
            4.    Board of Directors of the Reorganized Debtor..............38
            5.    Post-Confirmation Management..............................38
            6.    Cancellation of Old Securities............................39
            7.    Authorization and Issuance of New Common Stock............40
            8.    Registration Exemption for Debtor's New Common Stock......40
            9.    Charter and By-Laws.......................................40
            10.   Corporate Action..........................................40
            11.   Release of Fraudulent Conveyance Claims...................40
            12.   Other Releases by Debtors.................................40
            13.   Preservation of Rights of Action..........................41
            14.   Objections to Claims......................................41
            15.   Retiree Benefits..........................................41
            16.   Exemption from Stamp and Similar Taxes....................41
      I.    Conditions to Effectiveness of the Plan.........................42
            1.    Conditions to Effectiveness...............................42
            2.    Waiver of Conditions......................................42
            3.    No Requirement of Final Order.............................42
      J.    Effects of Plan Confirmation....................................42
            1.    Binding Effect............................................42
            2.    Moratorium, Injunction and Limitation of Recourse For
                  Payment...................................................42
            3.    Exculpation and Limitation of Liability...................43
            4.    Revesting.................................................43
            5.    Other Documents and Actions...............................43
            6.    Post-Consummation Effect of Evidences of Claims or
                  Interests.................................................43

            7.    Term of Injunctions or Stays..............................43
      K.    Confirmability of Plan and Cramdown.............................44
      L.    Retention of Jurisdiction.......................................44

VIII. FEASIBILITY OF THE PLAN...............................................44
      A.    Feasibility.....................................................44
            1.    Business Strategy.........................................44
            2.    Factors Enhancing Kitty Hawk's Future Business Prospects..46
                  a.    Diversified Revenue Base............................46
                  b.    Large Market in an Under-served, Growing Industry
                        Segment.............................................46
                  c.    Efficient, Utilitarian Aircraft Fleet...............47
                  d.    Low Cost Operator of B727-200F......................47
                  e.    Significant Opportunity to Expand Fort Wayne Hub....47
                  f.    Substantial Leverage to Attract Strategic Partner(s)47
      B.    Alternatives to Confirmation of the Plan........................48
            1.    Dismissal.................................................48
            2.    Chapter 7 Liquidation.....................................48
            3.    Confirmation of an Alternative Plan.......................49

IX.   RISK FACTORS..........................................................49
      A.    Kitty Hawk Related Risks........................................49
            1.    Dependence on Significant Customers ......................49
            2.    Employee Relations........................................50
      B.    Aircraft Related Risks..........................................50
            1.    Future Operations Based on Continued Acceptance of
                  Scheduled Airfreight......................................50
            2.    Dependence on Aircraft Availability.......................51
            3.    Capital Intensive Nature of Aircraft Ownership............51
            4.    Aging Aircraft Regulations; Potential Compliance Costs ...52
      C.    Industry Related Risks..........................................52
            1.    Cyclicality and Seasonality of Business...................52
            2.    Volatility of Air Freight Services Market.................53
            3.    Government Regulation.....................................53
                  a.    General.............................................53
                  b.    International Regulation............................53
                  c.    Stock Ownership by Non-U.S. Citizens................53
                  d.    Noise Abatement Regulations.........................54
                  e.    Safety, Training and Maintenance Regulations........54
                  f.    Hazardous Materials Regulations.....................54

X.    CERTAIN FEDERAL INCOME TAX CONSEQUENCES...............................54

XI.   CONCLUSION............................................................55

                               INDEX TO APPENDIX

EXHIBIT A:  Projections of Reorganized Debtor's Operations

EXHIBIT B:  Liquidation Analysis

                     IN THE UNITED STATES BANKRUPTCY COURT
                      FOR THE NORTHERN DISTRICT OF TEXAS

                              FORT WORTH DIVISION

IN RE:CHAPTER 11                       ss.

                                       ss.
KITTY HAWK, INC.,                      ss.      CASE NO. 400-42141-BJH-11
KITTY HAWK AIRCARGO, INC.,             ss.      CASE NO. 400-42142
KITTY HAWK CHARTERS, INC.              ss.      CASE NO. 400-42143
KITTY HAWK INTERNATIONAL, INC.,        ss.      CASE NO. 400-42144
KITTY HAWK CARGO, INC.                 ss.      CASE NO. 400-42145
OK TURBINES, INC.                      ss.      CASE NO. 400-42146 SS.
LONGHORN SOLUTIONS, INC.               ss.      CASE NO. 400-42147
AIRCRAFT LEASING, INC.                 ss.      CASE NO. 400-42148
AMERICAN INTERNATIONAL                 ss.      CASE NO. 400-42149
TRAVEL, INC.                           ss.
FLIGHT ONE LOGISTICS, INC.             ss.      CASE NO. 400-42069-BJH-11
                                       ss.
      DEBTORS.                         ss.      JOINTLY ADMINISTERED

--------------------------------------------------------------------------------

                          DISCLOSURE STATEMENT UNDER
                  11 U.S.C. SS. 1125 IN SUPPORT OF THE DEBTORS'
              JOINT PLAN OF REORGANIZATION DATED AUGUST 21, 2000

                              SUMMARY OF THE PLAN

The Plan provides for the merger of the Debtors into a single Delaware corporation ("Reorganized Kitty Hawk" or the "Reorganized Debtor") which will be called Kitty Hawk Aircargo and for the continuation of the Debtors' core business. The majority of the Debtors' existing secured debt, as well as Administrative and Priority Claims, will be paid from cash on hand, asset sales and the proceeds of a new financing agreement. As part of a settlement with the holders of the Senior Notes, the claims against the Debtors will be consolidated for distribution purposes. The Noteholders will receive 85% of the issued and outstanding shares of stock in Reorganized Kitty Hawk. The other unsecured creditors will be treated in one of the following three ways. First, if an Allowed Unsecured Claim is $500 or less, or if the holder of the Claim elects to reduce it to $500, the Claim will be paid in full in cash. Second, holders of Allowed Unsecured Claims that are not Noteholder Claims, may receive their pro rata share of 15% of the issued and outstanding stock of Reorganized Kitty Hawk.

KITTY HAWK'S PROJECTIONS AND VALUE ESTIMATES INDICATE THAT 15% OF REORGANIZED KITTY HAWK SHOULD BE WORTH APPROXIMATELY $22 MILLION (OR 1/3 OF THE GENERAL UNSECURED CLAIMS). Third, holders of Allowed Unsecured Claims

DISCLOSURE STATEMENT UNDER 11 U.S.C. SS. 1125 IN SUPPORT OF THE
DEBTORS' JOINT PLAN OF REORGANIZATION DATED AUGUST 21, 2000

THAT ARE NOT NOTEHOLDER CLAIMS may elect to receive a discounted amount of cash in lieu of stock conditioned upon the Reorganized Debtor's ability to raise cash through a rights offering. The Plan gives the old shareholders of Kitty Hawk the right to buy up to 10% of the stock in Reorganized Kitty Hawk through a rights offering in which they will pay the estimated value of the stock on the Effective Date for the shares they purchase.

                                      I.

                                 INTRODUCTION

A.    FILING OF THE DEBTORS' CHAPTER 11 REORGANIZATION CASES

      The Debtors filed their petitions for relief under Chapter 11 of the Bankruptcy Code on May 1, 2000(1) (the "Petition Date"), in the United States Bankruptcy Court for the Northern District of Texas (the "Bankruptcy Court"). Pursuant to an Order entered by the Bankruptcy Court on the Petition Date, the Debtors' bankruptcy cases were procedurally consolidated and have been jointly administered under Case No. 00-42141-BJH-11. Since the Petition Date, the Debtors have continued to operate their businesses and manage their properties and assets as debtors-in-possession pursuant to sections 1107 and 1108 of the Bankruptcy Code.

B.    PURPOSE OF DISCLOSURE STATEMENT

      This Disclosure Statement is submitted in accordance with section 1125 of the Bankruptcy Code for the purpose of soliciting acceptances of the Plan from holders of certain Classes of Claims. The only Creditors whose acceptances of the Plan are sought are those whose Claims are "impaired" by the Plan, as that term is defined in section 1124 of the Bankruptcy Code and who are receiving distributions under the Plan. Holders of Claims that are not "impaired" are deemed to have accepted the Plan.

      The Debtors have prepared this Disclosure Statement pursuant to the provisions of section 1125 of the Bankruptcy Code, which requires that a copy of the Plan, or a summary thereof, be submitted to all holders of Claims against, and Interests in, the Debtors, along with a written Disclosure Statement containing adequate information about the Debtors of a kind, and in sufficient detail, as far as is reasonably practicable, that would enable a hypothetical, reasonable investor typical of Creditors and holders of Interests to make an informed judgment in exercising their right to vote on the Plan.

      Section 1125 of the Bankruptcy Code provides, in pertinent part:

            (b) An acceptance or rejection of a plan may not be solicited after the commencement of the case under this title from a holder of a claim or interest with respect to such claim or interest, unless, at the time of or before such solicitation,

--------
      (1) With the exception of Flight One Logistics, which filed its voluntary Chapter 11 petition on April 27, 2000.

DISCLOSURE STATEMENT UNDER 11 U.S.C. SS. 1125 IN SUPPORT OF THE
DEBTORS' JOINT PLAN OF REORGANIZATION DATED AUGUST 21, 2000 there is transmitted to such holder the plan or a summary of the plan, and a written disclosure statement approved, after notice and a hearing, by the court as containing adequate information. The court may approve a disclosure statement without a valuation of the debtor or an appraisal of the debtor's assets.

                                     * * *

            (d) Whether a disclosure statement required under subsection (b) of this section contains adequate information is not governed by any otherwise applicable nonbankruptcy law, rule, or regulation, but an agency or official whose duty is to administer or enforce such a law, rule, or regulation may be heard on the issue of whether a disclosure statement contains adequate information. Such an agency or official may not appeal from, or otherwise seek review of, an order approving a disclosure statement.

            (e) A person that solicits acceptance or rejection of a plan, in good faith and in compliance with the applicable provisions of this title, or that participates, in good faith and in compliance with the applicable provisions of this title, in the offer, issuance, sale, or purchase of a security, offered or sold under the plan, of the debtor, of an affiliate participating in a joint plan with the debtor, or of a newly organized successor to the debtor under the plan, is not liable, on account of such solicitation or participation, for violation of any applicable law, rule, or regulation governing solicitation of acceptance or rejection of a plan or the offer, issuance, sale, or purchase of securities.

      [THIS DISCLOSURE STATEMENT WAS APPROVED BY THE BANKRUPTCY COURT ON SEPTEMBER ___, 2000.] Such approval is required by the Bankruptcy Code and does not constitute a judgment by the Bankruptcy Court as to the desirability of the Plan, or as to the value or suitability of any consideration offered thereunder. Such approval does indicate, however, that the Bankruptcy Court has determined that the Disclosure Statement meets the requirements of section 1125 of the Bankruptcy Code and contains adequate information to permit the holders of Allowed Claims, whose acceptance of the Plan is solicited, to make an informed judgment regarding acceptance or rejection of the Plan.

      THE APPROVAL BY THE BANKRUPTCY COURT OF THIS DISCLOSURE STATEMENT DOES NOT CONSTITUTE AN ENDORSEMENT BY THE BANKRUPTCY COURT OF THE PLAN OR A GUARANTEE OF THE ACCURACY OR COMPLETENESS OF THE INFORMATION CONTAINED HEREIN. THE MATERIAL HEREIN CONTAINED IS INTENDED SOLELY FOR THE USE OF CREDITORS AND HOLDERS OF INTERESTS OF THE DEBTORS IN EVALUATING THE PLAN AND VOTING TO ACCEPT OR REJECT THE PLAN AND, ACCORDINGLY, MAY NOT BE RELIED UPON FOR ANY PURPOSE OTHER THAN THE DETERMINATION OF HOW TO VOTE ON THE PLAN. THE DEBTORS' REORGANIZATION PURSUANT TO THE PLAN IS SUBJECT TO NUMEROUS CONDITIONS AND VARIABLES AND THERE CAN BE NO ABSOLUTE ASSURANCE THAT THE PLAN, AS CONTEMPLATED, WILL BE EFFECTUATED.

DISCLOSURE STATEMENT UNDER 11 U.S.C. SS. 1125 IN SUPPORT OF THE
DEBTORS' JOINT PLAN OF REORGANIZATION DATED AUGUST 21, 2000

      THE DEBTORS BELIEVE THAT THE PLAN AND THE TREATMENT OF CLAIMS THEREUNDER IS IN THE BEST INTERESTS OF CREDITORS, AND URGE THAT YOU VOTE TO ACCEPT THE PLAN.

      THIS DISCLOSURE STATEMENT HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THE STATEMENTS CONTAINED HEREIN. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

      THIS DISCLOSURE STATEMENT AND THE EXHIBITS TO IT CONTAIN FORWARD-LOOKING STATEMENTS RELATING TO BUSINESS EXPECTATIONS, ASSET SALES AND LIQUIDATION ANALYSIS. BUSINESS PLANS MAY CHANGE AS CIRCUMSTANCES WARRANT. ACTUAL RESULTS MAY DIFFER MATERIALLY AS A RESULT OF MANY FACTORS, SOME OF WHICH KITTY HAWK HAS NO CONTROL OVER. SUCH FACTORS INCLUDE, BUT ARE NOT LIMITED
      TO: WORLDWIDE BUSINESS AND ECONOMIC CONDITIONS; RECRUITING AND NEW BUSINESS SOLICITATION EFFORTS; PRODUCT DEMAND AND THE RATE OF GROWTH IN THE AIR CARGO INDUSTRY; THE IMPACT OF COMPETITORS AND COMPETITIVE AIRCRAFT AND AIRCRAFT FINANCING AVAILABILITY; THE ABILITY TO ATTRACT AND RETAIN NEW AND EXISTING CUSTOMERS; JET FUEL PRICES; NORMALIZED AIRCRAFT OPERATING COSTS AND RELIABILITY, AIRCRAFT MAINTENANCE DELAYS AND DAMAGE; REGULATORY ACTIONS, THE DEMAND FOR USED AIRCRAFT AND AVIATION ASSETS, CONTEST FOR CONTROL OF KITTY HAWK; AND KITTY HAWK'S ABILITY TO NEGOTIATE FAVORABLE ASSET SALES. THESE RISK FACTORS AND ADDITIONAL INFORMATION ARE INCLUDED IN KITTY HAWK'S REPORTS ON FILE WITH THE SECURITIES AND EXCHANGE COMMISSIONS.

C.    HEARING ON CONFIRMATION OF THE PLAN

      The Bankruptcy Court has set November ____, 2000, at o'clock, a.m. Dallas, Texas Time, as the time and date for the hearing (the "Confirmation Hearing") to determine whether the Plan has been accepted by the requisite number of Creditors and holders of Interests and whether the other requirements for Confirmation of the Plan have been satisfied. Holders of Claims against or Interests in the Debtors may vote on the Plan by completing and delivering the enclosed ballot to ____________on or before 5:00 p.m. Dallas, Texas time on October , 2000. If the Plan is rejected by one or more impaired Classes of creditors or holders of Interests, the Plan, or a modification thereof, may still be confirmed by the Bankruptcy Court under section 1129(b) of the Bankruptcy Code (commonly referred to as a "cramdown") if the Bankruptcy Court determines, among other things, that the Plan does not discriminate unfairly and is fair and equitable with respect to the rejecting Class or Classes of creditors or holders of Interests impaired by the Plan. The procedures and requirements for voting on the Plan are described in more detail below.

DISCLOSURE STATEMENT UNDER 11 U.S.C. SS. 1125 IN SUPPORT OF THE
DEBTORS' JOINT PLAN OF REORGANIZATION DATED AUGUST 21, 2000

D.    SOURCES OF INFORMATION

      Except as otherwise expressly indicated, the portions of this Disclosure Statement describing the Debtors, their businesses, properties and management, and the Plan have been prepared from information furnished by the Debtors.

      THE INFORMATION CONTAINED HEREIN HAS NOT BEEN SUBJECTED TO A CERTIFIED AUDIT AND IS BASED, IN PART, UPON INFORMATION PREPARED BY PARTIES OTHER THAN THE DEBTORS. THEREFORE, ALTHOUGH THE DEBTORS HAVE MADE EVERY REASONABLE EFFORT TO BE ACCURATE IN ALL MATERIAL MATTERS, THE DEBTORS ARE UNABLE TO WARRANT OR REPRESENT THAT ALL THE INFORMATION CONTAINED HEREIN IS COMPLETELY ACCURATE.

      Certain of the materials contained in this Disclosure Statement are taken directly from other readily accessible documents or are digests of other documents. While the Debtors have made every effort to retain the meaning of such other documents or portions that have been summarized, the Debtors urge that any reliance on the contents of such other documents should depend on a thorough review of the documents themselves. In the event of a discrepancy between this Disclosure Statement and the actual terms of a document, the actual terms of such document shall apply.

      The authors of the Disclosure Statement have compiled information from the Debtors without professional comment, opinion or verification and do not suggest comprehensive treatment has been given to matters identified herein. Each creditor and holder of an Interest is urged to independently investigate any such matters prior to reliance.

      The statements contained in this Disclosure Statement are made as of the date hereof unless another time is specified, and neither the delivery of this Disclosure Statement nor any exchange of rights made in connection with it shall, under any circumstances, create an implication that there has been no change in the facts set forth herein since the date hereof.

      No statements concerning the Debtors, the value of their property, or the value of any benefit offered to the holder of a Claim or Interest in connection with the Plan should be relied upon other than as set forth in this Disclosure Statement. In arriving at your decision, you should not rely on any representation or inducement made to secure your acceptance or rejection that is contrary to information contained in this Disclosure Statement, and any such additional representations or inducements should be reported to counsel for the Debtors, Robert D. Albergotti, Esq., Haynes and Boone, LLP, 901 Main Street, Suite 3100, Dallas, Texas 75202, (214) 651-5000.

DISCLOSURE STATEMENT UNDER 11 U.S.C. SS. 1125 IN SUPPORT OF THE
DEBTORS' JOINT PLAN OF REORGANIZATION DATED AUGUST 21, 2000

                                       II.

                           EXPLANATION OF CHAPTER 11

A.    OVERVIEW OF CHAPTER 11

      Chapter 11 is the principal reorganization chapter of the Bankruptcy Code. Pursuant to Chapter 11, a debtor-in-possession attempts to reorganize its business and financial affairs for the benefit of the debtor, its creditors, and other parties-in-interest.

      The commencement of a Chapter 11 case creates an estate comprising all the legal and equitable interests of the debtor in property as of the date the petition is filed. Unless the Bankruptcy Court orders the appointment of a trustee, sections 1101, 1107 and 1108 of the Bankruptcy Code provide that a Chapter 11 debtor may continue to operate its business and control the assets of its estate as a "debtor-in-possession," as have the Debtors since the Petition Date.

      The filing of a Chapter 11 petition also triggers the automatic stay, which is set forth in section 362 of the Bankruptcy Code. The automatic stay essentially halts all attempts to collect pre- petition claims from the debtor or to otherwise interfere with the debtor's business or its estate.

      Formulation of a plan of reorganization is the principal purpose of a Chapter 11 case. The plan sets forth the means for satisfying the claims of creditors against and interests of equity security holders in the debtor. Unless a trustee is appointed, only the debtor may file a plan during the first 120 days of a Chapter 11 case (the "Exclusive Period"). After the Exclusive Period has expired, a creditor or any other party-in-interest may file a plan, unless the debtor files a plan within the Exclusive Period. If a debtor does file a plan within the Exclusive Period, the debtor is given sixty (60) additional days (the "Solicitation Period") to solicit acceptances of its plan. Section 1121(d) of the Bankruptcy Code permits the Bankruptcy Court to extend or reduce the Exclusive Period and the Solicitation Period upon a showing of adequate "cause." The Debtors' Exclusive Period and Solicitation Period will expire on August 29, 2000 and October 28, 2000 respectively, unless extended by Court order.

B.    PLAN OF REORGANIZATION

      A plan of reorganization provides the manner in which a debtor will satisfy the claims of its creditors. After the plan of reorganization has been filed, the holders of claims against or interests in a debtor are permitted to vote on whether to accept or reject the plan. Chapter 11 does not require that each holder of a claim against or interest in a debtor vote in favor of a plan of reorganization in order for the plan to be confirmed. At a minimum, however, a plan of reorganization must be accepted by a majority in number and two-thirds in amount of those claims actually voting from at least one class of claims impaired under the plan. The Bankruptcy Code also defines acceptance of a plan of reorganization by a class of interests (equity securities) as acceptance by holders of two- thirds of the number of shares actually voted.

DISCLOSURE STATEMENT UNDER 11 U.S.C. SS. 1125 IN SUPPORT OF THE
DEBTORS' JOINT PLAN OF REORGANIZATION DATED AUGUST 21, 2000

      Classes of claims or interests that are not "impaired" under a plan of reorganization are conclusively presumed to have accepted the plan and, thus, are not entitled to vote. Acceptances of the Plan in this case are being solicited only from those persons who hold Claims in an impaired Class (other than Classes of Claims which are not receiving any distribution under the Plan). Holders of Interests in the Debtors will receive no distribution under the Plan and, therefore, are deemed to have rejected the Plan. A Class is "impaired" if the legal, equitable, or contractual rights attaching to the Claims or Interests of that Class are modified. Modification does not include curing defaults and reinstating maturity or payment in full in cash.

      Even if all classes of claims and interests accept a plan of reorganization, the Bankruptcy Court may nonetheless still deny confirmation.
Section 1129 of the Bankruptcy Code sets forth the requirements for confirmation and, among other things, the Bankruptcy Code requires that a plan of reorganization be in the "best interests" of creditors and shareholders and that the plan of reorganization be feasible. The "best interests" test generally requires that the value of the consideration to be distributed to claimants and interest holders under a plan may not be less than those parties would receive if that debtor were liquidated under a hypothetical liquidation occurring under Chapter 7 of the Bankruptcy Code. A plan of reorganization must also be determined to be "feasible," which generally requires a finding that there is a reasonable probability that the debtor will be able to perform the obligations incurred under the plan of reorganization, and that the debtor will be able to continue operations without the need for further financial reorganization.

      The Bankruptcy Court may confirm a plan of reorganization even though fewer than all of the classes of impaired claims and interests accept it. In order for a plan of reorganization to be confirmed despite the rejection of a class of impaired claims or interests, the proponent of the plan must show, among other things, that the plan of reorganization does not discriminate unfairly and that the plan is fair and equitable with respect to each impaired class of claims or interests that has not accepted the plan of reorganization.

      Under section 1129(b) of the Bankruptcy Code, a plan is "fair and equitable" as to a class if, among other things, the plan provides: (a) that each holder of a claim included in the rejecting class will receive or retain on account of its claim property that has a value, as of the effective date of the plan, equal to the allowed amount of such claim; or (b) that the holder of any claim or interest that is junior to the claims of such class will not receive or retain on account of such junior claim or interest any property at all.

      The Bankruptcy Court must further find that the economic terms of the plan of reorganization meet the specific requirements of section 1129(b) of the Bankruptcy Code with respect to the particular objecting class. The proponent of the plan of reorganization must also meet all applicable requirements of section 1129(a) of the Bankruptcy Code (except section 1129(a)(8) if the proponent proposes to seek confirmation of the plan under the provisions of section 1129(b)). These requirements include the requirement that the plan comply with applicable provisions of the Bankruptcy Code and other applicable law, that the plan be proposed in good faith, and that at least one impaired class of creditors has voted to accepted the plan.

DISCLOSURE STATEMENT UNDER 11 U.S.C. SS. 1125 IN SUPPORT OF THE
DEBTORS' JOINT PLAN OF REORGANIZATION DATED AUGUST 21, 2000

                                     III.

              VOTING PROCEDURES AND REQUIREMENTS FOR CONFIRMATION

      If you are in one of the Classes of Claims whose rights are affected by the Plan (SEE "Summary of the Plan" below), it is important that you vote. If you fail to vote, your rights may be jeopardized.

A.    "VOTING CLAIMS" -- PARTIES ENTITLED TO VOTE

      Pursuant to the provisions of section 1126 of the Bankruptcy Code, holders of Claims or Interests that are (i) ALLOWED, (ii) IMPAIRED, and (iii) that are RECEIVING OR RETAINING PROPERTY ON ACCOUNT OF SUCH CLAIMS OR INTERESTS pursuant to the Plan, are entitled to vote either for or against the Plan (hereinafter, "Voting Claims"). Accordingly, in this Reorganization Case, any holder of a Claim or Interest classified in Classes 1, 2, 3, 4, 5, 6, 7, and 8 of this Plan may have a Voting Claim and should have received a ballot for voting (with return envelope) in these Disclosure Statement and Plan materials (hereinafter, "Solicitation Package") since these are the Classes consisting of IMPAIRED Claims that are RECEIVING PROPERTY. Note that holders of Claims against or Interests in the Debtors that are classified in Class 9 of this Plan should NOT have received ballots in their Solicitation Packages since they are impaired and are NOT RECEIVING OR RETAINING ANY PROPERTY on account of their Claims or Interests pursuant to the Plan (I.E.,these Classes are deemed to reject the Plan, pursuant to section 1126(g) of the Bankruptcy Code, and their votes need not be solicited, pursuant to section 1126(g) and Bankruptcy Rule 3017(d)).

      As referenced in the preceding paragraph, a Claim must be ALLOWED to be a Voting Claim. The Debtors filed schedules in this Reorganization Case listing Claims against the Debtors. To the extent a creditor's Claim was listed in the Debtors' schedules, and was not listed as disputed, contingent, or unliquidated, it is deemed "allowed." Any creditor whose Claim was not scheduled, or was listed as disputed, contingent or unliquidated, must have timely filed a proof of Claim in order to have an "allowed" Claim. The last day for filing proofs of Claim for amounts owed pre-petition is August 30, 2000. Absent an objection to that proof of Claim, it is deemed "allowed." In the event that any proof of Claim is subject to an objection by the Debtors as of or during the Plan voting period ("Objected-to Claim"), then, by definition, it is not "allowed," for purposes of section 1126 of the Bankruptcy Code, and is not to be considered a Voting Claim entitled to cast a ballot. Nevertheless, pursuant to Bankruptcy Rule 3018(a), the holder of an Objected-to Claim may petition the Bankruptcy Court, after notice and hearing, to allow the Claim temporarily for voting purposes in an amount which the Bankruptcy Court deems proper. Allowance of a Claim for voting purposes, and disallowance for voting purposes, does not necessarily mean that all or a portion of the Claim will be allowed or disallowed for distribution purposes.

      BY ENCLOSING A BALLOT, THE DEBTORS ARE NOT REPRESENTING THAT YOU ARE ENTITLED TO VOTE ON THE PLAN. BY INCLUDING A CLAIM AMOUNT ON THE BALLOT, THE DEBTORS ARE NEITHER ACKNOWLEDGING THAT YOU HAVE AN ALLOWED CLAIM IN THAT AMOUNT NOR WAIVING ANY RIGHTS THE DEBTORS MAY HAVE TO OBJECT TO YOUR VOTE OR CLAIM.

DISCLOSURE STATEMENT UNDER 11 U.S.C. SS. 1125 IN SUPPORT OF THE
DEBTORS' JOINT PLAN OF REORGANIZATION DATED AUGUST 21, 2000

      If you believe you are a holder of a Claim in an impaired Class under the Plan and entitled to vote to accept or reject the Plan, but did not receive a ballot with these materials, please contact __________ (the "Solicitation Agent"); or Linda Breedlove, Haynes and Boone, LLP, 901 Main Street, Suite 3100, Dallas, Texas 75202, Telephone (214) 651-5000, Telecopy (214) 651-5940.

B.    RETURN OF BALLOTS

      If you are a holder of a Voting Claim, your vote on the Plan is important. EXCEPT WITH REGARD TO BENEFICIAL HOLDERS OF DEBT SECURITIES THAT MAY BE VOTING THROUGH A RECORD OR NOMINAL HOLDER (SEE DISCUSSION BELOW), completed ballots should either be returned in the enclosed envelope or sent to:

      [SOLICITATION AGENT]

      1.    VOTING RECORD DATE

      Pursuant to Bankruptcy Rule 3017(d), September , 2000 is the "Voting Record Date" for determining which Noteholders and holders of Old Common Stock may be entitled to vote to accept or reject the Plan. Only holders of record of Claims against the Debtors on that date are entitled to cast ballots.

      2.    SPECIAL PROCEDURES FOR BALLOTS OF HOLDERS OF DEBT SECURITIES

      WITH REGARD TO DEBT SECURITIES, any person who is a "record holder" of a debt security (a person shown as the registered holder of a security in the registry maintained by a trustee or registrar of a debt security) on the Voting Record Date -- including any bank, agent, broker or other nominee who holds a debt security of the Debtors in its name (the "Nominal Holder" or "Nominee") for a beneficial holder or holders -- should receive Solicitation Packages for distribution to the appropriate beneficial holders. A Nominee shall, upon receipt of the Solicitation Packages, forward the Solicitation Packages to the beneficial owners so that such beneficial security holders may vote on the Plan pursuant to Code section 1126. The Debtors shall provide for reimbursement, as an administrative expense, of all the reasonable expenses of Nominal Holders in distributing the Solicitation Packages to said beneficial security holders. Nominal Holders will have two options for obtaining the votes of beneficial owners of securities, consistent with usual customary practices for obtaining the votes of securities held in street name: (i) the Nominal Holder may prevalidate the individual ballot contained in the Solicitation Package (by indicating that the record holders of the securities voted, and the appropriate account numbers through which the beneficial owner's holdings are derived) and then forward the Solicitation Package to the beneficial owner of the securities, which beneficial owner will then indicate its acceptance or rejection of the Plan and otherwise indicate his choices to the extent requested to do so on the ballot, and then return the individual ballot directly to the SOLICITATION AGENT in the return envelope to be provided in the Solicitation Package, or (ii) the

DISCLOSURE STATEMENT UNDER 11 U.S.C. SS. 1125 IN SUPPORT OF THE
DEBTORS' JOINT PLAN OF REORGANIZATION DATED AUGUST 21, 2000

Nominal Holder may forward the Solicitation Package to the beneficial owner of the securities for voting along with a return envelope provided by and addressed to the NOMINAL HOLDER, with the beneficial owner then returning the individual ballot to the Nominal Holder, the Nominal Holder will subsequently summarize the votes, including, at a minimum, the number of beneficial holders voting to accept and to reject the Plan who submitted ballots to the Nominal Holder and the amount of such securities so voted and shall also disclose any other individual choices made in response to requests in the ballot, in an affidavit (the "Affidavit of Voting Results"), and then return the Affidavit of Voting Results to the Solicitation Agent. By submitting an Affidavit of Voting Results, each such Nominal Holder certifies that the Affidavit of Voting Results accurately reflects votes and choices reflected on the ballots received from beneficial owners holding such securities as of the Voting Record Date.

      Pursuant to 28 U.S.C. ss.ss. 157 and 1334, 11 U.S.C. ss. 105, and Bankruptcy Rule 1007(i) and (j), the Nominees shall maintain the individual ballots of its beneficial owners and evidence of authority to vote on behalf of such beneficial owners. No such ballots shall be destroyed or otherwise disposed of or made unavailable without such action first being approved by prior order of the Bankruptcy Court.

      3.    DEADLINE FOR SUBMISSION OF BALLOTS

      BALLOTS MUST BE SUBMITTED TO (A) THE SOLICITATION AGENT, OR (B) ALTERNATIVELY, IN THE CASE OF DEBT SECURITIES, TO THE NOMINAL HOLDERS, AND MUST ACTUALLY BE RECEIVED BY EITHER OF THOSE PERSONS, WHETHER BY MAIL, DELIVERY, OR FACSIMILE, BY OCTOBER , 2000, AT 5:00 P.M. DALLAS, TEXAS TIME (THE "BALLOT RETURN DATE"). ANY BALLOTS RECEIVED AFTER THAT TIME WILL NOT BE COUNTED. ANY BALLOT WHICH IS NOT EXECUTED BY A PERSON AUTHORIZED TO SIGN SUCH BALLOT WILL NOT BE COUNTED. IN THE EVENT THAT BALLOTS ARE SUBMITTED TO THE NOMINEES, AFFIDAVITS OF VOTING RESULTS REQUIRED OF THE NOMINEES MUST BE RECEIVED BY THE SOLICITATION AGENT WITHIN ONE (1) BUSINESS DAY AFTER THE BALLOT RETURN DATE, BUT MAY BE SENT BY FACSIMILE TRANSMISSION, PROVIDED THAT AN ORIGINAL, SIGNED AFFIDAVIT OF VOTING RESULTS IS RECEIVED BY THE SOLICITATION AGENT WITHIN FIVE (5) BUSINESS DAYS OF THE BALLOT RETURN DATE.

      IF YOU HAVE ANY QUESTIONS REGARDING THE PROCEDURES FOR VOTING ON THE PLAN, CONTACT THE SOLICITATION AGENT OR LINDA BREEDLOVE, HAYNES AND BOONE, LLP, 901 MAIN STREET, SUITE 3100, DALLAS, TEXAS 75202, TELEPHONE (214) 651-5000, TELECOPY
(214) 651-5940.

      THE DEBTORS URGE ALL HOLDERS OF VOTING CLAIMS TO VOTE IN FAVOR OF THE
PLAN.

C.    CONFIRMATION OF PLAN

      1.    SOLICITATION OF ACCEPTANCES

      The Debtors are soliciting your vote. The cost of any solicitation by the Debtors will be borne by the Debtors. No other additional compensation shall be received by any party for any solicitation other than as disclosed to the Bankruptcy Court.

DISCLOSURE STATEMENT UNDER 11 U.S.C. SS. 1125 IN SUPPORT OF THE
DEBTORS' JOINT PLAN OF REORGANIZATION DATED AUGUST 21, 2000

      NO REPRESENTATIONS OR ASSURANCES, IF ANY, CONCERNING THE DEBTORS (INCLUDING, WITHOUT LIMITATION, THEIR FUTURE BUSINESS OPERATIONS) OR THE PLAN ARE AUTHORIZED BY THE DEBTORS OTHER THAN AS SET FORTH IN THIS DISCLOSURE STATEMENT. ANY REPRESENTATIONS OR INDUCEMENTS MADE BY ANY PERSON TO SECURE YOUR VOTE THAT ARE OTHER THAN HEREIN CONTAINED SHOULD NOT BE RELIED UPON BY YOU IN ARRIVING AT YOUR DECISION, AND SUCH ADDITIONAL REPRESENTATIONS OR INDUCEMENTS SHOULD BE REPORTED TO COUNSEL FOR THE DEBTORS FOR SUCH ACTION AS MAY BE DEEMED APPROPRIATE.

      THIS IS A SOLICITATION SOLELY BY THE DEBTORS AND IS NOT A SOLICITATION BY ANY SHAREHOLDER, ATTORNEY, OR ACCOUNTANT FOR THE DEBTORS. THE REPRESENTATIONS, IF ANY, MADE HEREIN ARE THOSE OF THE DEBTORS AND NOT OF SUCH SHAREHOLDERS, ATTORNEYS, OR ACCOUNTANTS, EXCEPT AS MAY BE OTHERWISE SPECIFICALLY AND EXPRESSLY INDICATED.

      Under the Bankruptcy Code, a vote for acceptance or rejection of a plan may not be solicited unless the claimant has received a copy of a disclosure statement approved by the Bankruptcy Court prior to, or concurrently with, such solicitation. This solicitation of votes on the Plan is governed by section 1125(b) of the Bankruptcy Code. Violation of section 1125(b) of the Bankruptcy Code may result in sanctions by the Bankruptcy Court, including disallowance of any improperly solicited vote.

      2.    REQUIREMENTS FOR CONFIRMATION OF THE PLAN

      At the Confirmation Hearing, the Bankruptcy Court shall determine whether the requirements of section 1129 of the Bankruptcy Code have been satisfied, in which event the Bankruptcy Court shall enter an Order confirming the Plan. For the Plan to be confirmed, section 1129 requires that:

          (i) The Plan comply with the applicable provisions of the Bankruptcy Code;

         (ii) The Debtors have complied with the applicable provisions of the Bankruptcy Code;

        (iii) The Plan has been proposed in good faith and not by any means forbidden by law;

         (iv) Any payment or distribution made or promised by the Debtors or by a person issuing securities or acquiring property under the Plan for services or for costs and expense in connection with the Plan has been disclosed to the Bankruptcy Court, and any such payment made before the confirmation of the Plan is reasonable, or if such payment is to be fixed after confirmation of the Plan, such payment is subject to the approval of the Bankruptcy Court as reasonable;

          (v) The Debtors have disclosed the identity and affiliations of any individual proposed to serve, after confirmation of the Plan, as a director, officer or voting trustee of the Debtors, an affiliate of the Debtors participating in a joint plan with the Debtors, or a successor to the Debtors under the Plan; the appointment to, or continuance in, such office of such individual is

DISCLOSURE STATEMENT UNDER 11 U.S.C. SS. 1125 IN SUPPORT OF THE
DEBTORS' JOINT PLAN OF REORGANIZATION DATED AUGUST 21, 2000 consistent with the interests of Creditors and holders of Interests and with public policy; and the Debtors have disclosed the identity of any insider that will be employed or retained by the Reorganized Debtor and the nature of any compensation for such insider;

         (vi) Any government regulatory commission with jurisdiction, after confirmation of the Plan, over the rates of the Debtors have approved any rate change provided for in the Plan, or such rate change is expressly conditioned on such approval;

        (vii) With respect to each impaired Class of Claims or Interests, either each holder of a Claim or Interest of the Class has accepted the Plan or will receive or retain under the Plan on account of that Claim or Interest property of a value, as of the Effective Date of the Plan, that is not less than the amount that such holder would so receive or retain if the Debtors were liquidated on such date under Chapter 7 of the Bankruptcy Code. If section 1111(b)(2) of the Bankruptcy Code applies to the Claims of a Class, each holder of a Claim of that Class will receive or retain under the Plan on account of that Claim property of a value, as of the Effective Date, that is not less than the value of that holder's interest in the Debtor's interest in the property that secures that Claim;

       (viii) Each Class of Claims or Interests has either accepted the Plan or is not impaired under the Plan;

         (ix) Except to the extent that the holder of a particular Administrative Claim or Priority Claim has agreed to a different treatment of its Claim, the Plan provides that Administrative Claims and Priority Claims shall be paid in full on the Effective Date or the date on which it is Allowed;

          (x) If a Class of Claims or Interests is impaired under the Plan, at least one Class of Claims or Interests that is impaired under the Plan has accepted the Plan, determined without including any acceptance of the Plan by any insider holding a Claim or Interest of that Class; and

         (xi) Confirmation of the Plan is not likely to be followed by the liquidation or the need for further financial reorganization of the Debtors or any successor to the Debtors under the Plan, unless such liquidation or reorganization is proposed in the Plan.

      The Debtors believe that the Plan satisfies all of the statutory requirements of the Bankruptcy Code and that the Plan was proposed in good faith. The Debtors believe they have complied or will have complied with all the requirements of the Bankruptcy Code.

      3.    ACCEPTANCES NECESSARY TO CONFIRM THE PLAN

      Voting on the Plan by each holder of a Claim or Interest is important. Chapter 11 of the Bankruptcy Code does not require that each holder of a Claim or Interest vote in favor of the Plan in order for the Court to confirm the Plan. Generally, to be confirmed under the acceptance provisions of Section 1126(a) of the Bankruptcy Code, the Plan must be accepted by each Class of Claims that is impaired under the Plan by Class members holding at least two-thirds (2/3) in dollar amount and more than one-half (1/2) in number of the Allowed Claims of such Class actually voting

DISCLOSURE STATEMENT UNDER 11 U.S.C. SS. 1125 IN SUPPORT OF THE
DEBTORS' JOINT PLAN OF REORGANIZATION DATED AUGUST 21, 2000 in connection with the Plan; in connection with a Class of Interests, more than two-thirds (2/3) of the shares actually voted must accept to bind that Class. In the Plan, the Interests are deemed to have rejected the Plan. Even if all Classes of Claims and Interests accept the Plan, the Bankruptcy Court may refuse to Confirm the Plan.

      4.    CRAMDOWN

      In the event that any impaired Class of Claims or Interests does not accept the Plan, the Bankruptcy Court may still confirm the Plan at the request of the Debtors if, as to each impaired Class that has not accepted the Plan, the Plan "does not discriminate unfairly" and is "fair and equitable." A plan of reorganization does not discriminate unfairly within the meaning of the Bankruptcy Code if no class receives more than it is legally entitled to receive for its claims or equity interests. "Fair and equitable" has different meanings for holders of secured and unsecured claims and equity interests.

      With respect to a secured claim, "fair and equitable" means either (i) the impaired secured creditor retains its liens to the extent of its allowed claim and receives deferred cash payments at least equal to the allowed amount of its claims with a present value as of the effective date of the plan at least equal to the value of such creditor's interest in the property securing its liens,
(ii) property subject to the lien of the impaired secured creditor is sold free and clear of that lien, with that lien attaching to the proceeds of sale, and such lien proceeds must be treated in accordance with clauses (i) and (iii) hereof, or (iii) the impaired secured creditor realizes the "indubitable equivalent" of its claim under the plan.

      With respect to an unsecured claim, "fair and equitable" means either (i) each impaired creditor receives or retains property of a value equal to the amount of its allowed claim or (ii) the holders of claims and equity interests that are junior to the claims of the dissenting class will not receive any property under the plan.

      With respect to equity interests, "fair and equitable" means either (i) each impaired equity interest receives or retains, on account of that equity interest, property of a value equal to the greater of the allowed amount of any fixed liquidation preference to which the holder is entitled, any fixed redemption price to which the holder is entitled, or the value of the equity interest; or (ii) the holder of any equity interest that is junior to the equity interest of that class will not receive or retain under the plan, on account of that junior equity interest, any property.

      In the event one or more Classes of impaired Claims or Interests rejects or is deemed to have rejected the Plan, the Bankruptcy Court will determine at the Confirmation Hearing whether the Plan is fair and equitable and does not discriminate unfairly against any rejecting impaired Class of Claims or Interests.

      The Debtors believe that the Plan does not discriminate unfairly and is fair and equitable with respect to each Class of Claims and Interests that is impaired.

DISCLOSURE STATEMENT UNDER 11 U.S.C. SS. 1125 IN SUPPORT OF THE
DEBTORS' JOINT PLAN OF REORGANIZATION DATED AUGUST 21, 2000

                                      IV.

                           BACKGROUND OF THE DEBTORS

A.    NATURE OF THE DEBTORS' BUSINESS

      The Debtors have three main businesses. First, they are a leading provider of scheduled air freight services in the U.S., transporting air freight on scheduled routes. Second, the Debtors provide dedicated air lift in the U.S. for its scheduled freight division and customers like the U.S. Postal Service through ACMI contractual arrangements.(2) Third, the Debtors are a U.S. air logistics services provider, arranging expedited air freight pick-up and delivery using either their own aircraft and third- party ground delivery services.

      The Debtors' scheduled air freight service provides overnight delivery to and from a number of U.S. cities using its own aircraft and three "wet leased" aircraft. As of March 24, the Debtors owned 105 aircraft and held another 15 under operating leases. The aircraft range in size from the Boeing 747-200 to Mitsubishi MU2s. At March 1, 2000, the Debtors employed approximately 2,290 full-time personnel, of which approximately 426 were involved in sales and administrative functions and approximately 1,864 in maintenance and flight operations, including approximately 727 pilots. The Debtors stopped operating their wide body aircraft (747's and L-1011's) and their DC-8's before they commenced their cases. While the wide body aircraft had been used primarily for international operations, they also provided some airlift capacity for some domestic operations as well. Suspending these operations reduced both the number of aircraft operated by the Debtors as well as the number of employees.

B.    OVERVIEW OF THE DEBTORS' CURRENT CORPORATE STRUCTURE

      The following description identifies the primary business functions of each of the Debtors. The Liquidation Analysis attached as Exhibit "B" reflects the assets, liabilities and claims against each Debtor.

      Kitty Hawk, Inc. is the parent company of each of the other Debtors who are all wholly- owned subsidiaries. Kitty Hawk, Inc. provides executive management, accounting, administrative and financial management for the other Debtors.

      Kitty Hawk Aircargo, Inc. is a Part 121 certificated air carrier operating a fleet of 41 Boeing 727s and five Douglas DC-9s. Many of the 727s are used in Kitty Hawk Cargo's scheduled freight operation, while the remainder are used to service dedicated aircraft contracts for the U.S. Postal Service and BAX Global.

      Kitty Hawk Cargo, Inc. operates scheduled overnight freight service through Kitty Hawk's hub in Ft. Wayne, Indiana. Kitty Hawk Cargo services approximately 50 U.S. cities through 22 airports and serves another 28 cities by truck.

--------
      (2) According to the unaudited records, the USPS accounted for 24.0% of the Debtors' revenue.

DISCLOSURE STATEMENT UNDER 11 U.S.C. SS. 1125 IN SUPPORT OF THE
DEBTORS' JOINT PLAN OF REORGANIZATION DATED AUGUST 21, 2000

      Kitty Hawk Charters, Inc. is a Part 135 certificated air carrier operating a fleet of 19 Lear jets, one Falcon 20C jet, 8 Beechcraft BE8Ts and two Mitsubishi MU2. Charters serves as Kitty Hawk's same-day, on-demand air logistics service provider.

      Kitty Hawk International, Inc. is a Part 121 certificated air carrier operating a fleet of seven Boeing 747s, six L-1011s and six DC-8s. Three 747s and one L-1011 are used in Kitty Hawk Cargo's scheduled freight operations.(3)

      Longhorn Solutions, Inc. programs and sells aircraft maintenance scheduling software and maintains the information systems of all of the operating subsidiaries

      American International Travel, Inc. manages all of the travel arrangements for the various operating subsidiaries.

      OK Turbines, Inc. buys and sells parts for engines used on small jet aircraft.

      Aircraft Leasing, Inc. is a non-operating entity that owns and leases twelve (12) 727s and five (5) DC-9s to Kitty Hawk Aircargo.

      Flight One Logistics, Inc. is a dormant Michigan corporation.

C.    CREDITOR CLAIMS AGAINST MULTIPLE DEBTORS

      Two creditor groups, the Bank Group and the holders of the Senior Notes, have claims against each of the Debtors. The Bank Group's claim is secured by the inventory and receivables of each of the Debtors. Additionally, the Bank Group has liens on a number of other assets of the Debtors, including twelve 727s. The Bank Group's claim is approximately $108 million. The Debtors believe that the collateral securing the Bank Group's claim is worth more than the claim and that the Bank Group is fully secured.

      The Senior Notes are a direct obligation of Kitty Hawk, Inc. and are guaranteed by each of the other Debtors. The Senior Note obligation exceeds $350 million. The Senior Notes are secured by the Noteholders' Wide Body Collateral and the Noteholders' 727 Collateral (as defined in the Plan). However, the value of the Noteholders' collateral is insufficient to satisfy the Noteholders' claim. The Debtors and the Noteholders acknowledge that the Noteholders will have a significant unsecured claim ranging from $180 million to $225 million or more. Pursuant to the settlement with the Noteholders incorporated in the Plan and described in Section IV, D 2(b) of the Disclosure Statement, the Noteholders have agreed that 15% of the New Common Stock will be distributed to the holders of other unsecured claims regardless of the Noteholders' deficiency claim.

D.    EXISTING AND POTENTIAL LITIGATION

      1.    CLAIMS AGAINST THE DEBTORS.
--------
      (3) On April 30, 2000, immediately prior to the Petition Date, Kitty Hawk suspended flight operations of Kitty Hawk International.

DISCLOSURE STATEMENT UNDER 11 U.S.C. SS. 1125 IN SUPPORT OF THE
DEBTORS' JOINT PLAN OF REORGANIZATION DATED AUGUST 21, 2000

            A. SECURITIES LITIGATION AGAINST THE DEBTORS OR THEIR OFFICERS AND DIRECTORS. During April through July 2000, four purported class action lawsuits were filed against Kitty Hawk, Inc. and/or certain of its officers and directors in the United States District Court for the Northern District of Texas, Dallas
Division: (i) TODD HOLLEY V. KITTY HAWK, INC., M. TOM CHRISTOPHER AND RICHARD WADSWORTH, No. 3:00-CV-0828-P; (ii) RUSSELL SCHWEGMAN V. M. TOM CHRISTOPHER, CONRAD A. KALITTA, RICHARD R.WADSWORTH, JR. AND KITTY HAWK, INC., No. 3:00-CV-0867-P; (iii) DALE CRANDALL V. M. TOM CHRISTOPHER, CONRAD A. KALITTA, AND RICHARD R. WADSWORTH, JR., No. 3:00-CV-1102- T; and (iv) CHARLES LANDAN AND TRANS AMERICAN AIRLINES, INC. V. M. TOM CHRISTOPHER AND RICHARD R. WADSWORTH, JR., No. 3:00-CV-1623-P. Each of the complaints alleges that the defendants violated the United States securities laws by publicly issuing materially false and misleading statements and omitting disclosure of material adverse information regarding Kitty Hawk's business during the period from April 22, 1999 through April 11, 2000. Among other things, the complaints allege that the defendants materially overstated Kitty Hawk's earnings and financial condition by refusing to disclose that Kitty Hawk had deferred required maintenance and repairs on its aircraft and engines, and by refusing to timely write down the value of Kitty Hawk's obsolete aircraft that were beyond repair. Each of the complaints alleges that as a result of such alleged improper actions, the market price of Kitty Hawk's securities was artificially inflated at the time that the stockholders in the classes acquired those securities. The complaints seek monetary damages for the losses allegedly incurred by the members of the classes on whose behalf these actions are brought and equitable or injunctive relief as permitted by law. In May 2000, the court entered orders in the actions that had named Kitty Hawk as a defendant staying all claims against Kitty Hawk due to its filing for protection under Chapter 11 of the United States Bankruptcy Code. The actions were not stayed as to the individual defendants. In July 2000, the actions were consolidated into a single action. The court has entered an agreed scheduling order that requires a consolidated amended complaint to be filed after the court appoints a lead plaintiff. The individual defendants are not required to file a response until after the consolidated amended complaint is filed.

      The Claims against Kitty Hawk, Inc. asserted in these lawsuits are treated as Class 9 Claims.

            B. OTHER CLAIMS AGAINST THE DEBTORS. The Debtors and their subsidiaries are potential and/or named defendants in several other lawsuits, claims and administrative proceedings arising in the ordinary course of business, most of which have been automatically stayed pursuant to section 362(a) of the Bankruptcy Code. While the outcome of such claims, lawsuits or other proceedings against Kitty Hawk cannot be predicted with certainty, the Debtors expect that such liability, to the extent not provided for through insurance or otherwise, will not have a material adverse effect on the financial condition of Kitty Hawk or on distributions to be made under the Plan.

      2.    CLAIMS HELD BY THE DEBTORS.

            A. PREFERENCE CLAIMS. During the ninety (90) days prior to the Petition Date, the Debtors made numerous payments and other transfers to creditors on account of antecedent debts. In addition, during the one-year period prior to the filing date, the Debtors made certain transfers to, or for the benefit of, certain "insider" creditors. While most of those payments were made in the ordinary course of the Debtors' business; some of those payments may be subject to avoidance and recovery by the Debtors' estates as preferential and/or fraudulent transfers pursuant

DISCLOSURE STATEMENT UNDER 11 U.S.C. SS. 1125 IN SUPPORT OF THE
DEBTORS' JOINT PLAN OF REORGANIZATION DATED AUGUST 21, 2000

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to sections 544, 547, 548 and 550 of the Bankruptcy Code. Specifically, the
Debtors have identified payments to various creditors totaling millions of dollars that merit investigation to determine whether some or all of those payments are subject to avoidance and recovery by the Debtors. In determining whether to pursue legal remedies for the avoidance and recovery of any transfers, the likelihood of successful recovery must be weighed against the legal fees and other expenses that would likely be incurred by the Debtors. Inasmuch as the Debtors' investigation of such payments is in its initial phase, the Debtors are unable to provide any meaningful estimate of the total amount that could be recovered.

            ANY CREDITOR THAT RECEIVED A PRE-PETITION(4) payment from the Debtors after January 30, 2000 or, in the case of insiders, May 1, 1999, is hereby notified that the Reorganized Debtor may sue it to recover those payments if they constitute preferences under section 547 of the Bankruptcy Code.

            B. POTENTIAL AVOIDANCE CLAIMS AGAINST THE NOTEHOLDERS (being settled by Plan). The Plan proposes a settlement of various claims regarding the amount and the enforceability of the subsidiary guarantees of the Senior Notes. Subsidiary guarantees of a parent corporation's debt, such as the Kitty Hawk subsidiaries' guarantees of the Senior Notes, may raise the issue of whether the guaranties are fraudulent transfers under the Bankruptcy Code or applicable non-bankruptcy law. To demonstrate that the guaranties are avoidable, the Debtors must show that (a) each of the subsidiaries received less than reasonably equivalent value in exchange for the guaranty obligation, and (b) the obligation rendered the subsidiaries insolvent or left them with unreasonably small capital. The analysis is done as of the time the obligation was incurred, here, November 1997. In this case, the guarantees also include language that limits the amount of debt guaranteed to an amount just less than the amount that would make the guarantee avoidable as a fraudulent transfer. The guarantees also include provisions specifically recognizing the rights of contribution among guarantors. As a result of the rights of contribution, so long as the Debtors, on a consolidated basis, were not rendered insolvent or left with unreasonably small capital by the Senior Note obligations, no single Debtor should have been rendered insolvent by becoming obligated on the Senior Notes guaranty since each Debtor would have the right to recover from each of the other Debtors the amounts, or a portion of the amounts, it had paid on the Senior Notes in excess of its share.

            The Debtors reviewed the potential claims to avoid the guarantees and to limit the amount of debt guaranteed by each subsidiary. They also reviewed potential evidence that would be relevant to the assessment of the guarantees' enforceability and amount. Based on their review of these issues, the Debtors proposed a settlement of those claims whereby general unsecured creditors would recover more for their claims than those creditors would receive if the guarantees were enforced according to their terms. The settlement also, necessarily, provides less value to the Noteholders' deficiency claims than if the guarantees were fully enforced.

            Settling these disputes in the Plan is in the best interest of the Debtors and their creditors for a number of reasons.

--------
      (4) Payments after the May 1, 2000 Petition Date are not subject to recovery as preferences.

DISCLOSURE STATEMENT UNDER 11 U.S.C. SS. 1125 IN SUPPORT OF THE
DEBTORS' JOINT PLAN OF REORGANIZATION DATED AUGUST 21, 2000

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
      1. The risk that the Debtors will not succeed on the merits of any fraudulent transfer claim combined with the cost and likely duration of any such litigation supports settlement of the potential claims. Based on the appraised value of the assets involved in the 1997 transactions, the value of the assets acquired in the Senior Note transaction exceed by more than $100 million the amount of the Senior Note liability incurred. The audited consolidated financial statements for December 31,1997, reflect assets of $834 million and liabilities of $655 million. Under that scenario, it is doubtful that the subsidiary guarantees would be fraudulent transfers since the guaranteed liabilities would never exceed the value of the companies' assets after taking into account the contribution rights among the parties. In short, there would always have been enough assets to pay all of the liabilities with a margin of error of $179 million (being 21.5% of the total assets).

      2. Most importantly, however, the settlement in the plan provides general unsecured with a greater recovery sooner than they would receive from the likely outcome of such litigation. The Debtors' analysis of the scheduled assets and liabilities of the subsidiaries indicates that the settlement will provide each subsidiary's creditors with a significantly higher distribution percentage under the Plan than they would receive if the Debtors pursued the litigation and were unsuccessful. The settlement provides the anticipated benefit of litigation, greater recoveries for unsecured creditors, without the costs and delays of litigation. The settlement provides creditors with the right to receive distributions of New Common Stock with a value equal to approximately 30% of the creditor's claim. In contrast, without the settlement, the most that any creditor of a subsidiary would receive would be approximately 12% of its claim and creditors of many of the subsidiaries would receive substantially less.

      3. The settlement eliminates litigation delay and expense. A fraudulent transfer adversary proceeding would consume a significant amount of time and expense. It is unlikely that a trial would occur within six months. Any significant distribution to unsecured creditors would be delayed since a reserve would have to be created for the total alleged amount of the Noteholders' Claims. The value of the major assets of each subsidiary would be in issue, and the Estates would likely incur significant expenses for forensic appraisals and the depositions of the experts preparing those appraisals. If there were material misrepresentations in 1997 regarding the assets, the possible causes of action for those misrepresentations would be disputed and would require even more expenditures.

      4. Delaying confirmation to allow the litigation to proceed would increase the bankruptcy burdens on the Debtors immeasurably. The Debtors would still face all of the administrative and reporting burdens of debtors in possession. Expenditures for bankruptcy professionals would continue (at a rate of approximately $1 million per month). The "soft costs" of bankruptcy would also continue and increase as the "light at the end of the tunnel" moved further away: declining employee morale, increasingly lower employee productivity, increasing questions by customers regarding Kitty Hawk's ability to survive.

      5. Settlement also allows Kitty Hawk's management and employees to focus their time, efforts and energies towards Kitty Hawk's future operations instead of being required to devote material amounts of time and energy to events that occurred years before.

DISCLOSURE STATEMENT UNDER 11 U.S.C. SS. 1125 IN SUPPORT OF THE
DEBTORS' JOINT PLAN OF REORGANIZATION DATED AUGUST 21, 2000

                                                                              18
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            C. LITIGATION WITH INTERNATIONAL BROTHERHOOD OF TEAMSTERS ("IBT").
The IBT filed an adversary proceeding against International alleging substantial claims based on International abruptly suspending its flight operations. The suit alleges that, although the suspension occurred before the Petition Date, claims under the Collective Bargaining Agreement ("CBA") and under the WARN Act are effectively treated as super-priority administrative claims - claims ahead of all other claims in the case.

            The IBT alleges that International owes its flight crews and their union over $9 million under a number of theories. The primary theory is that the amounts owed under the CBA for unpaid salaries and benefits must be paid without regard to their priority if the CBA has not been rejected. If the IBT prevails, the recovery by the IBT would effectively eliminate all of the equity in the International's bankruptcy estate leaving little or no available cash to pay other claims. International vigorously disputes the IBT's position on the priority of its claims.

            D. LITIGATION WITH CONRAD KALITTA. In late May, 2000, Kitty Hawk commenced an arbitration proceeding against Conrad Kalitta based on the 1997 merger of the Kalitta Companies and Kitty Hawk entities. Most of the allegations in the arbitration focus on the condition of the wide body assets and whether the substantially larger maintenance costs and reduced reliability caused significant harm to Kitty Hawk. The arbitration demand alleges that either the operating expenses were too large because the status of the engines was misrepresented or there was an undisclosed material adverse event that harmed the engines. Trial of the arbitration proceeding has been postponed until Spring 2001.

            E. MISCELLANEOUS LITIGATION. The Debtors and their subsidiaries may be potential and/or named plaintiffs in several other lawsuits, claims and administrative proceedings arising in the ordinary course of business. While the outcome of such proceedings cannot be predicted with certainty, the Debtors expect that the potential recovery, as well as the costs of pursuing such claims, will not have a material effect on the financial condition of the Debtors or the distributions to be made under the Plan.

                                      V.

                         EVENTS LEADING TO BANKRUPTCY

A.    EVENTS LEADING TO CHAPTER 11 BANKRUPTCY FILING

      In 1997, Kitty Hawk expanded its level of operations and geographic scope through the acquisition and merger of the Kalitta Companies, an entity engaged in air transportation and aviation- related activities. The acquisition was financed by Kitty Hawk through a public debt offering in the amount of $340 million dollars (the "Senior Notes"). After acquiring the Kalitta Companies, Kitty Hawk commenced integration of the various entities into three units, which at the time of it bankruptcy filing, included:

o Kitty Hawk International ("International"); a FAR Part 121 certificated air carrier, which operated scheduled freight from the U.S. to various countries in the Pacific Rim using a fleet

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DEBTORS' JOINT PLAN OF REORGANIZATION DATED AUGUST 21, 2000

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      of wide body Boeing 747 freighter aircraft ("B747F"), Lockheed L-1011 freighter aircraft ("L-1011F") and a fleet of long-range McDonnell Douglas DC-8 freighter aircraft ("DC-8F"). Additionally, International operated certain wide body aircraft in support of Kitty Hawk's scheduled overnight airfreight operations located in Fort Wayne, Indiana.

o Kitty Hawk Aircargo, Inc. ("Aircargo"); a FAR Part 121 certificated air carrier engaged primarily in the air transport of domestic freight using a fleet of narrow-body aircraft ("B727- 200F") and to a lesser extent McDonnell-Douglas DC-9 ("DC-9-15F") air freighters. Aircargo's operations were substantially in support of Kitty Hawk's scheduled overnight air freight hub located in Fort Wayne, Indiana.

o Kitty Hawk Charters, Inc. ("Charters"); a FAR Part 135 certificated air carrier engaged primarily in the on-demand charter aircraft freight and passenger market using a fleet of small jet and turbo-prop aircraft.

o OK Turbines, Inc. ("OK Turbines"); a small turbine engine repair and parts-sales/support operation located in Hollister, CA, which supports Charters and other similarly situated small airlines.

      After acquiring the Kalitta Companies, Kitty Hawk proceeded to integrate the operations of the Kalitta Companies with those of Kitty Hawk's. However, in late 1999 and continuing into the first quarter of 2000, Kitty Hawk's financial performance began to deteriorate due to: (i) the unscheduled grounding of several wide body aircraft as a result of maintenance scheduling problems, including premature engine failures, (ii) the unscheduled grounding of aircraft (primarily operated by International) for repair of damage caused by various minor unrelated accidents, (iii) higher than expected maintenance costs, on the wide body fleet during the first quarter of 2000, (iv) the higher than expected fuel expenses for Kitty Hawk's scheduled overnight airfreight operations, and
(v) general softness in customer demand. Kitty Hawk, as a result, experienced a substantial decrease in projected revenues, an increase in expenses and correspondingly, a substantial decrease in cash.

      The bulk of Kitty Hawk's deteriorating operating and financial condition emanated from International. Before and after acquiring the Kalitta companies, International sustained significant losses due primarily to substantial capital expenditures required to operate and maintain an aging fleet (including engines) of B747Fs, L-1011Fs and DC-8Fs and poor overall revenue and operating performance.

      Covenants contained in the Senior Notes mandate compliance with certain maintenance provisions for the aircraft collateralizing this debt. In April 2000, Kitty Hawk projected a cash requirement in excess of $30 million to comply with these maintenance provisions. In an effort to improve its liquidity and comply with the terms of the Senior Notes, Kitty Hawk unsuccessfully pursued various asset sales, including sale-leaseback financing on its fleet of owned B727-200F aircraft.

      On April 11, 2000, Kitty Hawk publicly disclosed that as a consequence of the aforementioned events it did not have sufficient cash to pay the $16.9 million semi-annual interest

DISCLOSURE STATEMENT UNDER 11 U.S.C. SS. 1125 IN SUPPORT OF THE
DEBTORS' JOINT PLAN OF REORGANIZATION DATED AUGUST 21, 2000 installment on its Senior Secured Notes due May 15, 2000. As a result of this disclosure, general trade creditors, fuel suppliers, and other vendors eliminated payment terms, demanded immediate payment on all outstanding balances, and required pre-payment, deposits, or COD on all future purchases, causing further deterioration of Kitty Hawk's cash position.

      By late April 2000, Kitty Hawk had ceased payments on several of its aircraft leases causing a default on virtually all its lease and loan agreements. Kitty Hawk believed that various creditor actions were imminent, including the seizure of aircraft and other operating assets as well as an involuntary bankruptcy filing.

      On April 30, 2000, Kitty Hawk suspended all flight operations of International, resulting in the grounding of all of the B747F, L-1011F and DC-8F aircraft and the termination of substantially all of International's employees (including all of the flight personnel represented by the International Brotherhood of Teamsters Union).

                                      VI.

               PROGRESS DURING BANKRUPTCY AND SIGNIFICANT EVENTS

After filing for Chapter 11 protection, Kitty Hawk focused its operations around the core business lines and on the operation of a single aircraft type, the B727-200F. In addition, Kitty Hawk commenced an aggressive program to streamline maintenance, planning, administration and flight operations functions.

A.    FORT WAYNE HUB IMPROVEMENTS

      The operational results for the scheduled overnight freight operation have improved significantly since the shutdown of International. Even though the cessation of service by International reduced Fort Wayne's capacity by about 200,000 pounds per night, the resulting decrease in traffic is approximately 100,000 pounds per night, thereby improving load fact and decreasing cost per pound.

B.    FINANCIAL PERFORMANCE

      The financial results achieved by Kitty Hawk have been significantly improved from those pre- petition. In May 2000, on a fully accrued basis (including various fees and costs related to the Chapter 11 filing), Kitty Hawk earned over $1.0 million. In June 2000, the results were essentially breakeven on a fully accrued basis. Kitty Hawk believes these results are significant since they demonstrate a financial improvement as a result of the suspension of operations at International and the ability of Kitty Hawk to concentrate on its three primary business lines.

DISCLOSURE STATEMENT UNDER 11 U.S.C. SS. 1125 IN SUPPORT OF THE
DEBTORS' JOINT PLAN OF REORGANIZATION DATED AUGUST 21, 2000

C.    REVENUE PERFORMANCE IMPROVEMENT

      During June 2000, Kitty Hawk implemented an across-the-board 6 percent price increase to the scheduled hub operation and further improved its yields by increasing the premium rate for its higher yielding "EXPRESS" product and by increasing the surcharge rate on oversized freight.

      During June 2000, Kitty Hawk implemented price increases for two of its single-route contracts with the USPS resulting in approximately 10 percent improvement in revenues for these contracts. The contracts were renewed through October 2000. The third single-route contract, which renews in October 2000, is expected to yield similar increased results for Kitty Hawk.

      During May and June 2000, Kitty Hawk restructured its contract with BAX Global (which was unprofitable prior to the restructure) improving its revenue performance by increasing rates under the ACMI contracts in excess of 10 percent. Restructuring the BAX Global contract also reduced the number of dedicated aircraft from 13 to 7. The contract was extended to December 31, 2001.

D.    ADMINISTRATIVE CONSOLIDATION

      In connection with the suspension of International's flight operations and the Chapter 11 filing, Kitty Hawk commenced a comprehensive review of its various administrative departments for efficiency improvements. Kitty Hawk consolidated all general and administrative personnel to its corporate headquarters in Dallas, Texas, thus eliminating duplicative functions in Ypsilanti, Michigan and Fort Wayne, Indiana. This process is ongoing with continued improvements expected going forward.

E.    ASSET SALES

      Kitty Hawk has embarked on a series of asset sales designed to streamline its operation, eliminate surplus and/or non-strategic assets, and provide the requisite funding to expeditiously exit the Chapter 11 process as follows:

o Kitty Hawk has obtained court approval to sell its authority related to a supplemental type certificate issued by the FAA for certain cargo conversion modifications on B727-200F aircraft. The sale of the supplemental type certificate is for $3.0 million with Kitty Hawk having received a non-refundable deposit of $150,000. The remainder of the sale is expected to close in August 2000.

o Kitty Hawk has reached a preliminary agreement to sell a hangar owned by International and substantially all of Charters and OK Turbines for $22.4 million. The buyer must meet certain conditions in advance of the expected closing in October 2000.

o Kitty Hawk has reached a preliminary agreement to sell its leasehold interests (including the building improvements) in a long-term lease at Honolulu International Airport. The buyer of the leasehold is a prominent cargo airline with an agreed price is $4.45 million. The transaction is subject to various approvals including the State of Hawaii.

DISCLOSURE STATEMENT UNDER 11 U.S.C. SS. 1125 IN SUPPORT OF THE
DEBTORS' JOINT PLAN OF REORGANIZATION DATED AUGUST 21, 2000

o Kitty Hawk has obtained court approval to sell the Part 121 Operating Certificate of International for $200,000. In addition, the agreement provides that the buyer of the certificate will assume a restructured contract for pilots with the International Brotherhood of Teamsters Union. The transaction is subject to certain other conditions including a non-compete agreement by the buyer and is expected to close in August 2000.

o Kitty Hawk has reached a preliminary agreement to sell two of its surplus DC-9-15F aircraft for $5.9 million. The transaction is expected to close in September 2000.

o Kitty Hawk has scheduled a series of four auctions in August and September 2000 with an internationally prominent aviation auction firm for the liquidation of its surplus aircraft/engine spare parts, ground equipment and other inventory primarily related to the B747F, L-1011F and DC-8F fleet types.

o Kitty Hawk is actively pursuing transactions to sell other surplus assets including: (i) twelve Stage II compliant DC-8F aircraft, (ii) two additional surplus DC-9-15F, and (iii) certain fee-simple real estate located near the airport in Ypsilanti, Michigan.

F.    SIGNIFICANT ORDERS ENTERED DURING THE CASE

      During these bankruptcy cases, a number of significant Orders were issued by the Court. The most significant Orders are discussed below:

o May 2, 2000 - ORDER GRANTING JOINT ADMINISTRATION. This Order consolidated the ten cases for administrative purposes but did not substantively consolidate the debtors into one case with only one bankruptcy estate.

o May 3 and June 16, 2000 - CASH COLLATERAL ORDERS. These Orders allow the debtors to use the cash collateral of the Bank Group while reorganizing their affairs. The Orders provide, among other things, that asset sales proceeds from the Bank Group's pre-petition collateral are to be paid to the Bank Group. The Orders also preserve the adequate protection rights and remedies of the Noteholders.

o May 4, 2000, May 5, 2000 and August 11, 2000 - ORDER AUTHORIZING DEBTORS TO PAY PRE-PETITION SALARIES AND EMPLOYEE BENEFITS. The first two Orders allow the debtors to pay the pre-petition employee claims for all employees that were employed post-petition. The last Order authorized Kitty Hawk International to pay the pre-petition wage and benefit claims for its employees -- provided that the amount paid to any employee did not exceed the $4,300 priority claim limit under the Bankruptcy Code.

o June 16, 2000 - AGREED ORDER ON DEBTORS' MOTION TO ABANDON CERTAIN AIRCRAFT AND ENGINES OF KITTY HAWK INTERNATIONAL. This Order dealt with the "wide body" aircraft

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DEBTORS' JOINT PLAN OF REORGANIZATION DATED AUGUST 21, 2000

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      securing the Senior Notes. The Order effectively transferred the responsibility and liability for those aircraft to the Noteholders.

o June 23, 2000 - ORDER APPROVING MOTION TO SELL SUPPLEMENTAL TYPE CERTIFICATES. This Order allowed the sale of two Supplemental Type Certificates and associated inventory for $3 million.

o July 7, 2000 - ORDER GRANTING MOTION TO EMPLOY AUCTIONEER AND SELL SURPLUS ASSETS. This Order allowed the Debtors to assemble a substantial amount of surplus property to be auctioned by Starman Brothers. The assets became unnecessary surplus when the Debtors downsized their operations.

o August 4, 2000 - ORDER GRANTING MOTION TO APPROVE SALE OF AIR CARRIER CERTIFICATES AND MISCELLANEOUS ASSETS - This Order allowed Conrad Kalitta to purchase the FAA and DOT certificates of Kitty Hawk International for $200,000.

o August 11, 2000 - ORDER GRANTING MOTION TO MODIFY AND ASSIGN COLLECTIVE BARGAINING AGREEMENT. This Order provided for a modified Collective Bargaining Agreement to be assigned to Mr. Kalitta to govern the prospective labor relations between the startup airline he contemplates and the International Brotherhood of Teamsters. Financially, neither the Order nor the modifications affect the Kitty Hawk International Estate or claims against the Estate.

o August 3, 2000 - ORDER GRANTING MOTION TO ASSUME LEASE WITH FORT WAYNE AIRPORT AUTHORITY. This Order allowed Kitty Hawk to assume the favorable leases on the hub of its scheduled overnight freight business.

o August 3, 2000 - ORDER ON EMERGENCY MOTION TO REQUIRE THE CALLING OF AN ANNUAL SHAREHOLDERS' MEETING AND ORAL MOTION TO MODIFY EXCLUSIVITY. This Order set the annual meeting of the shareholders of Kitty Hawk for October 31, 2000, the date requested by the Debtors in response to the request by
      M. Tom Christopher that the meeting be held earlier. The later meeting date gives the Debtor time to obtain audited financial statements for 1999 and to solicit proxies in connection with the annual meeting. The Order also terminated the Debtors' exclusive period for filing a plan as to Tom Christopher so that he may file a plan of reorganization for Kitty Hawk at any time.

o , 2000 - ORDER AUTHORIZING DEBTORS' PAYMENTS AND PERFORMANCE OF OBLIGATIONS UNDER AIRCRAFT EQUIPMENT CONTRACTS PURSUANT TO 11 U.S.C. SS.1110. The Order authorized certain payments previously made by the Debtors to its aircraft lessors and creditors with purchase money security interests in aircraft and further authorized the Debtors continued performance of its obligations to these parties. If the Debtors had not obtained this relief, they would be subject to having certain aircraft repossessed.

DISCLOSURE STATEMENT UNDER 11 U.S.C. SS. 1125 IN SUPPORT OF THE
DEBTORS' JOINT PLAN OF REORGANIZATION DATED AUGUST 21, 2000

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
G.    APPOINTMENT OF CREDITORS' COMMITTEE

      The Official Committee of Unsecured Creditors was appointed by the United States Trustee on May 11, 2000. The Creditors' Committee is composed of the following creditors:

Mercury Air Group, Inc.                      Cherry-Air
5456 McConnell Avenue                        4584 Claire Chennault
Los Angeles, CA 90066                        Addison, TX 75001
[Creditor of International]                  [Creditor of Charters]

Heico Corporation                            Chevron Corporation
825 Brickell Bay Dr.                         2005 Diamond Blvd., Room 2182B
Suite 1644                                   Concord, CA 94520-5739
Miami, FL 33131                              [Creditor of International]
[Creditor of International]
                                             Avfuel Corporation
Zantop International Airlines, Inc.          P. O. Box 1387
840 Willow Run Airport                       Ann Arbor, MI 48106-1387
Ypsilanti, MI 48198-0840                     [Creditor of Aircargo]
[Creditor of Charters]

BF Goodrich Aerospace Component & Repair
5250 NW 33rd Avenue
Ft. Lauderdale, FL 33309
[Creditor of Aircargo and International]

H.    PROFESSIONALS' BEING PAID BY THE ESTATES AND FEES TO DATE

      1.    PROFESSIONALS EMPLOYED BY THE DEBTORS

      The Debtors have employed the following professionals:

Haynes and Boone, LLP                   General Counsel
Dickinson Wright, PLLC                  Special Litigation Counsel
Silverberg, Goldman and Bokoff, LLP     Special Regulatory Counsel
Ford & Harrison, LLP                    Special Labor Relations Counsel
Seabury Advisors, LLC                   Financial Advisors
Grant Thorton                           Accountants (audit)
Lain, Faulkner & Co.                    Accountants

DISCLOSURE STATEMENT UNDER 11 U.S.C. SS. 1125 IN SUPPORT OF THE
DEBTORS' JOINT PLAN OF REORGANIZATION DATED AUGUST 21, 2000

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
      2.    PROFESSIONALS EMPLOYED BY THE CREDITORS' COMMITTEE

Forshey & Prostok, L.L.P.               General Counsel
Schafer and Weiner, PC                  Co-Counsel
Jay Alix and Associates                 Financial Advisors

      3.    FEES TO DATE

      Through July 31, 2000, the Debtors incurred $__________ in fees and expenses to the professionals identified above. Of that amount, $__________ has been paid.

                                     VII.

                            DESCRIPTION OF THE PLAN

A.    INTRODUCTION

      A summary of the principal provisions of the Plan and the treatment of Allowed Claims and Interests is set out below. The summary is qualified in its entirety by the Plan.

      The Plan provides for the merger of the Debtors into a single Delaware corporation ("Reorganized Kitty Hawk" or the "Reorganized Debtor") which will be called Kitty Hawk Aircargo and for the continuation of the Debtors' core business. The majority of the Debtors' existing secured debt, as well as Administrative and Priority Claims, will be paid from cash on hand, asset sales and the proceeds of a new financing agreement. As part of a settlement with the holders of the Senior Notes, the claims against the Debtors will be consolidated for distribution purposes. The Noteholders will receive 85% of the issued and outstanding shares of stock in Reorganized Kitty Hawk. The other unsecured creditors will be treated in one of the following three ways. First, if an Allowed Unsecured Claim is $500 or less, or if the holder of the Claim elects to reduce it to $500, the Claim will be paid in full in cash. Second, holders of Allowed Unsecured Claims that are not Noteholder Claims, may receive their pro rata share of 15% of the issued and outstanding stock of Reorganized Kitty Hawk. KITTY HAWK'S PROJECTIONS AND VALUE ESTIMATES INDICATE THAT 15% OF REORGANIZED KITTY HAWK SHOULD BE WORTH APPROXIMATELY $22 MILLION (OR 1/3 OF THE GENERAL UNSECURED CLAIMS). Third, holders of Allowed Unsecured Claims that are not noteholder claims may elect to receive a discounted amount of cash in lieu of stock conditioned upon the Reorganized Debtor's ability to raise cash through a rights offering. The Plan gives the old shareholders of Kitty Hawk the right to buy up to 10% of the stock in Reorganized Kitty Hawk through a rights offering in which they will pay the estimated value of the stock on the Effective Date for the shares they purchase.

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DEBTORS' JOINT PLAN OF REORGANIZATION DATED AUGUST 21, 2000

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B.    DESIGNATION OF CLAIMS AND INTERESTS

      The following is a designation of the classes of Claims and Interests under this Plan. In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims and Tax Claims described in Article 3 of this Plan have not been classified and are excluded from the following classes. A Claim or Interest is classified in a particular class only to the extent that the Claim or Interest qualifies within the description of that class, and is classified in another class or classes to the extent that any remainder of the Claim or Interest qualifies within the description of such other class or classes. A Claim or Interest is classified in a particular class only to the extent that the Claim or Interest is an Allowed Claim or Allowed Interest in that class and has not been paid, released or otherwise satisfied before the Effective Date; a Claim or Interest which is not an Allowed Claim or Interest is not in any Class. Notwithstanding anything to the contrary contained in this Plan, no distribution shall be made on account of any Claim or Interest which is not an Allowed Claim or Allowed Interest. The Plan consolidates distributions to creditors of each of the Debtors as part of a settlement. Classes are considered separately among the Debtors for voting purposes and jointly among the Debtors for distribution purposes. The treatment provided for each Class shall be the same for each of the Debtors as if Claims against each Debtor had been separately classified.

      CLASS                                     STATUS

1.    SECURED CLAIMS

      Class 1: Bank Claims                      Impaired - entitled to vote

      Class 2: Noteholders' Secured Claims      Impaired - entitled to vote

      Class 3: Secured Claims Other Than Bank   Impaired - entitled to vote
               Claims and Claims of the
               Noteholders

2.    UNSECURED CLAIMS

      Class 4: Priority Claims                  Impaired - entitled to vote

      Class 5: Convenience Claims               Impaired - entitled to vote

      Class 6: Unsecured Noteholder Claims      Impaired - entitled to vote

      Class 7: Other Unsecured Claims           Impaired - entitled to vote

3.    INTERESTS

      Class 8: Old Common Stock                 Impaired - entitled to vote

      Class 9: Securities Claims                Impaired - deemed to have
                                                           rejected


DISCLOSURE STATEMENT UNDER 11 U.S.C. SS. 1125 IN SUPPORT OF THE
DEBTORS' JOINT PLAN OF REORGANIZATION DATED AUGUST 21, 2000

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C.    TREATMENT OF CLAIMS AND INTERESTS

      1.    ADMINISTRATIVE CLAIMS.

            A. GENERAL. Subject to the bar date provisions herein, unless otherwise agreed to by the parties, each holder of an Allowed Administrative Claim shall receive Cash equal to the unpaid portion of such Allowed Administrative Claim on the later of (a) the Effective Date or as soon as practicable thereafter, (b) the Allowance Date, and (c) such other date as is mutually agreed upon by the Debtors and the holder of such Claim; PROVIDED, HOWEVER, that Administrative Claims that represent liabilities incurred by the Debtors in the ordinary course of their business during the Reorganization Cases shall be paid by Reorganized Kitty Hawk in the ordinary course of business and in accordance with any terms and conditions of any agreements relating thereto. Payments on Administrative Claims shall be made by the Reorganized Debtor.

            B. PAYMENT OF STATUTORY FEES. All fees payable pursuant to 28 U.S.C.ss.1930 shall be paid in Cash equal to the amount of such Administrative Claim when due.

            C. BAR DATE FOR ADMINISTRATIVE CLAIMS.

                  (1) GENERAL PROVISIONS. Except as provided below in Sections 3.1(c)(iii), 3.1(c)(iv) and 3.1(c)(v), requests for payment of Administrative Claims must be Filed no later than forty-five (45) days after the Effective Date. Holders of Administrative Claims (including, without limitation, professionals requesting compensation or reimbursement of expenses and the holders of any Claims for federal, state or local taxes) that are required to File a request for payment of such Claims and that do not File such requests by the applicable bar date shall be forever barred from asserting such Claims against the Debtors, any of their affiliates or any of their respective property.

                  (2) PROFESSIONALS. All professionals or other entities requesting compensation or reimbursement of expenses pursuant to sections 327, 328, 330, 331, 503(b) and 1103 of the Bankruptcy Code for services rendered before the Effective Date (including, without limitation, any compensation requested by any professional or any other entity for making a substantial contribution in the Reorganization Case) shall File and serve on Reorganized Kitty Hawk and the Creditors' Committee an application for final allowance of compensation and reimbursement of expenses no later than forty-five (45) days after the Effective Date. Objections to applications of professionals for compensation or reimbursement of expenses must be Filed and served on Debtors and the professionals to whose application the objections are addressed no later than seventy (70) days after the Effective Date. Any professional fees and reimbursements or expenses incurred by the Reorganized Debtor subsequent to the Effective Date may be paid without application to the Bankruptcy Court.

                  (3) ORDINARY COURSE LIABILITIES. Holders of Administrative Claims based on liabilities incurred in the ordinary course of the Debtors' business (other than Claims of governmental units for taxes or Claims and/or penalties related to such taxes) shall not be required to File any request for payment of such Claims. Such liabilities shall be paid by the Reorganized Debtor as soon as practicable after the Effective Date.

DISCLOSURE STATEMENT UNDER 11 U.S.C. SS. 1125 IN SUPPORT OF THE
DEBTORS' JOINT PLAN OF REORGANIZATION DATED AUGUST 21, 2000

                  (4) CONTRACTUAL EMPLOYEE CLAIMS. Holders of Claims under employment contracts approved by the Court shall not be required to File any request for payment of such Claims and such Claims shall be paid in full on the Effective Date.

                  (5) TAX CLAIMS. All requests for payment of Administrative Claims and other Claims by a governmental unit for taxes (and for interest and/or penalties related to such taxes) for any tax year or period, all or any portion of which occurs or falls within the period from and including the Petition Date through and including the Effective Date ("Post-Petition Tax Claims") and for which no bar date has otherwise been previously established, must be Filed on or before the later of (i) 45 days following the Effective Date; and (ii) 90 days following the filing with the applicable governmental unit of the tax return for such taxes for such tax year or period. Any holder of any Post-Petition Tax Claim that is required to File a request for payment of such taxes and does not File such a Claim by the applicable bar date shall be forever barred from asserting any such Post-Petition Tax Claim against any of the Debtors, Kitty Hawk, or their respective property, whether any such Post-Petition Tax Claim is deemed to arise prior to, on, or subsequent to the Effective Date. To the extent that the holder of a Tax Claim holds a lien to secure its Claim under applicable state law, the holder of such Claim shall retain its lien until its Allowed Claim has been paid in full.

      2. TREATMENT OF PRE-PETITION PRIORITY TAX CLAIMS. Each holder of an Allowed Pre- Petition Tax Claim shall be paid by the Reorganized Debtor, pursuant to the provisions of Section 1129(a)(4)(c) of the Bankruptcy Code, in equal quarterly installments commencing on the first day of the first full month following the Effective Date (or the Allowance Date, if later) with the final payment of the remaining unpaid balance to be made on the sixth anniversary of the assessment of the tax, together with interest thereon at % per annum from and after the Effective Date until the date of final payment. The Reorganized Debtor may prepay any Priority Tax Claim without penalty or premium, or may pay any Allowed Priority Tax Claim on such terms as the holder of the Allowed Claim and the Debtors may agree. To the extent that the holder of a Priority Tax Claim holds a lien to secure its Claim under applicable state law, the lien shall remain in full force and effect until the Priority Tax Claim is paid in full. Failure by the Reorganized Debtor to timely make a payment on an Allowed Tax Claim pursuant to the terms of this Plan shall be an event of default. If the Reorganized Debtor fails to cure a default within twenty (20) days after service of written notice of default from the holder of the Allowed Tax Claim, then the holder of such Allowed Tax Claim may enforce the total amount of its Claim, plus interest as provided in this Plan, against the Reorganized Debtor in accordance with applicable state or federal laws.

D.    CLASSIFICATION AND TREATMENT OF CLASSIFIED CLAIMS AND INTERESTS

      1.    CLASS 1 - BANK CLAIMS.

            a. CLASSIFICATION: Class 1 consists of all Allowed Secured Bank Claims.

            b. TREATMENT: Class 1 is impaired and the holder of the Class 1 Claim will be entitled to vote on the Plan. The Allowed Secured Bank Claims shall be satisfied in full on the Effective Date or shall be treated on such terms as are acceptable to the Bank Group.

DISCLOSURE STATEMENT UNDER 11 U.S.C. SS. 1125 IN SUPPORT OF THE
DEBTORS' JOINT PLAN OF REORGANIZATION DATED AUGUST 21, 2000

      2.    CLASS 2 - NOTEHOLDERS' SECURED CLAIMS

            a. CLASSIFICATION: Class 2 consists of all Allowed Secured Claims of the Noteholders.

            b. TREATMENT: Class 2 is impaired, and the holders of Allowed Claims in such Class are entitled to vote on the Plan. On the Effective Date, the Reorganized Debtor shall satisfy the Noteholders' Secured Claim that is secured by the Noteholders' 727 Collateral through the payment to the Noteholders of cash equal to the current value of the 727 Collateral, which the Debtors, Indenture Trustee, and an Unofficial Committee of Noteholders have agreed(5) is [$55] million and by the delivery to the Indenture Trustee of the Net Proceeds of the Engines. To the extent that the Noteholders' Wide Body Collateral and the Engines have not been liquidated and the net proceeds paid to the Indenture Trustee prior to the Effective Date, at the option of the Noteholders, acting through the Indenture Trustee, (i) KHI shall convey the Wide Body Collateral and Engines to the Indenture Trustee, or (ii) Reorganized Kitty Hawk shall liquidate the remaining Wide Body Collateral and Engines in cooperation with the Indenture Trustee and its agents and deliver the Net Proceeds to the Indenture Trustee pursuant to the Bankruptcy Court's Orders. The Bankruptcy Court shall retain jurisdiction to enter Orders (i) approving the sale of Wide Body Collateral and Engines and (ii) confirming to purchasers that such sale is free and clear of liens, claims and any other interest in such property that arose before the Confirmation Date.

      3. CLASS 3 - SECURED CLAIMS OTHER THAN BANK CLAIMS AND CLAIMS OF THE NOTEHOLDERS.

            a. CLASSIFICATION: Class 3 consists of all Allowed Secured Claims other than the Bank Claims and the Claims of the Noteholders. Each secured creditor shall be treated as a separate sub-class of Class 3.

            b. TREATMENT: Class 3 is impaired, and the holders of Allowed Claims in such Class are entitled to vote on the Plan. At the Debtors' option, on the Effective Date (a) the Plan may leave unaltered the legal, equitable, and contractual rights of the holder of an Allowed Secured Claim, OR (b) notwithstanding any contractual provision or applicable law that entitles the holder of an Allowed Secured Claim to demand or receive accelerated payment from the Debtors after the occurrence of a default, the Debtors may cure any such default, other than a default of a kind specified in section 365(b)(2) of the Bankruptcy Code, reinstate the maturity of such Claim as such maturity existed before such default, compensate the holder of such Claim for any damages incurred as a result of any reasonable reliance by such holder on such contractual provision or such applicable law, and otherwise leave unaltered the legal, equitable or contractual rights to which such Claim entitles the holder, all pursuant to section 1124 of the Bankruptcy Code, OR (c) the Debtors may either (i) pay an Allowed Secured Claim in full, in cash, OR (ii) the Debtors may deliver to the holder of an Allowed Secured Claim the property securing such Claim, OR (iii) at Kitty Hawk's election and direction, Reorganized Kitty Hawk may deliver to the holder of an Allowed Secured Claim deferred

--------
      (5) The Debtors, the Indenture Trustee and the Unofficial Committee of Noteholders have not reached a final agreement on the value of the Noteholders' 727 Collateral.

DISCLOSURE STATEMENT UNDER 11 U.S.C. SS. 1125 IN SUPPORT OF THE
DEBTORS' JOINT PLAN OF REORGANIZATION DATED AUGUST 21, 2000 cash payments in accordance with the requirements of section 1129(b)(2)(A)(II) of the Bankruptcy Code, in all of such events, the value of such holder's interest in such property shall be determined (A) by agreement of the Reorganized Debtor and the holder of such Allowed Secured Claim or (B) if they do not agree, by the Bankruptcy Court, OR (d) the Debtors may assume and assign the contract or agreement governing an Allowed Secured Claim pursuant to section 365(b) of the Bankruptcy Code, OR (e) the Debtors may pay an Allowed Secured Claim in such manner as may be agreed to by the holder of such Claim.

      4.    CLASS 4 - PRIORITY CLAIMS.

            a. CLASSIFICATION: Class 4 consists of all non-tax Priority Claims.

            b. TREATMENT: Class 4 is impaired and, accordingly, the members of Class 4 are entitled to vote on the Plan. Unless otherwise agreed to by the parties, each holder of an Allowed Claim in Class 4 will be paid the Allowed amount of such Claim in full in cash by the Reorganized Debtor on or before the later of (a) the first practicable date after the Effective Date, (b) the Allowance Date, and (c) such other date as is mutually agreed upon by the Reorganized Debtor and the holder of such Claim.

      5.    CLASS 5 - CONVENIENCE CLAIMS

            a. CLASSIFICATION: Class 5 consists of Allowed Convenience Claims.

            b. TREATMENT: Class 5 is impaired and holders of Class 5 Claims are entitled to vote on the Plan. Each holder of an Allowed Unsecured Claim(s) that is $500 or less, or that is more than $500, but the holder of which elects on the Ballot to have its Allowed Unsecured Claim(s) reduced to $500 and treated as a single Allowed Class 5 Convenience Claim, shall receive, on the Effective Date or as soon thereafter as practicable, payment from the Debtors in cash in an amount equal to the lesser of $500 or the allowed amount of such Claim(s). Creditors electing to reduce their Claims to $500 waive the remainder of other Claims and shall not be entitled to any other distribution in this Plan or from the Debtors.

      6.    CLASS 6 - UNSECURED NOTEHOLDER CLAIMS

            a. CLASSIFICATION: Class 6 consists of all Allowed Unsecured Claims of Noteholders.

            b. TREATMENT: Class 6 is impaired and, accordingly, the members of Class 6 are entitled to vote on the Plan. Holders of Allowed Unsecured Claims in Class 6 shall receive a Pro Rata distribution of the Class 6 Stock Distribution.

      7.    CLASS 7 - OTHER UNSECURED CLAIMS

            a. CLASSIFICATION: Class 7 consists of all Allowed Unsecured Claims not included in Classes 5 or 6.

DISCLOSURE STATEMENT UNDER 11 U.S.C. SS. 1125 IN SUPPORT OF THE
DEBTORS' JOINT PLAN OF REORGANIZATION DATED AUGUST 21, 2000

            b. TREATMENT: Class 7 is impaired and, accordingly, the members of Class 7 are entitled to vote on the Plan. Holders of Allowed Unsecured Claims in Class 7 shall receive a Pro Rata distribution of the Class 7 Stock Distribution. Holders of Class 7 Claims may elect by so indicating on their ballot to have their New Common Stock redeemed by Reorganized Kitty Hawk from the Rights Offering Proceeds at a price equal to 50% of the price per share established by the Court. To the extent that a Class 7 Claimant elects to have its New Common Stock redeemed and the Rights Offering Proceeds are insufficient to redeem all of such Class 7 Claimant's shares of New Common Stock, the Class 7 Claimant's shares will be redeemed Pro Rata based on the percentage that the total shares of New Common Stock held by Class 7 Claimants electing redemption bears to the shares purchased in the Rights Offering.

      8.    CLASS 8 - OLD COMMON STOCK

            a. CLASSIFICATION: Class 8 consists of all Interests in Old Common Stock.

            b. TREATMENT: Holders of Interests in Class 8 will receive the right to purchase no less than their Pro Rata share of 5 million shares of New Common Stock pursuant to the Rights Offering at the price per share established by the Court. The Old Common Stock will be canceled.

      9.    CLASS 9 - SECURITIES CLAIMS

            a. CLASSIFICATION: Class 9 consists of all Allowed Securities
Claims.

            b. TREATMENT: Holders of Class 9 Claims shall be treated with the same priority as the Old Common Stock pursuant to Section 510(b) of the Code and will receive no distribution under the Plan.

E.    ACCEPTANCE OR REJECTION OF THE PLAN

      1. VOTING CLASSES. The holders of Claims in Classes 1, 2, 3,4, 5, 6 and 7 and Interest in Class 8 are impaired and shall be entitled to vote to accept or reject the Plan.

      2. PRESUMED REJECTION OF PLAN. The holders of Claims in Class 9 are not being solicited to accept or reject the Plan and will be deemed to have rejected the Plan.

F.    MANNER OF DISTRIBUTION OF PROPERTY UNDER THE PLAN

      1. DISTRIBUTION PROCEDURES. Except as otherwise provided in the Plan, all distributions of Cash and other property shall be made by the Reorganized Debtor on the later of the Effective Date or the Allowance Date, or as soon thereafter as practicable. Distributions required to be made on a particular date shall be deemed to have been made on such date if actually made on such date or as soon thereafter as practicable. No payments or other distributions of property shall be made on account of any Claim or portion thereof unless and until such Claim or portion thereof is Allowed.

DISCLOSURE STATEMENT UNDER 11 U.S.C. SS. 1125 IN SUPPORT OF THE
DEBTORS' JOINT PLAN OF REORGANIZATION DATED AUGUST 21, 2000

      2. DISTRIBUTION OF NEW COMMON STOCK. The Reorganized Debtor shall distribute all of the New Common Stock to be distributed under the Plan. The initial distribution of New Common Stock on account of Allowed Claims shall be on the Effective Date or as soon thereafter as practicable. The Reorganized Debtor may employ or contract with other entities to assist in or perform the distribution of New Common Stock. On each Quarterly Surplus Distribution Date, the Reorganized Debtor shall distribute to holders of Allowed Class 6 and Class 7 Claims, in accordance with the terms of the Plan, all shares in the Class 6 Stock Reserve Surplus Account and the Class 7 Stock Reserve Surplus Account, PROVIDED HOWEVER, that if, in the Reorganized Debtor's judgment, the aggregate value of the shares remaining in the Class 6 Stock Reserve Surplus Account or the Class 7 Stock Reserve Surplus Account is less than $xxx,xxx, the Reorganized Debtor may elect to hold such shares and distribute them on the next Quarterly Surplus Distribution Date. All distributions on account of Class 6 Claims shall be made by the Reorganized Debtor to the Indenture Trustee. The Reorganized Debtor shall pay all reasonable fees and expenses of the Indenture Trustee and/or the Depository Trust Corporation or Cede & Co. in acting as distribution agent as and when such fees and expenses become due without further order of the Bankruptcy Court.

      To the extent that a Class 6 Claim is a Disputed or undetermined Claim on the Effective Date, the distribution of New Common Stock allocable to the Disputed or undetermined portion of such Claim shall be deposited in the Class 6 Stock Reserve Account. To the extent that a Class 7 Claim is a Disputed or undetermined Claim on the Effective Date, the distribution of New Common Stock allocable to the Disputed or undetermined portion of such Claim shall be deposited in the Class 7 Stock Reserve Account.

      To the extent that a Class 6 or Class 7 Claim is Allowed after the Effective Date, the holder thereof shall be entitled to receive the New Common Stock reserved with respect to the Allowed amount of such Claim (including Shares representing distributions of Debtor's shares from the Class 6 Stock Reserve Surplus Account or the Class 7 Stock Reserve Surplus Account).

      3.    DISTRIBUTIONS BY INDENTURE TRUSTEE.

      Subject to any liens it may assert under the Indenture for the recovery of expenses, and subject to Section 6.4 below, the Indenture Trustee shall distribute to the record Noteholders, as appearing on the books and records of the Indenture Trustee on the Distribution Date, all cash and New Common Stock received by the Indenture Trustee under the Plan. In the event a record Noteholder is a depository or custodian for legal or beneficial owners of the Notes (such party being a "Custodian") and is unwilling to receive distributions on behalf of such owners of the Notes then the Indenture Trustee shall obtain from such Custodian a list of the parties for whom, as of the Distribution Date, it serves as custodian and/ depository and (i) the Indenture Trustee shall directly distribute to such owners of Notes their Pro Rata share of Cash received by the Indenture Trustee on Account of Class 2 Claims (subject to the lien of the Indenture Trustee) and (ii) the Indenture Trustee shall furnish to the Debtors such information as the Indenture Trustee has or may reasonably obtain that will permit the Debtors to issue New Common Stock to the owners of the Notes as appearing in the records of the Custodian, certificates for which the Debtors will forward directly to the owners. As of the close of business on the Distribution Date, the transfer ledgers with respect

DISCLOSURE STATEMENT UNDER 11 U.S.C. SS. 1125 IN SUPPORT OF THE
DEBTORS' JOINT PLAN OF REORGANIZATION DATED AUGUST 21, 2000 to the Senior Notes shall be closed and the Debtors, the Reorganized Debtor, and the Indenture Trustee shall have no obligation to recognize any transfer of the Senior Notes occurring thereafter.

      4.    SURRENDER AND CANCELLATION OF OLD SECURITIES.

      As a condition to receiving the New Securities distributable under the Plan, the record holders of Senior Notes shall surrender their Senior Notes, if held in certificate form, to the Indenture Trustee. When a holder surrenders its Senior Notes to the Trustee, the Indenture Trustee shall hold the instrument in "book entry only" until such instruments are canceled. Any holder of Senior Notes whose instrument has been lost, stolen, mutilated or destroyed shall, in lieu of surrendering such instrument, deliver to the Indenture Trustee: (a) evidence satisfactory to the Indenture Trustee of the loss, theft, mutilation or destruction of such instrument, and (b) such security or indemnity that may be reasonably required by the Indenture Trustee to hold the Indenture Trustee harmless with respect to any such representation of the holder. Upon compliance with the preceding sentence, such holder shall, for all purposes under the Plan, be deemed to have surrendered such instrument. Any holder of a Senior Note which has not surrendered or have been deemed to surrender its Senior Notes within two years after the Effective Date, shall have its Claim as a holder of Senior Notes disallowed, shall receive no distribution on account of its Claim as a holder of Senior Notes, and shall be forever barred from asserting any Claim on account of its Senior Notes. Any New Common Stock issued and held for distribution on account of such disallowed claims of holders of Senior Notes shall be returned to the Reorganized Debtor and shall be deposited in the Stock Reserve Surplus Account.

      As of the Effective Date, all Senior Notes shall represent only the right to participate in the distributions provided in the Plan on account of such Senior Notes.

      5. DISPUTED CLAIMS. Notwithstanding any other provisions of the Plan, no payments or distributions shall be made on account of any Disputed Claim until such Claim becomes an Allowed Claim, and then only to the extent that it becomes an Allowed Claim.

      6. MANNER OF PAYMENT UNDER THE PLAN. Cash payments made pursuant to the Plan shall be in U.S. dollars by checks drawn on a domestic bank selected by the Reorganized Debtor, or by wire transfer from a domestic bank, at Reorganized Debtor's option, except that payments made to foreign trade creditors holding Allowed Claims may be paid, at the option of Reorganized Debtor in such funds and by such means as are necessary or customary in a particular foreign jurisdiction. All distributions of Cash on account of Class 2 Claims shall be made to the Indenture Trustee. Upon receipt of such Cash, the Indenture Trustee shall distribute the cash as provided in Section 6.3.

      7.    DELIVERY OF DISTRIBUTIONS AND UNDELIVERABLE OR UNCLAIMED
DISTRIBUTIONS.

            A. DELIVERY OF DISTRIBUTIONS IN GENERAL. Except as provided below in
Section 6.9(b) for holders of undeliverable distributions, distributions to holders of Allowed Claims shall be distributed by mail as follows: (a) except in the case of the holder of a Senior Note, (1) at the addresses set forth on the respective proofs of claim filed by such holders; (2) at the addresses set forth in any written notices of address changes delivered to the Reorganized Debtor after the date of any related proof of claim; or (3) at the address reflected on the Schedule of Assets and Liabilities

DISCLOSURE STATEMENT UNDER 11 U.S.C. SS. 1125 IN SUPPORT OF THE
DEBTORS' JOINT PLAN OF REORGANIZATION DATED AUGUST 21, 2000

Filed by the Debtors if no proof of claim or proof of interest is Filed and the Reorganized Debtor have not received a written notice of a change of address; and (b) in the case of the holder of the Senior Notes, as provided in Sections
6.3 and 6.4 above.

            B.      UNDELIVERABLE DISTRIBUTIONS.

                    (1) HOLDING AND INVESTMENT OF UNDELIVERABLE PROPERTY. If the distribution to the holder of any Claim other than the holder of Senior Notes is returned to the Reorganized Debtor as undeliverable, no further distribution shall be made to such holder unless and until the Reorganized Debtor is notified in writing of such holder's then current address. Subject to Section 7.8(b)(ii), undeliverable distributions shall remain in the possession of the Reorganized Debtor pursuant to this Section until such times as a distribution becomes deliverable.

                    Unclaimed Cash (including interest, dividends and other consideration, if any, distributed on or received for undeliverable New Common Stock) shall be held in trust in a segregated bank account in the name of the Reorganized Debtor, for the benefit of the potential claimants of such funds, and shall be accounted for separately. Undeliverable New Common Stock shall be held in trust for the benefit of the potential claimants of such securities by the Reorganized Debtor in a number of shares sufficient to provide for the unclaimed amounts of such securities, and shall be accounted for separately.

                    (2) DISTRIBUTION OF UNDELIVERABLE PROPERTY AFTER IT BECOMES DELIVERABLE AND FAILURE TO CLAIM UNDELIVERABLE PROPERTY. Any holder of an Allowed Claim other than a holder of a Senior Note who does not assert a claim for an undeliverable distribution held by the Reorganized Debtor within one (1) year after the Effective Date shall no longer have any claim to or interest in such undeliverable distribution, and shall be forever barred from receiving any distributions under this Plan. In such cases, any New Common Stock shall be deposited in the Stock Reserve Surplus Account.

      8. DE MINIMIS DISTRIBUTIONS. No Cash payment of less than twenty-five dollars ($25.00) shall be made to any holder on account of an Allowed Claim unless a request therefor is made in writing to the Reorganized Debtor.

      9. FAILURE TO NEGOTIATE CHECKS. Checks issued in respect of distributions under the Plan shall be null and void if not negotiated within 60 days after the date of issuance. Any amounts returned to the Reorganized Debtor in respect of such checks shall be held in reserve by the Reorganized Debtor. Requests for reissuance of any such check may be made directly to the Reorganized Debtor by the holder of the Allowed Claim with respect to which such check originally was issued. Any claim in respect of such voided check is required to be made before the second anniversary of the Effective Date. All Claims in respect of void checks and the underlying distributions shall be discharged and forever barred from assertion against the Reorganized Debtor and their property.

      10. COMPLIANCE WITH TAX REQUIREMENTS. In connection with the Plan, to the extent applicable, the Reorganized Debtor shall comply with all withholding and reporting requirements

DISCLOSURE STATEMENT UNDER 11 U.S.C. SS. 1125 IN SUPPORT OF THE
DEBTORS' JOINT PLAN OF REORGANIZATION DATED AUGUST 21, 2000 imposed on it by any governmental unit, and all distributions pursuant to the Plan shall be subject to such withholding and reporting requirements.

      11. SETOFFS. Unless otherwise provided in a Final Order or in this Plan, the Debtors may, but shall not be required to, set off against any Claim and the payments to be made pursuant to the Plan in respect of such Claim, any claims of any nature whatsoever the Debtors may have against the holder thereof or its predecessor, but neither the failure to do so nor the allowance of any Claim hereunder shall constitute a waiver or release by the Debtors of any such Claims the Debtors may have against such holder or its predecessor.

      12. FRACTIONAL INTERESTS. The calculation of the percentage distribution of New Common Stock to be made to holders of certain Allowed Claims as provided elsewhere in this Plan may mathematically entitle the holder of such an Allowed Claim to a fractional interest in such New Common Stock. The number of shares of New Common Stock to be received by a holder of an Allowed Claim shall be rounded to the next lower whole number of shares. The total number of shares of New Common Stock to be distributed to a class of Claims shall be adjusted as necessary to account for the rounding provided for in this Section. No consideration shall be provided in lieu of the fractional shares that are rounded down and not issued.

      For purposes of applying this Section, the holders of Allowed Claims under or evidenced by Senior Notes shall, in the case of Senior Notes held in street name, mean the beneficial holders thereof as of the Distribution Date.

G.    TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

      The Plan constitutes and incorporates a motion by the Debtors to reject, as of the Confirmation Date, all pre-petition executory contracts and unexpired leases to which the Debtors are a party, except for any executory contract or unexpired lease that (i) has been assumed or rejected pursuant to a Final Order,
(ii) is the subject of a pending motion for authority to assume the contract or lease Filed by the Debtors prior to the Confirmation Date, or (iii) is identified in the Plan Supplement as an executory contract or lease that Debtors intend to assume. Assumption by any of the Debtors shall constitute assumption by the Reorganized Debtor as the successor to each of the Debtors. The filing of the Plan Supplement shall constitute a motion by Debtors to assume, effective on the Effective Date, the executory contracts and leases identified therein. With respect to leases and executory contracts not previously assumed, the Plan Supplement shall set forth a cure amount in accordance with section 365(b)(1) of the Bankruptcy Code for each unexpired lease and executory contract to be assumed. Unless the non-debtor parties timely object to such amount, the confirmation of the Plan shall constitute consent to the approval of the assumption of such executory contracts and unexpired leases and a determination that such cure amount is sufficient under section 365(b)(1) of the Bankruptcy Code. To the extent that there is a dispute regarding the Reorganized Debtor's ability to meet the requirements of section 365 of the Code for assumption, the Reorganized Debtor shall make the cure payments required by section 365(b)(c) following the entry of a Final Order resolving the dispute and approving assumption.

DISCLOSURE STATEMENT UNDER 11 U.S.C. SS. 1125 IN SUPPORT OF THE
DEBTORS' JOINT PLAN OF REORGANIZATION DATED AUGUST 21, 2000

      The Plan also establishes a bar date for filing claims for rejection under the Plan of an executory contract or unexpired lease.

H.    MEANS FOR EXECUTION AND IMPLEMENTATION OF THE PLAN

      1. EXIT FINANCING. On the Effective Date, the Reorganized Debtor shall enter into a loan agreement providing available funds in a sufficient amount, when combined with the Debtors' available resources, to fund the Reorganized Debtor's obligations under the Plan and to meet its ongoing business needs (the "Exit Financing"). Simultaneously with the closing of the Exit Financing transaction, the Reorganized Debtor will satisfy the Allowed Secured Claims of the Bank Group from Cash on hand and a portion of the proceeds of the Exit Financing, and the Bank Group shall, at the option of the Reorganized Debtor, either release its liens on the property of the Reorganized Debtor or assign the liens as directed by the Reorganized Debtor. The exit lender shall be granted a lien on assets of the Reorganized Debtor.

      2. RIGHTS OFFERING. The Debtors shall seek to obtain Securities and Exchange Commission approval of the Rights Offering as soon as possible after the completion of the audited 1999 financial statements for Kitty Hawk. The Reorganized Debtor will then distribute to each record holder of Old Common Stock on the Record Date one subscription right for each 3.427 shares of Old Common Stock they own ("Rights"). The Reorganized Debtor will round down to the nearest whole number, the number of Rights to be distributed to each holder of Old Common Stock.

      A shareholder may request that the subscription agent for the Rights Offering divide a Rights certificate into transferable parts, for instance, if a shareholder is the record holder for a number of beneficial holders of the New Common Stock. However, the subscription agent will not divide a Rights certificate so that a shareholder would receive any fractional Rights.

      A shareholder may exercise a subscription privilege at any time before the Subscription Deadline. The Reorganized Debtor may, in its sole discretion, extend the time for exercising the Rights. If a shareholder does not exercise Rights before the Subscription Deadline, the unexercised Rights will be null and void. The Reorganized Debtor will not be obligated to honor an exercise of Rights if the subscription agent receives the documents relating to the exercise after the Rights Offering expires, regardless of when a shareholder transmitted the documents, except when a shareholder has timely transmitted the documents under the guaranteed delivery procedures. The Reorganized Debtor may extend the expiration date by giving oral or written notice to the subscription agent on or before the scheduled expiration date. If the Reorganized Debtor elects to extend the expiration of the Rights Offering, it will issue a press release announcing the extension no later than 9:00 a.m., New York City time, on the next business day after the most recently announced expiration date.

      The Rights entitle a shareholder to the basic subscription privilege and the over-subscription privilege.

      BASIC SUBSCRIPTION PRIVILEGE. With the basic subscription privilege, a shareholder may purchase one share of the New Common Stock per Right, upon delivery of the required documents

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and payment of the subscription price (i.e. the amount per share established by the Bankruptcy Court). A shareholder is not required to exercise all Rights unless the shareholder wishes to purchase shares under the over-subscription privilege. The Reorganized Debtor will deliver certificates representing the shares purchased with the basic subscription privilege as soon as practicable after the Rights Offering has expired. Over-Subscription Privilege. In addition to the basic subscription privilege, a shareholder may subscribe for additional shares of the New Common Stock upon delivery of the required documents and payment of the subscription price, before the expiration of the Rights Offering. A shareholder may only exercise the over-subscription privilege if the shareholder exercised the basic subscnption privilege in full and other holders of Rights do not exercise their basic subscription privileges beyond the 5 million shares.

      PRO RATA ALLOCATION. If there are not enough shares to satisfy all subscriptions made under the over-subscription privilege, the Reorganized Debtor will allocate the remaining shares pro rata, after eliminating all fractional shares, among those over-subscribing Rights holders. For purposes of the Rights Offering, "pro rata" means in proportion to the number of shares of the New Common Stock which the Rights holders have purchased by exercising their basic subscription privileges. If there is a pro rata distribution of the remaining shares and a shareholder receives a pro rata allocation of a greater number of shares than subscribed for under the over-subscription privilege, then the Reorganized Debtor will allocate to the shareholder only the number of shares for which the shareholder subscribed. The Reorganized Debtor will allocate the remaining shares among all other Rights holders exercising their over-subscription privileges.

      The Reorganized Debtor will identify the subscription agent for the Rights Offering in the Plan Supplement.

      3. MERGER OF CORPORATE ENTITIES. [In one way or another, the plan will provide that the Debtors are merged and that there is only one surviving entity which will be a Delaware Corporation named Kitty Hawk Aircargo, Inc. The Debtors are investigating the best way to achieve this result.]

      4. BOARD OF DIRECTORS OF THE REORGANIZED DEBTOR. On the Effective Date, the existing directors of Kitty Hawk, Inc. shall be deemed removed from office pursuant to the operation of the Confirmation Order. On the Effective Date, the Reorganized Debtor will amend its bylaws to provide that the board of directors of the Reorganized Debtor shall be comprised of seven (7) members, five (5) of which shall be selected by the Noteholders and two (2) of which shall be selected by the Debtor. All such selections shall be by written designation filed as a Plan Document by the selecting Person. Any director not so selected on a timely basis shall be designated by the Debtor on the Confirmation Date, subject to approval of the Court. Such amended bylaws shall provide that all such directors shall serve for a one-year term and shall not be subject to removal other than for cause during the first year following the Effective Date. Such amended bylaws shall provide that thereafter directors shall be elected at annual meetings of the shareholders of the Reorganized Debtor in accordance with the bylaws of the Reorganized Debtor and applicable law.

      5. POST-CONFIRMATION MANAGEMENT. Kitty Hawk's current officers, who, except as noted, are anticipated to continue in the same jobs post-confirmation:


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      o     Tilmon J. Reeves - Chairman of the Board and Chief Executive
            Officer. Mr. Reeves has extensive experience in the airline and airfreight industries with a number of companies, including Emery and American Airlines.

      o James R. Craig - Vice President and General Counsel. Mr. Craig was Kitty Hawk's outside counsel for many years and has been its Vice President and General Counsel since 1998.

      o Jack A. ("Drew") Keith - Chief Financial Officer. Mr. Keith, formerly Kitty Hawk's lender while Wells Fargo employed him, joined Kitty Hawk in September, 1999 and became the Chief Financial Officer in April 2000.

      o Toby Skaar - Vice President of Scheduled Freight for Kitty Hawk Cargo. Mr. Skaar manages Kitty Hawk's scheduled overnight freight system.

      o Clark Stevens - President of Kitty Hawk Aircargo. Mr. Stevens is responsible for all of the ongoing aircraft operations (which excludes the operations of Kitty Hawk Charters and Kitty Hawk International).

      o Susan Hawley - Vice President-Postal. Ms. Hawley has primary responsibility for managing Kitty Hawk's relationship with the U.S. Postal Service.

      o Donny Scott - Vice President-Ground Operations. Mr. Scott manages all ground handling operations for the U.S. Postal Service and will be assuming responsibility for ground handling operations at Kitty Hawk's Fort Wayne, Indiana hub operation.

      o Davis Green - Vice President-Sales for Kitty Hawk Aircargo. Mr. Green is responsible for all of Kitty Hawk's sales efforts (excluding the U.S. Postal Service and Kitty Hawk Charters).

      o John Turnipseed - Vice President-Human Resources (Mr. Turnipseed announced his resignation shortly before this Disclosure Statement was filed).

      o Jessica Wilson - Chief Accounting Officer. Ms. Wilson is the longest serving employee in Kitty Hawk's accounting department and is responsible for maintaining the accuracy of Kitty Hawk's accounting records.

      6. CANCELLATION OF OLD SECURITIES. On the Effective Date, all Old Securities shall be terminated and canceled, and the indenture or statements of resolution governing such Old Securities shall be rendered void. Notwithstanding the foregoing, such termination will not impair the rights and duties under such indenture as between Indenture Trustee and the beneficiaries of the trust created thereby including, but not limited to, the right of the Indenture Trustee to receive payment of its fees and expenses, to the extent not paid by Kitty Hawk, from amounts distributable to holders of Senior Notes.

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      7. AUTHORIZATION AND ISSUANCE OF NEW COMMON STOCK. The Confirmation Order
shall provide for the authorization of 65 million shares of stock in the Reorganized Debtor, of which 55 million shall be the New Common Stock (the issued and outstanding shares of the Reorganized Debtor). The remaining 10 million authorized shares shall be reserved and shall not be distributed without action by the Board of Directors selected in the manner described in Section 8.4 of the Plan.

      8. REGISTRATION EXEMPTION FOR DEBTOR'S NEW COMMON STOCK. The Confirmation Order shall provide that the distribution of the New Common Stock to holders of Allowed Claims pursuant to the Plan and the Amended Certificate of Incorporation shall be exempt from any and all federal, state and local laws requiring the registration of such security, to the extent provided by section 1145 of the Bankruptcy Code.

      9. CHARTER AND BY-LAWS. The certificate of incorporation of the Reorganized Debtor shall read substantially as set forth in the Amended Certificate of Incorporation. The by-laws of the Reorganized Debtor shall read substantially as set forth in the Amended By-Laws.

      10. CORPORATE ACTION. Upon entry of the Confirmation Order, the following shall be and be deemed authorized and approved in all respects: (i) the filing by the Reorganized Debtor of the Amended Certificate of Incorporation, (ii) the Amended By-Laws, (iii) the mergers contemplated by Section 8.3 hereof, and (iv) the issuance of the New Common Stock. On the Effective Date, or as soon thereafter as is practicable, the Reorganized Kitty Hawk shall file with the Secretary of State of the State of Delaware, in accordance with applicable state law, the Amended Certificate of Incorporation which shall conform to the provisions of the Plan and prohibit the issuance of non- voting equity securities. On the Effective Date, the matters provided under the Plan involving the capital and corporate structures and governance of the Reorganized Kitty Hawk, including the mergers effectuated pursuant to Section 6.3 of the Plan, shall be deemed to have occurred and shall be in effect from and after the Effective Date pursuant to applicable state laws without any requirement of further action by the stockholders or directors of the Debtors or the Reorganized Kitty Hawk. On the Effective Date, the Reorganized Debtor shall be authorized and directed to take all necessary and appropriate actions to effectuate the transactions contemplated by the Plan and the Disclosure Statement in the name of and on behalf of the Reorganized Kitty Hawk.

      11. RELEASE OF FRAUDULENT CONVEYANCE CLAIMS. On the Effective Date, in consideration of the compromise with the holders of the Senior Notes incorporated into this Plan and more fully described in Section IV, D, 2, b of the Disclosure Statement, which settlement results in a greater distribution to holders of Allowed Unsecured Claims that are not Noteholder Claims, Reorganized Kitty Hawk, on its own behalf and as representative of the Debtors' Estates, releases the Indenture Trustee and the Noteholders, their predecessors and successors in interest, from all claims, obligations, suits, judgments, damages, rights, causes of action and liabilities whatsoever, whether known or unknown, foreseen or unforeseen, in law or in equity, based in whole or in part on an allegation that any of the Debtors' obligations on the Senior Notes, including any guaranty liabilities, are avoidable or unenforceable.

      12. OTHER RELEASES BY DEBTORS. (a) On the Effective Date, the Reorganized Debtor, on its own behalf and as representative of the Debtors' Estates, in consideration of services rendered in

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the Reorganization Case and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, releases unconditionally, and is hereby deemed to release unconditionally, each of the Debtors' present and former officers and directors, and the entities that elected such directors to the extent they are or may be liable for the actions or inactions of such directors, from any and all claims, obligations, suits, judgments, damages, rights, causes of action and liabilities whatsoever (including, without limitation, those arising under the Code), whether known or unknown, foreseen or unforeseen, existing or hereafter arising, in law, equity or otherwise, based in whole or in part on any act, omission, transaction, event or other occurrence taking place before, on or after the Petition Date up to the Effective Date, in any way relating to the Debtors (before, on or after the Petition Date), the Reorganization Case, or the Plan; PROVIDED, HOWEVER, that the foregoing release shall not apply to any action or omission that constitutes actual fraud or criminal behavior and shall not apply to any claims or causes of action against Conrad Kalitta, the Kalitta Companies or any entity owned or controlled by either.

      13. INDEMNIFICATION OBLIGATIONS. The obligations of the Debtors to indemnify their present directors and officers pursuant to charters, by-laws, and/or applicable state law shall be deemed to be, and shall be treated as though they are, executory contracts assumed under the Plan, and such obligations shall survive confirmation of the Plan and remain unaffected thereby, irrespective of whether indemnification is owed in connection with an occurrence that occurred prior to or after the Petition Date.

      14. PRESERVATION OF RIGHTS OF ACTION. Except as otherwise provided in the Plan, or in any contract, instrument, release, or other agreement entered into in connection with the Plan, in accordance with section 1123(b) of the Bankruptcy Code, Reorganized Kitty Hawk shall retain and may enforce any claims, rights and causes of action that the Debtors or the Estates may hold against any entity, including, without limitation, any claims, rights or causes of action arising under sections 544 through 551 or other sections of the Bankruptcy Code or any similar provisions of state law, or any other statute or legal theory. The Reorganized Debtor shall retain and may enforce the rights of each of the Debtors to object to Claims on any basis, including 11 U.S.C. ss. 502(d). The Reorganized Debtor may pursue those rights of action, as appropriate, in accordance with what is in the best interests of the Reorganized Debtor.

      15. OBJECTIONS TO CLAIMS. Except as otherwise provided for with respect to applications of professionals for compensation and reimbursement of expenses under Section 3.1(c)(ii) hereof, or as otherwise ordered by the Bankruptcy Court after notice and a hearing, objections to Claims, including Administrative Claims, shall be Filed and served upon the holder of such Claim or Administrative Claim not later than the later of (a) one hundred twenty (120) days after the Effective Date, and (b) one hundred twenty (120) days after a proof of claim or request for payment of such Administrative Claim is Filed, unless this period is extended by the Court. Such extension may occur ex parte. After the Effective Date, the Reorganized Debtor shall have the exclusive right to object to Claims.

      [16. RETIREE BENEFITS. On or after the Effective Date, pursuant to section 1129(a)(13) of the Bankruptcy Code, Kitty Hawk will continue to pay all retiree benefits, as that term is defined in section 1114 of the Bankruptcy Code, at the level established pursuant to subsection (e)(1)(B) or (g)

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of section 1114, at any time prior to confirmation of the Plan, for the duration of the period the Debtors have obligated themselves to provide such benefits.]

      17. EXEMPTION FROM STAMP AND SIMILAR TAXES. The issuance and transfer of Debtors' New Common Stock as provided in this Plan shall not be taxed under any law imposing a stamp tax or similar tax in accordance with 11 U.S.C.ss. 1146(c).

I.    CONDITIONS TO EFFECTIVENESS OF THE PLAN

      1. CONDITIONS TO EFFECTIVENESS. Except as expressly waived by the Debtors, the following conditions must occur and be satisfied on or before the Effective
Date:

            (a) the Confirmation Order shall have been signed by the Court and duly entered on the docket for the Reorganization Cases by the clerk of the Court in form and substance acceptable to the Debtors;

            (b) the Confirmation Order shall have become an Effective Confirmation Order and not have been stayed, modified, reversed or amended; and

            (c) the Debtors have secured exit financing in a sufficient amount, when combined with the Debtors' available resources, to fund the Reorganized Debtor's obligations under the Plan and to meet its ongoing business needs.

      2. WAIVER OF CONDITIONS. The Debtors and any co-Plan proponent may waive any condition set forth in this Article 9 at any time, without notice, without leave of or order of the Court, and without any formal action other than proceeding to consummate the Plan.

      3. NO REQUIREMENT OF FINAL ORDER. So long as no stay is in effect, the Debtors' Effective Date of the Plan will occur notwithstanding the pendency of an appeal of the Confirmation Order or any Order related thereto. In that event, the Debtors or Reorganized Debtor may seek dismissal of any such appeal as moot following the Effective Date of the Plan.

J.    EFFECTS OF PLAN CONFIRMATION

      1. BINDING EFFECT. The Plan shall be binding upon all present and former holders of Claims and Equity Interests, and their respective successors and assigns, including the Reorganized Debtors.

      2. MORATORIUM, INJUNCTION AND LIMITATION OF RECOURSE FOR PAYMENT. Except as otherwise provided in the Plan or by subsequent order of the Bankruptcy Court, the Confirmation Order shall provide, among other things, that from and after the Confirmation Date, all Persons or entities who have held, hold, or may hold Claims against or Equity Interests in the Debtors are permanently enjoined from taking any of the following actions against the Estates, the Reorganized Debtors, the Creditors' Committee, the Indenture Trustee, and the Unofficial Noteholders' Committee or any of their property on account of any such Claims or Equity Interests: (i)

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commencing or continuing, in any manner or in any place, any action or other proceeding; (ii) enforcing, attaching, collecting or recovering in any manner any judgment, award, decree or order; (iii) creating, perfecting or enforcing any lien or encumbrance; (iv) asserting a setoff, right of subrogation or recoupment of any kind against any debt, liability or obligation due to the Debtor other than through a proof of claim or adversary proceeding; and (v) commencing or continuing, in any manner or in any place, any action that does not comply with or is inconsistent with the provisions of the Plan; PROVIDED, HOWEVER, that nothing contained herein shall preclude such persons from exercising their rights pursuant to and consistent with the terms of this Plan.

      3.    EXCULPATION AND LIMITATION OF LIABILITY.

      None of the Indenture Trustee and any professional Persons retained by it; the Unofficial Noteholders' Committee, its members and any professional Persons retained by it; the Debtors and the professional Persons employed by the Debtors; any of their affiliates nor any of their officers, directors, partners, associates, employees, members of agents (collectively, the "Exculpated Persons"), shall have or incur any liability to any person for any act taken or omission made in good faith in connection with or related to the Bankruptcy Cases or actions taken therein, including negotiating, formulating , implementing, confirming or consummating the Plan, the Disclosure Statement, or any contract, instrument, or other agreement or document created in connection with the Plan. The Exculpated Persons shall have no liability to any Creditors or Equity Security Holders for actions taken under the Plan, in connection therewith or with respect thereto in good faith, including, without limitation, failure to obtain Confirmation of the Plan or to satisfy any condition or condition, or refusal to waive any condition or conditions, precedent to Confirmation or to the occurrence of the Effective Date. Further, the Exculpated Persons will not have or incur any liability to any holder of a Claim, holder of an Interest, or party-in-interest herein or any other Person for any act or omission in connection with or arising out of their administration of the Plan or the property to be distributed under the Plan, except for gross negligence or willful misconduct as finally determined by the Bankruptcy Court, and in all respect such person will be entitled to rely upon the advice of counsel with respect to their duties and responsibilities under the Plan.

      4. REVESTING. On the Effective Date, the Reorganized Debtor will be vested with all the property of the respective estates of the Debtors free and clear of all Claims and other interests of creditors and equity holders, except as provided herein; provided, however, that the Debtors shall continue as debtors in possession under the Bankruptcy Code until the Effective Date, and, thereafter, the Reorganized Debtor may conduct its business free of any restrictions imposed by the Bankruptcy Code or the Court.

      5. OTHER DOCUMENTS AND ACTIONS. The Debtors, the Debtors-In-Possession, and Reorganized Kitty Hawk may execute such documents and take such other action as is necessary to effectuate the transactions provided for in the Plan.

      6. POST-CONSUMMATION EFFECT OF EVIDENCES OF CLAIMS OR INTERESTS. Senior Notes, Old Common Stock certificates, and other evidences of Claims against or Interests in the Debtors shall, effective upon the Effective Date, represent only the right to participate in the distributions contemplated by the Plan.

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      7. TERM OF INJUNCTIONS OR STAYS. Unless otherwise provided, all injunctions or stays provided for in the Reorganization Cases pursuant to sections 105 or 362 of the Bankruptcy Code or otherwise and in effect on the Confirmation Date shall remain in full force and effect until the Effective Date.

K.    CONFIRMABILITY OF PLAN AND CRAMDOWN.

      The Debtors request Confirmation under section 1129(b) of the Bankruptcy Code if any impaired class does not accept the Plan pursuant to section 1126 of the Bankruptcy Code. In that event, the Debtor reserves the right to modify the Plan to the extent, if any, that Confirmation of the Plan under section 1129(b) of the Bankruptcy Code requires modification.

L.    RETENTION OF JURISDICTION.

      The Plan provides for the Bankruptcy Court to retain the broadest jurisdiction over the reorganization case as is legally permissible so that the Bankruptcy Court can hear all matters related to the consummation of the Plan and the claims resolution process. The Plan specifically retains jurisdiction for the Bankruptcy Court to enter orders (a) approving the sale of the Noteholders' Wide Body Collateral and (b) confirming that such sale is free and clear of all liens, claims and interests in property that arose before the Confirmation Date.

                                     VIII.

                            FEASIBILITY OF THE PLAN

A.    FEASIBILITY

      Kitty Hawk carefully reviewed its options for future operations. In doing so, it charted a course that should provide it with stable operations in the upcoming years. Its strategy for future operations is grounded in fundamental business strategies - sound capitalization (through avoiding excessive debt), concentration in an area with demonstrated growth potential, streamlined operations (operating a single type of aircraft) and conservative financial forecasting. These "fundamentals" should keep Kitty Hawk from a "round trip" back into bankruptcy court.

      The projections for Reorganized Kitty Hawk's future operations, as well as the assumptions supporting these projections, are set forth in Exhibit "A."

      1.    BUSINESS STRATEGY

      Kitty Hawk's business strategy is based upon the premise of the following macroeconomic trends:

      o     Increasing Demand for Airfreight

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            The primary demand drivers of air cargo growth are: (i)
            globalization of trade and "just-in-time" inventory management, (ii) manufacturer outsourcing of shipping and logistics functions, (iii) consumer demand for foreign goods, (iv) diversity of geographical regions served and product transported, (v) increased trade spurred by floating exchange rates, and (vi) continued expansion of free trade. According to Boeing's 1998/1999 World Air Cargo Forecast, global airfreight, as measured by freight ton-miles, has grown at an eight percent CAGR since 1980. The air cargo market within the U.S. is forecast to average 4.9 percent in the period 1998 through 2007 and 5.0 percent for the period 1998 through 2017.

      o     Increased Requirement for Time-definite Delivery

            The projected growth in airfreight demand is partially attributable to overall changes in business and new air cargo-eligible commodities, such as those resulting from on- line and customer-direct retail sales. Reliability and time-definite delivery have joined price and speed, traditional factors considered in shipping by air, to become significant factors in bolstering demand. Moreover, airfreight has evolved from an "airport-to- airport" service to a "door-to-door" service, requiring the effective integration of ground and air logistics as part of an overall production process. The requirement for time-definite delivery, which effectively has fueled the growth of the small-package and overnight segment of the airfreight industry, is now impacting the heavyweight sector.

      o     Increasing Demand for Dedicated Air Freighter Capacity

            Although over half of all airfreight is presently transported on scheduled passenger aircraft, freighter aircraft continue to increase their share of total world cargo capacity relative to cargo transportation in passenger aircraft. Bolstering this trend is the projected slower passenger traffic growth relative to growth in airfreight, which translates into slower growth in the scheduled passenger aircraft fleet and consequently in lower-hold cargo capacity. Increasingly important has been the trend toward the ubiquitous use of smaller aircraft by the scheduled passenger airlines, including regional jets, which reduces cargo capacity. As passenger load factors and passenger related baggage rises, space available for freight is reduced.

      Kitty Hawk's business strategy includes the following primary lines of business:

      o     Scheduled Airfreight Overnight System

            A growing number of U.S. shippers require expedited time-definite heavyweight shipments. Kitty Hawk believes that the heavyweight segment of the U.S. expedited cargo market is currently underserved and that the marketplace will increase its demand for a provider focused solely on the heavyweight, time-definite freight market. Asset-based/integrated carriers, such as Airborne, FedEx, UPS, USPS (referred to collectively as the "Integrated Carrier(s)") have been able to garner a

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            larger share of the heavyweight airfreight market because they presently offer the only time-definite service available to shippers.

            Kitty Hawk differentiates its scheduled overnight freight operations in the marketplace with time-definite systems that enable freight forwarders to provide superior performance with respect to the features of service that are most critical to shippers of heavyweight freight: highly reliable and scheduled on-time delivery, superior customer service, track and trace service and reasonable prices. Kitty Hawk expects to expand its position as the critical component to freight forwarders, enabling them to increase their share of the total U.S. domestic expedited cargo market against further encroachment by the Integrated Carriers.

      o     USPS

            Kitty Hawk has historically performed a variety of services for the USPS, ranging from regularly scheduled delivery throughout the year to special contracts to meet increased demand during the holiday season during the fourth quarter of the calendar year. Kitty Hawk's USPS contracts generally allow it to pass-through fuel costs, landing charges and other variable costs. Accordingly, Kitty Hawk is not generally at risk of loss in the event that these variable costs increase during the term of these fixed-price arrangements.

      o     ACMI Services

            Freighter aircraft continue to increase their share of total world cargo capacity relative to cargo transportation in passenger aircraft. As a result of this trend Kitty Hawk believes that there is an increasing demand for dedicated airlift in support of shippers. As of August 1, 2000, Kitty Hawk has seven Boeing 727-200F aircraft dedicated to BAX Global pursuant to ACMI contracts. Although Kitty Hawk does not necessarily intend to increase the number of aircraft devoted to this business line, it expects to obtain higher rate for the ACMI Service provided by upgrading all of the aircraft in its ACMI business to higher gross weight B727-200F powered by JT8D-15 engines.

      2.    FACTORS ENHANCING KITTY HAWK'S FUTURE BUSINESS PROSPECTS

            A.    DIVERSIFIED REVENUE BASE

            Kitty Hawk plans to maintain revenue diversification through participation in three complementary core markets segments of the airfreight industry: (i) scheduled overnight airfreight, (ii) USPS and (iii) ACMI Services. Kitty Hawk believes that its diversification strategy allows it to mitigate risk by placing a portion of its fleet under contract at fixed rates (i.e. USPS and ACMI Services).

            B.    LARGE MARKET IN AN UNDER-SERVED, GROWING INDUSTRY SEGMENT


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            Kitty Hawk believes that the heavyweight freight segment of the U.S.
expedited cargo market is currently being underserved because much of the existing freight service is dependent upon operational systems designed for other types of traffic (i.e. small packages). Kitty Hawk expects to enhance its position as critical component to the freight forwarder market, enabling intermediaries such as freight forwarders to protect and expand their share of the total U.S. domestic expedited cargo market against further encroachment by the Integrated Carriers.

            C.    EFFICIENT, UTILITARIAN AIRCRAFT FLEET

            Kitty Hawk expects to conduct its operations with a fleet of company-operated B727- 200F aircraft. The B727-200F is considered to be one of the most versatile and cost-effective freighter aircraft in its category. By focusing its operation on a single aircraft type Kitty Hawk expects to improve overall efficiencies, through reduced maintenance costs, reduced flight crew and maintenance personnel training and reduced spare part inventories. In operating a common aircraft type, Kitty Hawk believes it will also be able to streamline hub operations for its scheduled airfreight services, which is expected to improve overall customer service.

            D.    LOW COST OPERATOR OF B727-200F

            Kitty Hawk believes that it is one of the lowest cost operators of the B727-200F in cargo operations. The table set forth below summarizes cockpit crew and maintenance costs on a per block hour basis for select U.S. operators of the B727-200F for the calendar year ending December 31, 1999.

                       Costs Per Block Hour of Operation

                                                FEDERAL
                            DHL                 EXPRESS              EXPRESS ONE               UPS                KITTY HAWK
------------------ --------------------- ---------------------  --------------------- ---------------------  ---------------------
Cockpit Crew       $          863        $       1,569          $        897          $        1,439         $        473
------------------ --------------------- ---------------------  --------------------- ---------------------  ---------------------
Maintenance                 1,466                1,432                 1,312                   3,669                1,179
------------------ --------------------- ---------------------  --------------------- ---------------------  ---------------------
Daily Block                 5.1                   2.7                    8.1                   1.7                    3.9
Hour
Utilization
------------------ --------------------- ---------------------  --------------------- ---------------------  ---------------------
Number of                    6                    70                      3                     8                     38
B727-200F
Aircraft in
Fleet
------------------ --------------------- ---------------------  --------------------- ---------------------  ---------------------

      SOURCE:  DEPARTMENT OF TRANSPORTATION FORM 41

            E.    SIGNIFICANT OPPORTUNITY TO EXPAND FORT WAYNE HUB

            Based on its current level of operations, Kitty Hawk's typical throughput utilizes approximately 50 percent of the facility's capacity. By 2005, Kitty Hawk expects to increase utilization to 65 percent of capacity. Fort Wayne International Airport provides Kitty Hawk with access to a 12,000 foot lighted runway equipped for full instrument approach which allows for flights to be operated anywhere on the globe using all current and prospective freighter aircraft in service.

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DEBTORS' JOINT PLAN OF REORGANIZATION DATED AUGUST 21, 2000

            F.    SUBSTANTIAL LEVERAGE TO ATTRACT STRATEGIC PARTNER(S)

            Kitty Hawk believes its scheduled overnight airfreight operations are ideally suited to complement the requirements of strategic alliance partners such as an international airfreight carrier, freight forwarders and surface transport cargo operators. Kitty Hawk's new facility in Fort Wayne is capable of handing transoceanic freighter services from across the Atlantic and Pacific Rim.

            Kitty Hawk believes that there is a strategic fit with surface-based freight carriers. Fort Wayne is geographically positioned such that more than 65 percent of the total U.S. and Canadian population are within 650 miles. Access to global and coastal markets is provided in record time. Fort Wayne is currently served by two major rail freight services operated by Norfolk Southern Rail Road and Conrail. Additionally, 43 trucking firms operate terminal in Fort Wayne, and serve all states as well as Canada and Mexico.

B.    ALTERNATIVES TO CONFIRMATION OF THE PLAN

      There are three possible consequences if the Plan is rejected or if the Bankruptcy Court refuses to confirm the Plan: (a) the Bankruptcy Court could dismiss the Debtors' Chapter 11 bankruptcy cases, (b) the Debtors' Chapter 11 bankruptcy cases could be converted to liquidation cases under Chapter 7 of the Bankruptcy Code or (c) the Bankruptcy Court could consider an alternative plan of reorganization proposed by some other party.

      1.    DISMISSAL

      If the Debtors' bankruptcy cases were to be dismissed, the Debtors would no longer have the protection of the Bankruptcy Court and the applicable provisions of the Bankruptcy Code. The Bank Group would immediately exercise its rights as a secured creditor to foreclose and liquidate the Debtors' most valuable assets. The Noteholders would similarly exercise their rights with respect to the Noteholders' 727 Collateral. Dismissal would force a race among other creditors to take over and dispose of any remaining assets. In the event of dismissal, even the most diligent unsecured creditors would likely fail to realize any significant recovery on their claims.

      2.    CHAPTER 7 LIQUIDATION

      If the Plan is not confirmed, it is possible that the Debtors' Chapter 11 cases will be converted to cases under Chapter 7 of the Bankruptcy Code, in which a trustee would be elected or appointed to liquidate the assets of the Debtors for distribution to creditors in accordance with the priorities established by the Bankruptcy Code. Whether a bankruptcy case is one under Chapter 7 or Chapter 11, secured creditors, Administrative Claims and Priority Claims are entitled to be paid in cash and in full before unsecured creditors receive any funds.

      If the Debtors' Chapter 11 cases were converted to Chapter 7, the present Priority Claims may have a priority lower than priority claims generated by the Chapter 7 cases, such as the Chapter 7 trustee's fees or the fees of attorneys, accountants and other professionals engaged by the trustee.

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DEBTORS' JOINT PLAN OF REORGANIZATION DATED AUGUST 21, 2000

      The Debtors believe that liquidation under Chapter 7 would result in far smaller distributions being made to Creditors than those provided for in the Plan. Conversion to Chapter 7 would give rise to (a) additional administrative expenses involved in the appointment of a trustee and attorneys and other professionals to assist such trustee; (b) additional expenses and Claims, some of which would be entitled to priority, which would be generated during the liquidation and from the rejection of leases and other executory contracts in connection with a cessation of the Debtors' operations; and (c) a failure to realize the going concern value of the Debtors' assets. In a Chapter 7 liquidation, it is likely that general unsecured creditors would receive a significantly smaller distribution on their claims. See Liquidation Analysis attached as Exhibit "B."

      3. CONFIRMATION OF AN ALTERNATIVE PLAN. If the Plan is not confirmed, it is possible that the Debtors or a third party would file and pursue confirmation of an alternative plan. The Debtors believe the Plan provides the best prospect for reorganizing the Debtor and maximizing creditor recoveries that can be achieved quickly. The Debtors believe that any material delay in the Debtors' exit from bankruptcy will harm its business and lessen creditor recoveries. By exiting bankruptcy quickly, the Debtors will eliminate the expense of being in bankruptcy (currently approximately $1 million per month). A quick confirmation will also assist the Debtors in maintaining the confidence of their key customers.

                                      IX.

                                 RISK FACTORS

The following discussion addresses the risk factors that may affect the Reorganized Debtor's ability to meet its projections as well as the value of the New Common Stock.

A.    KITTY HAWK RELATED RISKS

      1.    DEPENDENCE ON SIGNIFICANT CUSTOMERS

      Kitty Hawk's three largest customers are the U.S. Postal Service, BAX Global and Eagle Airfreight. Of Kitty Hawk's total revenues in 1999, the USPS accounted for $175.9 million, or 24 percent; BAX Global accounted for $63.7 million, or 8.7 percent; and Eagle Airfreight accounted for $128.4 million, or
17.6 percent. Of its total revenues in 1998, the USPS accounted for $120 million, or 16.8 percent; BAX Global accounted for $71.5 million, or 10%; and Eagle Airfreight accounted for $54.2 million, or 7.7 percent.

      As of August 1, 2000, Kitty Hawk had 13 B727-200 aircraft under contract to the USPS. The USPS awards contracts periodically pursuant to a public bidding process which incorporates: (i) quality of service, (ii) financial stability of shipper, and (iii) price. The USPS contracts include both multi-year and seasonal contracts. While the multi-year contracts typically have terms of six years with renewal options, bids for contracts to provide holiday season charters during the fourth quarter of each calendar year are generally submitted in the summer of each year and are awarded in August of the same year. Kitty Hawk's CNET contract was first granted in 1996. It had a renewal option

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DEBTORS' JOINT PLAN OF REORGANIZATION DATED AUGUST 21, 2000
limited only by the Procurement Manual's 5-year limit. Each year the contract has been renewed and negotiated under a new contract number. The Procurement Manual's 5-year limit was removed in 1997. Thus, the CNET contract for 1999 (CNB-9901) permits unlimited renewal. The 2000 renewal has not yet been awarded, but Kitty Hawk is working with the USPS in the apparently mutual expectation of the award. Kitty Hawk's inability to demonstrate appropriate financial capacity and stability or its inability to remain competitive with respect to quality of service and price could have a material adverse effect on its ability to retain such contracts. Kitty Hawk's inability to retain such contracts in the future would have a material adverse effect on its business. Kitty Hawk's contracts with the USPS are subject to termination at the convenience of the USPS, but in such a case, the USPS would be required to pay Kitty Hawk for services provided to the date of termination and reimburse Kitty Hawk for settlement expenses with suppliers and subcontractors for certain capital expenditures made under the cancelled contract.

      BAX Global leases seven aircraft from Kitty Hawk pursuant to an ACMI contract. BAX Global may terminate the contract if, among other reasons, Kitty Hawk does not meet specified on- time performance standards [or if majority ownership or control of Kitty Hawk is acquired by a competitor of BAX Global.] The loss of this customer, or a reduction in pounds shipped by BAX Global, could have a material adverse effect on Kitty Hawk's business.

      2.    EMPLOYEE RELATIONS

      Kitty Hawk's employees have been subject to union organization efforts from time to time, and Kitty Hawk believes they are likely to be subject to future unionization efforts as its operations expand. Several months ago, Aircargo's flight crew members (727-100, 727-200 and DC-9), in an election under the Railway Labor Act, voted overwhelmingly by write-in to be represented by the Air Line Pilots Association ("ALPA"), in preference to the International Brotherhood of Teamsters and an unaffiliated employee group calling themselves the Kitty Hawk Pilots Association ("KHPA"), which were on the ballot. ALPA declined to accept representation. KHPA then petitioned for another election, which is now being conducted, in which only KHPA is on the ballot. Ballots are expected to be counted in September, 2000. Although Kitty Hawk believes it has excellent employee relations, the unionization of its workforce could result in higher employee compensation and working condition demands that could increase Kitty Hawk's operating costs or constrain its operating flexibility.

B.    AIRCRAFT RELATED RISKS

      1. FUTURE OPERATIONS BASED ON CONTINUED ACCEPTANCE OF SCHEDULED AIRFREIGHT

      Kitty Hawk's business plan is based substantially on the continued acceptance of a scheduled overnight airfreight network in support of the freight forwarders. Kitty Hawk believes there are over 3,500 freight forwarders in business today, which could comprise a substantial portion of Kitty Hawk's customer base. Recently, there has been an increase in the number of mergers and consolidations among freight forwarders. Certain of the larger freight forwarders have periodically contracted for dedicated air freighter capacity in lieu of using Kitty Hawk's services. The continued consolidation of this sector could have a material adverse impact on Kitty Hawk's business.

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DEBTORS' JOINT PLAN OF REORGANIZATION DATED AUGUST 21, 2000

      2.    DEPENDENCE ON AIRCRAFT AVAILABILITY

      Kitty Hawk's revenues are dependent on having aircraft available for revenue service. The CNET contract depends very heavily on contracted third-party aircraft. The biggest risk-factors for CNET are probably the inability to obtain contract lift commitments without guaranteed pre-payments by letters of credit ('LCs") or deposit before Kitty Hawk obtains the enforceable commitment of the USPS, the possibility that Kitty Hawk will be unable to find the cash resources to supply those LCs or make those deposits, and the risk that having supplied the LCs or made the deposits, Kitty Hawk does not obtain or lose the CNET contract. It is also increasingly true of the Fort Wayne hub operation that Kitty Hawk relies on third-party lift, as it expands the use of wet-leased A300s. Any time Kitty Hawk uses third-party lift, it incurs the risk that the supplier defaults for any reason, leaving Kitty Hawk without replaceable lift - this is a major exposure in CNET, where Kitty Hawk depends heavily on a few carriers to supply the bulk of the lift. In the past, Kitty Hawk has experienced unanticipated Federal Aviation Administration ("FAA") Airworthiness Directives ("Directives") or excessive unscheduled maintenance due to equipment failures, or accidental damage, that has made its own or third-party contracted aircraft unavailable for revenue service. In the event one or more of Kitty Hawk's aircraft or its third-party contracted aircraft are out of service for an extended period of time, whether due to Directives, unscheduled maintenance, accidents or otherwise, Kitty Hawk may be forced to lease or purchase replacement aircraft and may be unable to fulfill its obligations under customer contracts. Kitty Hawk cannot assure that, if necessary, it could locate suitable replacement aircraft on acceptable terms. Loss of revenue from any such business interruption, damages for non-performance under customer contracts, or costs to replace aircraft could have a material adverse effect on Kitty Hawk's business.

      Kitty Hawk's business plan includes acquiring additional heavyweight B727-200F aircraft for its scheduled overnight freight operations and its ACMI Services. Kitty Hawk's business plan for its scheduled overnight freight operations also includes acquiring, pursuant to an ACMI contract, additional A300F aircraft. Inability to procure B727-200F and/or A300F aircraft on reasonable terms, or if at all, could have a material adverse effect of Kitty Hawk's business.

      3.    CAPITAL INTENSIVE NATURE OF AIRCRAFT OWNERSHIP

      Kitty Hawk's airfreight carrier business is highly capital intensive. In order to expand its airfreight carrier business, Kitty Hawk intends to acquire used jet aircraft, primarily B727-200F aircraft. Used aircraft typically require certain modifications, including reconfiguring the aircraft from passenger to cargo use and depending upon its prior operator and use, installing equipment to make the aircraft more compatible with the Kitty Hawk fleet or to comply with the noise regulations. The market for used jet aircraft is volatile and can be adversely affected by limited supply, increased demand, and other market factors. Kitty Hawk cannot assure that it will be able to purchase and, if necessary, modify additional B727-200F aircraft at favorable prices or that it will have or be able to obtain sufficient resources with which to make such acquisitions.

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DEBTORS' JOINT PLAN OF REORGANIZATION DATED AUGUST 21, 2000

      4.    AGING AIRCRAFT REGULATIONS; POTENTIAL COMPLIANCE COSTS

      All of Kitty Hawk's Boeing 727-200F aircraft and its third-party contracted aircraft used in the scheduled-freight operation are subject to FAA Airworthiness Directives ("Directives") issued at any time. These Directives can cause Kitty Hawk or the operator to conduct extensive examinations and structural inspections of its aircraft and to make modifications to its aircraft to address or prevent problems of corrosion and structural fatigue among other things. Kitty Hawk's or the operator's cost to comply with such Directives issued by the FAA cannot currently be estimated, but could be substantial and, if material, could have a material adverse effect on Kitty Hawk's business.

      As of August 1, 2000, Kitty Hawk's fleet under its Part 121 certificate consists primarily of B727-200F aircraft. The FAA has issued certain Directives that subject B727-200 operators to extensive aircraft examinations and require B727-200 aircraft to undergo structural inspections and modifications to address problems of corrosion and structural fatigue and freighter conversion related issues. A Directive requiring significant modifications to this aircraft type could require Kitty Hawk to invest significant additional funds in its aircraft or potentially ground its fleet pending compliance.

      Kitty Hawk cannot predict when and whether new Directives covering its aircraft will be promulgated, and there can be no assurance that compliance with these Directives will not adversely affect Kitty Hawk's business, financial condition or results of operations.

C.    INDUSTRY RELATED RISKS

      1.    CYCLICALITY AND SEASONALITY OF BUSINESS

      Kitty Hawk provides services to numerous industries and customers that experience significant fluctuations in demand based on economic conditions and other factors beyond its control. Demand for its services could be materially adversely affected by downturns in its customers' businesses. Kitty Hawk believes a significant percentage of its revenues derived from its scheduled airfreight operations will continue to be generated by the U.S. automotive industry, which has historically been a cyclical industry. A contraction in the U.S. automotive industry, a prolonged work stoppage or other significant labor dispute involving that industry, or a reduction in the use of air transportation could have a material adverse effect on Kitty Hawk's business.

      Additionally, the air cargo industry itself is seasonal in nature with a majority of the industry's flying activities being conducted in the second half of the year (principally the fourth quarter) as more air cargo is transported in anticipation of and during the December holiday season. A significant portion of Kitty Hawk's profitability of Kitty Hawk is dependent on the ability of Kitty Hawk to conduct a significant portion of its flying activities during this critical period. Certain of Kitty Hawk's customers engage in seasonal businesses, especially the USPS, and customers in the U.S. automotive industry. As a result, Kitty Hawk's airfreight carrier business has historically experienced its highest quarterly revenues and profitability during the last three months of the year due to the peak holiday season activity of the USPS in the fourth quarter of the calendar year and during the period from June 1 to November 30 when production schedules of the U.S. automotive industry typically increase.

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DEBTORS' JOINT PLAN OF REORGANIZATION DATED AUGUST 21, 2000

Consequently, Kitty Hawk historically experiences its lowest quarterly revenue and profitability during the first three months of the year.

      2.    VOLATILITY OF AIR FREIGHT SERVICES MARKET

      The demand for airfreight services is highly dependent on the strength of both the domestic and global economy. Although the airfreight services industry has experienced strong growth over the last several years, general economic downturns, particularly any downturn affecting North America, could have a material adverse effect on Kitty Hawk's business.

      3.    GOVERNMENT REGULATION

            A.    GENERAL

            Under Title 49 of the United States Code (formerly the Federal Aviation Act of 1958, as amended), the Department of Transportation ("DOT") and the FAA exercise regulatory authority over Kitty Hawk. Kitty Hawk has obtained the necessary authority to conduct flight operations, including a Certificate of Public Convenience and Necessity from the DOT and an Air Carrier Operating Certificate from the FAA, however, the continuation of such authority is subject to continued compliance by Kitty Hawk with applicable statutes, rules and regulations pertaining to the airline industry, including any new rules and regulations that may be adopted in the future. All air carriers are subject to the strict scrutiny of FAA officials and to the imposition of regulatory demands that can negatively affect their operations.

            B.    INTERNATIONAL REGULATION

            Although Kitty Hawk does not presently conduct any material international operations, it may do so in the future. As such Kitty Hawk's international operations would be governed by air services agreements between the U.S. and foreign countries in which Kitty Hawk may operate. Under certain of these air services agreements, traffic rights in those countries are available to only a limited number of, and in some cases only one or two, U.S. air carriers and are subject to approval by the applicable foreign regulators, limiting growth opportunities in such countries.

            C.    STOCK OWNERSHIP BY NON-U.S. CITIZENS

            Under current federal aviation law, Kitty Hawk could cease to be eligible to operate as an airfreight carrier if more than 25 percent of its voting stock were owned or controlled by non- U.S. citizens. Moreover, in order to hold an airfreight carrier certificate, the president and two-thirds of the directors and officers must be U.S. citizens. Kitty Hawk expects that its Plan of Reorganization will not result in a stock ownership profile that will result in more than 25% being held by non-U.S. citizens. There are provisions in the certificate of incorporation of Kitty Hawk, Inc. that limit the voting power of non-U.S. stockholders to protect against this risk. Similar provisions will be in the certificate of incorporation of the Reorganized Kitty Hawk.

DISCLOSURE STATEMENT UNDER 11 U.S.C. SS. 1125 IN SUPPORT OF THE
DEBTORS' JOINT PLAN OF REORGANIZATION DATED AUGUST 21, 2000

            D.    NOISE ABATEMENT REGULATIONS

            Airline operators must comply with FAA noise control regulations primarily promulgated under the Airport Noise and Capacity Act of 1990 (the "Noise Regulations"). Under the Noise Regulations, in general, as of January 1, 2000, each jet aircraft operated in the U.S. must comply with Stage 3 of the Noise Regulations. All of the aircraft currently operated by Kitty Hawk are in compliance with Stage 3 of the Noise Regulations. Any jet aircraft that Kitty Hawk may add to its fleet must meet Stage 3 of the Noise Regulations before it can be operate the aircraft in revenue service. Certain airport operators have adopted local regulations that, among other things, impose various time curfews and other noise limiting requirements and other airport operators may adopt similar restrictions in the future.

            E.    SAFETY, TRAINING AND MAINTENANCE REGULATIONS

            Virtually every aspect of Kitty Hawk's air carrier operations is subject to extensive FAA regulation, including the areas of safety, training, and maintenance. To ensure compliance with FAA rules and regulations, the FAA routinely inspects air carrier operations and aircraft and proposes civil monetary penalties in the event of non-compliance. Periodically, the FAA focuses on particular aspects of air carrier operations occasioned as a result of a major incident. These types of inspections and regulations often impose additional burdens on air carriers and increase their operating costs. Kitty Hawk cannot predict when it will be subject to such inspections or regulations, or the impact of such inspections or regulations. Other regulations promulgated by state and federal Occupational Safety and Health Administrations, dealing with the health and safety of its employees, impact Kitty Hawk's operations. This extensive regulatory framework, coupled with federal, state and local environmental laws, imposes significant compliance burdens and risks that substantially affect Kitty Hawk's operational costs.

            F.    HAZARDOUS MATERIALS REGULATIONS

            The FAA exercises regulatory jurisdiction over transporting hazardous materials. Kitty Hawk regularly transports articles that are subject to these regulations. Shippers of hazardous materials share responsibility with the air carrier for compliance with these regulations and are primarily responsible for proper packaging and labeling. If Kitty Hawk fails to discover any undisclosed hazardous materials or mislabel or otherwise ship hazardous materials, it may suffer possible aircraft damage or liability, as well as, substantial monetary penalties. The FAA has recently increased its monitoring of shipments of hazardous materials.

                                      X.

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

[TO BE SUPPLIED]


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DEBTORS' JOINT PLAN OF REORGANIZATION DATED AUGUST 21, 2000

                                      XI.

                                  CONCLUSION

      This Disclosure Statement has attempted to provide information regarding the Debtors' estates and the potential benefits that might accrue to holders of Claims against and Interests in the Debtors under the Plan as proposed. The Plan is the result of extensive efforts by the Debtors, their advisors, and management to provide the creditors with a meaningful dividend. The Debtors believe that the Plan is feasible and will provide each holder of a Claim against the Debtors with an opportunity to receive greater benefits than those that would be received by termination of the Debtors' business and the liquidation of their assets, or by any alternative plan or sale of the business to a third party. The Debtors, therefore, hereby urge you to vote in favor of the Plan.

      WHETHER OR NOT YOU EXPECT TO ATTEND THE CONFIRMATION HEARING, WHICH IS SCHEDULED FOR ___________, AT ______ __.M. DALLAS TEXAS TIME, YOU MUST SIGN, DATE, AND MAIL YOUR BALLOT AS SOON AS POSSIBLE FOR THE PURPOSE OF HAVING YOUR VOTE COUNT AT SUCH HEARING. ALL VOTES MUST BE RETURNED TO _________________________________ AS INDICATED ON THE BALLOT ON OR BEFORE 5:00
P.M. DALLAS TEXAS TIME ON ______________________. ANY BALLOT WHICH IS ILLEGIBLE OR WHICH FAILS TO DESIGNATE AN ACCEPTANCE OR REJECTION OF THE PLAN WILL BE COUNTED AS A VOTE IN FAVOR OF THE PLAN.

DISCLOSURE STATEMENT UNDER 11 U.S.C. SS. 1125 IN SUPPORT OF THE
DEBTORS' JOINT PLAN OF REORGANIZATION DATED AUGUST 21, 2000

Dated: _____________________, 2000.


KITTY HAWK, INC.                        OK TURBINES, INC.
Debtor and Debtor-In-Possession         Debtor and Debtor-In-Possession

___________________________________     ___________________________________
By:   Tilmon J. Reeves                  By:   Tilmon J. Reeves
Its:  Chief Executive Officer           Its:  Chief Executive Officer

KITTY HAWK AIRCARGO, INC.               LONGHORN SOLUTIONS, INC.
Debtor and Debtor-In-Possession         Debtor and Debtor-In-Possession

___________________________________     ___________________________________
By:   Tilmon J. Reeves                  By:   Tilmon J. Reeves
Its:  Chief Executive Officer           Its:  Chief Executive Officer

KITTY HAWK CHARTERS, INC.               AIRCRAFT LEASING, INC.
Debtor and Debtor-In-Possession         Debtor and Debtor-In-Possession

___________________________________     ___________________________________
By:   Tilmon J. Reeves                  By:   Tilmon J. Reeves
Its:  Chief Executive Officer           Its:  Chief Executive Officer

KITTY HAWK INTERNATIONAL, INC.          AMERICAN INTERNATIONAL TRAVEL, INC.
Debtor and Debtor-In-Possession         Debtor and Debtor-In-Possession

___________________________________     ___________________________________
By:   Tilmon J. Reeves                  By:   Tilmon J. Reeves
Its:  Chief Executive Officer           Its:  Chief Executive Officer

KITTY HAWK CARGO, INC.                  FLIGHT ONE LOGISTICS, INC.
Debtor and Debtor-In-Possession         Debtor and Debtor-In-Possession

___________________________________     ___________________________________
By:   Tilmon J. Reeves                  By:   Tilmon J. Reeves
Its:  Chief Executive Officer           Its:  Chief Executive Officer


DISCLOSURE STATEMENT UNDER 11 U.S.C. SS. 1125 IN SUPPORT OF THE
DEBTORS' JOINT PLAN OF REORGANIZATION DATED AUGUST 21, 2000

Robert D. Albergotti            John D. Penn
State Bar No. 00969800          State Bar No. 15752300
Haynes and Boone, LLP           Haynes and Boone, LLP
901 Main Street, Suite 3100     201 Main Street, Suite 2200
Dallas, Texas 75202             Fort Worth, Texas 76102
Tel. No. (214) 651-5000         Direct Tel. No. (817) 347-6610
Fax No. (214) 651-5940          Direct Fax No. (817) 348-2300

Sarah B. Foster
State Bar No. 07297500
Haynes and Boone, LLP
600 Congress Ave., Suite 1600
Austin, Texas 78701
Tel. No. (512) 867-8400
Fax No. (512) 867-8470


/s/ JOHN D. PENN
-----------------------------------
Robert D. Albergotti (No. 00969800)
John D. Penn (No. 15752300)
Sarah B. Foster (No. 07297500)

COUNSEL TO THE DEBTORS AND THE DEBTORS-IN-POSSESSION

DISCLOSURE STATEMENT UNDER 11 U.S.C. SS. 1125 IN SUPPORT OF THE
DEBTORS' JOINT PLAN OF REORGANIZATION DATED AUGUST 21, 2000

                                  EXHIBIT "A"
                PROJECTIONS OF REORGANIZED DEBTOR'S OPERATIONS

MANAGEMENT DISCUSSION OF THE PRO FORMA FINANCIAL STATEMENTS

The Company's management has prepared the following financial projections. While management believes the underlying assumptions to be reasonably accurate, a large percentage of these assumptions are based solely upon management's industry experience and judgment. Therefore, the Company can give no assurance that such assumptions will prove to be correct. Persons interested in a transaction with the Company should conduct their own due diligence as to the accuracy and completeness of these assumptions and financial projections before making such investment.

The forecasts detailed herein are provided for informational purposes only, and are based on estimates and assumptions made at the date of this Memorandum. The Company has no responsibility to update these forecasts for subsequent influences or events that may modify or change certain forecast results. The Company will provide more revenue and expense detail to investors interested in pursuing a transaction with the Company.

The Company currently operates a fleet of B727-200F aircraft some of which are nearing the end of their economic useful life, primarily as a result of the increased maintenance costs associated with operating older aircraft. As a result, the Company is initiating an aggressive fleet renewal program that it believes will reduce the overall maintenance costs of its B727-200F fleet and increase its operational reliability. The following table summarizes the Company's aggressive fleet renewal program:

                          B727 COMPOSTION (END OF YEAR)
--------------------------------------------------------------------------------
              VINTAGE                    2000   2001   2002   2003   2004   2005
--------------------------------------   ----   ----   ----   ----   ----   ----
1969 and Earlier .....................     17     14      9      6      2   --
1973 to 1979 .........................     18     18     18     18     18     18
1980 and Later .......................      3      8     13     16     20     22
                                         ----   ----   ----   ----   ----   ----
  Total B727 Fleet ...................     38     40     40     40     40     40

In order to execute this fleet renewal program the Company will require additional financing. The Company believes that the disposition of the older vintage aircraft units will approximate the equity necessary for the replacement units. The Company has assumed that additional units both replacement units and growth units acquired through year-end 2002 will be financed pursuant to debt structures and those acquisitions after 2003 will be financed pursuant to operating lease structures. The following table summarizes the capital requirements to fund the Company's proposed fleet renewal program:

                              FLEET RENEWAL PROGRAM
--------------------------------------------------------------------------------
                                  2001      2002      2003      2004      2005
                                 -------   -------   -------   -------   -------
Replaced Units ...............         3         5         3         4         2
Proceeds from Disposition ....   $10,125   $14,675   $ 6,917   $ 7,583   $ 2,833
Proceeds for Acquisition (1) .     5,760     9,150      --        --        --
Proceeds for Leased A/C ......      --        --         609       772       364
                                 -------   -------   -------   -------   -------
Net Cash Proceeds/(Needs) ....   $ 4,365   $ 5,525   $ 6,308   $ 6,811   $ 2,469
                                 =======   =======   =======   =======   =======

(1) Net of debt financing proceeds.

SUMMARY OF MAJOR ASSUMPTIONS

GENERAL

All values are expressed in nominal dollars (subject to an assumed 2.5 percent per annum inflation assumption). These pro forma results assume that the Company is a taxpayer, however, the Company has not yet determined its net tax paying position upon emergence from bankruptcy. Currently, the Company has an estimated NOL that exceeds $100.0 million. The ability of the Company to retain any portion of this NOL may impact these pro forma results and thus the overall valuation of the Company. Generally, the assumptions used to derive these pro forma operating results are based on historical experience of the Company. The Company believes that these projections can be improved upon emergence from bankruptcy, primarily as a result of a more strategically focused business plan.

OPERATING REVENUES

Over the projection period, management believes that that it will be able to steadily improve total revenues as a result of an overall growth in the air cargo industry. On a consolidated basis revenues are projected to increase from $394.9 million in 2001 to $499.9 million in 2005, representing a CAGR of 4.8%. This revenue growth is detailed as follows:

      o The scheduled business is assumed to increase from $212.1 million in 2001 to $289.2 million in 2005, representing a CAGR of 6.4%. This growth rate is a combination of increased freight on the scheduled system (assumed at 4.0% per annum) as well as a yield increase (assumed at 2.5% per annum).

      o The USPS business line is assumed to increase from $151.1 million in 2001 to $172.8 million in 2005, representing a CAGR of 2.7%. This growth rate is substantially a result of two additional units added to this business line beginning in September 2001. No other revenue growth is assumed in this business line other than inflation increases resulting from the terminal handling portion f this business line. The Company believes that this business line can further be expanded with additional resources.

      o The ACMI business line is assumed to increase form $31.7 million in 2001 to $37.9 million in 2005, representing a CAGR of 3.6%. This growth is substantially a result of an assumed 5% price increase beginning in 2002, upon expiration of the existing contract with BAX Global. Growth is assumed to be at the rate of inflation thereafter. Additional revenue growth is generated from the assumption that as the Company replaces its fleet of lightweight B727 aircraft with heavyweight B727 aircraft the customer will derive increased utilization and higher rates. This assumption is based on the historical experience of the Company. These pro forma results have been adjusted for seasonality based on the Company's historical experience.

The ability of the Company to grow it revenue base will be impacted by a number of factors. The key factors are highlighted below:

MARKET SHARE

Management believes that in order to realize its projected revenue growth in the scheduled overnight air freight business it will have to obtain market share from its competitors.

YIELD MANAGEMENT

In order to increase yields above those assumed in these projections, the Company believes that it may be advisable to install a sophisticated yield management system to assist in driving yields upward. Additionally, the Company believes that as it demonstrates an improved reliability, the demand for its priority delivery product will increase, thereby increasing the overall yield.

OPERATING EXPENSES

During the projection period, management expects operating expenses on a consolidated basis (including depreciation and amortization), to grow from $355.7 million in 2001 to $429.8 million in 2005, representing a CAGR of 3.9%. This growth is at a slower rate that total revenues projected to grow at a CAGR of approximately 4.9% through 2005. Therefore, total operating expenses as a percentage of total revenues are projected to decrease from 90.1% in 2001 to 86.0% in 2005. The major components of the total expenses include salaries and wages, fuel costs, aircraft maintenance, aircraft rentals and expenses relating to operating a hub and spoke operation. The following chart summarizes these major cost components and their percentage

                                    OPERATING EXPENSE AS A % OF TOTAL REVENUE
                                 ----------------------------------------------
                                  2001      2002      2003      2004      2005
                                 ------    ------    ------    ------    ------
Aircraft Rentals ...............    4.1%      3.7%      4.0%      4.6%      5.0%
Flight Crews ...................   10.1%      9.6%      9.5%      9.3%      9.1%
Aircraft Maintenance ...........   15.3%     15.1%     14.5%     14.1%     13.9%
Ground Handling and Trucking ...   13.1%     13.4%     13.5%     13.6%     13.8%
Fuel ...........................    9.4%      9.5%      9.0%      8.5%      8.2%
A300 ACMI Expenses .............    9.3%     11.0%     11.8%     11.9%     11.6%
                                 ------    ------    ------    ------    ------
  Sub-total Operating Expenses .   61.3%     62.3%     62.3%     62.0%     61.6%

AIRCRAFT RENT EXPENSE

The Company has assumed that any fleet decisions with respect to the B727-200F fleet after 2002 will be financed on an operating lease basis. This assumption is based on the belief that the Company does not want to speculate on the long-term viability of the B727-200F freighter. While there currently is no replacement for the B727-200F, alternatives, including the B737 and B757 aircraft types, are emerging as potential candidates albeit several years from being economically viable, primarily due to high currently high capital costs.

FLIGHT CREWS

The Company has historically had a high turnover in its flight crews as demand from the major passenger air carriers continues to outpace supply. As a result the Company typically has a high number of training sessions for new crewmembers. Additionally, the Company has historically devoted significant resources to a travel budget for its crew members in a large amount of its annual expenses in travel expenses incurred a large amount The Company has initiated a revised crew scheduling policy that it believes will substantially reduce its historically high travel costs associated with moving crews in support of its operation. Additionally, the projections assume 3 crews (9 crew members) per aircraft to meet the operating and training requirements of the Company.

AIRCRAFT MAINTENANCE

These projections assume the Company's historical maintenance approximates future performance. Currently, the Company's fleet of aging B727-200F aircraft requires an extensive amount of aging aircraft inspections and maintenance requirements. However, the Company believes that by embarking on a fleet renewal program that it will be able to reduce its overall maintenance costs. These projections do not attempt to quantify such benefits.

GROUND HANDLING AND TRUCKING

This operating expense is directly related to the amount of freight that the Company can deliver through its scheduled freight system and to a lesser extent the USPS terminal handling portion of a USPS contract. These projections assume the Company's historical experience is indicative of its future performance.

FUEL

The Company has assumed that the price of fuel (including into-plane costs) is constant at $0.97 cents per gallon and that the fuel burn associated with both the B727-200F and A300F remain as historically experienced. The addition of units is substantially completed by 2002 and the overall aircraft utilization stabilizes throughout the projection period. As a result, total fuel expense remains relatively constant throughout the projection period.

A300F ACMI Aircraft

The Company has assumed that it will continue to operate its existing fleet of A300F aircraft, which are operated under wet-lease ACMI contracts with a third party. Additionally, the Company assumes that it will add A300F aircraft under similar contracts with other third parties. The Company believes that obtaining these aircraft under similar arrangements allows it the flexibility to access these domestic wide-body freighters without having to take ownership and maintenance risks associated with this relatively new freighter variant.

AIRCRAFT ACQUISITION ASSUMPTIONS

As stated earlier, the Company is embarking on an aggressive fleet renewal program. Fleet acquisitions through year-end 2002 are assumed to be financed pursuant to a debt structure based on a 70% advance rate fully-amortizing over seven years. Aircraft acquisitions after 2002 are assumed to be financed pursuant to an operating lease structure at a 1.75% rental factor. Acquisition prices for B727-200F aircraft are assumed at $6.4 million in 2001 falling to $5.2 million in 2005.

BALANCE SHEET ASSUMPTIONS

As a result of the bankruptcy filing the Company will have be required to adopt "fresh-start" accounting which will require the reorganized Company to mark its assets and liabilities to market value based upon its post- emergence equity valuation. The Company has assumed that as a result of this accounting principal an intangible asset entitled Assets in Excess of Reorganized Value will be created and amortized over forty years.

The opening balance sheet assumed as of December 31, 2000 is the Company's current best estimate as to its financial position as of this date. Of significant interest is the assumption as to the financing of the C-Net contract. The Company has assumed that it will use $20.0 million of its cash balance to secure a significant portion of the expenses associated with executing this contract. The balance (assumed at $46.0 million) is assumed to be funded pursuant to normal credit terms from its vendors.

EXIT FINANCING

The Company intends to acquire two forms of exit financing (i) a $60.0 million terms loan secured by 24 B727- 200F aircraft and (ii) a $50.0 million revolving credit facility secured by accounts receivable and inventory. The term loan is assumed to be amortized over five years and requires additional principal reduction as a result of the B727-200F collateral retirements pursuant to the Company's fleet renewal program. As a result, the average life of the term loan is 39 months. The revolving credit facility is secured by the accounts receivable and inventory of the Company. The Company has assumed that it will be able to achieve an advance rate of (i) 80% of its total accounts receivable balance and that 95% of its total accounts receivable balance will be considered eligible and (ii) 45% of its total rotable inventory balance and that 90% of its total rotable inventory balance will be considered eligible.

CAPITALIZED EXPENDITURES

Capitalized expenditures are assumed to consist of heavy maintenance ("D"-Check) requirements, assumed at two units per year. Additional capital expenditures are assumed to be equal to the depreciated amount of the rotable inventory, or approximately $144 thousand per month.

KH 5 YEAR BUSINESS PLAN
PRO FORMA OPERATING STATEMENT
CONSOLIDATED BUSINESS LINES
(000'S)

                                                                                     PROJECTED
                                                     ---------------------------------------------------------------------------
                                                       2001           %          2002           %          2003            %
                                                     ---------    ---------    ---------    ---------    ---------     ---------
Revenues:
     Scheduled Services ..........................   $ 212,124         53.7%   $ 240,229         54.7%   $ 255,786         55.8%
     USPS ........................................     151,073          8.3%     166,196         37.9%     168,353         36.7%
     ACMI ........................................      31,620          8.0%      32,488          7.4%      34,032          7.4%
         Total Operating Revenue .................     394,822        100.0%     438,913        100.0%     458,175        100.0%

Operating Expenses:
     B727 Operating Expenses
         Aircraft Rentals ........................      16,116          4.1%      16,105          3.7%      18,365          4.0%
         Flight Crew (Salaries, Wages, & Benefits)      39,724         10.1%      42,252          9.6%      43,322          9.5%
         Maintenance .............................      60,392         15.3%      66,130         15.1%      66,330         14.5%
         Insurance ...............................       1,569          0.4%       1,669          0.4%       1,711          0.4%
     Transportation Related Expenses
         Ground Handling and Trucking ............      51,533         13.1%      58,829         13.4%      62,030         13.5%
         Peak Season Expenses ....................      46,000         11.7%      47,164         10.7%      48,358         10.6%
     Other Aircraft Related Expenses
         Fuel ....................................      37,271          9.4%      41,532          9.5%      41,350          9.0%
         A300 ACMI Expenses ......................      36,561          9.3%      48,098         11.0%      54,001         11.8%
         Aircraft & Traffic Handling .............       2,177          0.6%       2,446          0.6%       2,491          0.5%
         Landing/Parking/De-Icing Charges ........      13,272          3.4%      14,632          3.3%      14,978          3.3%
     Other Operational Related Expenses
         Scheduled Related Expenses ..............       6,125          1.6%       6,186          1.4%       6,249          1.4%
         Postal Related Expenses .................       1,255          0.3%       1,286          0.3%       1,319          0.3%
     General and Administrative Expenses
         Scheduled Related Expenses ..............       3,792          1.0%       3,888          0.9%       3,986          0.9%
         Postal Related Expenses .................         409          0.1%         402          0.1%         430          0.1%
         Depreciation and Amortization ...........      16,487          4.2%      17,541          4.0%      16,897          3.7%
         General and Administrative Expenses .....      23,000          5.8%      23,269          5.3%      23,546          5.1%

             Total Operating Expenses ............     355,681         90.1%     391,449         89.2%     405,363         88.5%

     EBIT ........................................   $  39,140          9.9%   $  47,464         10.8%   $  52,812         11.5%

Interest Income/(Expense):
     Interest Income (Prior Month End. Cash Bal.)          467          0.1%         919          0.2%       1,896          0.4%
     Interest Expense ............................      (6,694)        -1.7%      (4,450)        -1.0%      (3,079)        -0.7%
         Total Interest Income/(Expense): ........      (6,226)        -1.6%      (3,531)        -0.8%      (1,183)        -0.3%

Projected

Earnings Before Taxes ............................      32,914          8.3%      43,933         10.0%      51,629         11.3%

         Income Tax Expense ......................      13,166          3.3%      17,573          4.0%      20,651          4.5%

Net Income .......................................   $  19,748          5.0%   $  26,360          6.0%   $  30,977          6.8%

     EBITDA ......................................   $  55,627         14.1%   $  65,005         14.8%   $  69,709         15.2%

     EBITDAR .....................................   $  71,743         18.2%   $  81,110         18.5%   $  88,074         19.2%

                                                                          PROJECTED
                                                     ---------------------------------------------------
                                                        2004           %           2005            %
                                                     ----------     ---------    ---------     ---------
Revenues:
     Scheduled Services ..........................   $ 272,066          56.8%   $ 289,246          57.8%
     USPS ........................................     170,573          35.6%     172,843          34.6%
     ACMI ........................................      36,691           7.7%      37,916           7.6%
         Total Operating Revenue .................     479,330         100.0%     500,007         100.0%

Operating Expenses:
     B727 Operating Expenses
         Aircraft Rentals ........................      22,231           4.6%      24,855           5.0%
         Flight Crew (Salaries, Wages, & Benefits)      44,418           9.3%      45,543           9.1%
         Maintenance .............................      67,634          14.1%      69,405          13.9%
         Insurance ...............................       1,754           0.4%       1,799           0.4%
     Transportation Related Expenses
         Ground Handling and Trucking ............      65,370          13.6%      68,884          13.8%
         Peak Season Expenses ....................      49,583          10.3%      50,838          10.2%
     Other Aircraft Related Expenses
         Fuel ....................................      40,964           8.5%      40,859           8.2%
         A300 ACMI Expenses ......................      56,802          11.9%      58,159          11.6%
         Aircraft & Traffic Handling .............       2,550           0.5%       2,615           0.5%
         Landing/Parking/De-Icing Charges ........      15,347           3.2%      15,718           3.1%
     Other Operational Related Expenses
         Scheduled Related Expenses ..............       6,313           1.3%       6,379           1.3%
         Postal Related Expenses .................       1,352           0.3%       1,386           0.3%
     General and Administrative Expenses
         Scheduled Related Expenses ..............       4,087           0.9%       4,191           0.8%
         Postal Related Expenses .................         441           0.1%         452           0.1%
         Depreciation and Amortization ...........      15,429           3.2%      14,585           2.9%
         General and Administrative Expenses .....      23,829           5.0%      24,119           4.8%

             Total Operating Expenses ............     418,105          87.2%     429,788          86.0%

     EBIT ........................................   $  61,225          12.8%   $  70,220          14.0%

Interest Income/(Expense):
     Interest Income (Prior Month End. Cash Bal.)        3,187           0.7%       5,173           1.0%
     Interest Expense ............................      (1,036)         -0.2%          (1)          0.0%
         Total Interest Income/(Expense): ........       2,150           0.4%       5,171           1.0%

Projected

Earnings Before Taxes ............................      63,375          13.2%      75,391          15.1%

         Income Tax Expense ......................      25,350           5.3%      30,156           6.0%

Net Income .......................................   $  38,025           7.9%   $  45,235           9.0%

     EBITDA ......................................   $  76,654          16.0%   $  84,805          17.0%

     EBITDAR .....................................   $  98,884          20.6%   $ 109,660          21.9%

KH 5 YEAR BUSINESS PLAN
PRO FORMA OPERATING STATEMENT
SCHEDULED BUSINESS LINE
(000'S)

                                                                                                PROJECTED
                                                                 ------------------------------------------------------------------
                                                                   2001        %          2002        %          2003        %
                                                                 --------   --------    --------   --------    --------   --------
      Scheduled Freight ........................................ $209,184       98.6%   $237,215       98.7%   $252,695       98.8%
      Other Scheduled Revenue ..................................    2,940        1.4%      3,014        1.3%      3,091        1.2%
            Total Revenue ......................................  212,124      100.0%    240,229      100.0%    255,786      100.0%


      Aircraft Rentals .........................................    5,148        2.4%      4,959        2.1%      5,918        2.3%
      Flight crews (Salaries and Travel Related) ...............   16,706        7.9%     17,129        7.1%     17,563        6.9%
      Maintenance - Line/Labor .................................    7,337        3.5%      7,434        3.1%      6,996        2.7%
      Insurance - Aircraft/Inventory ...........................      660        0.3%        676        0.3%        694        0.3%
      Heavy Maintenance - Reserves .............................    9,952        4.7%     10,084        4.2%      9,490        3.7%
                  Total B727 Operating Expenses ................   39,803       18.8%     40,282       16.8%     40,661       15.9%

Scheduled Related Expenses:
      Transportation Related
            Ground Handling - Outsourced .......................   16,908        8.0%     19,173        8.0%     20,425        8.0%
            Ground Handling - Internal .........................   10,836        5.1%     12,288        5.1%     13,090        5.1%
            Trucking ...........................................    6,424        3.0%      7,284        3.0%      7,760        3.0%
            Contract Labor .....................................    3,604        1.7%      4,087        1.7%      4,353        1.7%
                  Total Transportation Related Expenses ........   37,771       17.8%     42,833       17.8%     45,628       17.8%

      Other Aircraft Related Expenses
            Fuel ...............................................   37,271       17.6%     41,532       17.3%     41,350       16.2%
            A300 ACMI ..........................................   36,561       17.2%     48,098       20.0%     54,001       21.1%
            Landing Fees (B727 and A300) .......................    5,354        2.5%      5,965        2.5%      6,082        2.4%
            Parking Fees (B727 and A300) .......................      621        0.3%        671        0.3%        669        0.3%
            De-Icing ...........................................    6,100        2.9%      6,323        2.6%      6,511        2.5%
                  Total Other Aircraft Related Expenses ........   85,906       40.5%    102,589       42.7%    108,612       42.5%

      Other Operational Related Expenses
            Rent ...............................................    3,708        1.7%      3,708        1.5%      3,708        1.4%
            Utilities ..........................................      990        0.5%      1,015        0.4%      1,041        0.4%
            Other Operations Expenses ..........................    1,426        0.7%      1,463        0.6%      1,500        0.6%
            Scheduled G&A Expenses .............................    3,792        1.8%      3,888        1.6%      3,986        1.6%
                        Total Other Operational Related Expenses    9,917        4.7%     10,074        4.2%     10,235        4.0%

            Total Scheduled Related Expenses ...................  133,594       63.0%    155,495       64.7%    164,475       64.3%

                  Gross Profit .................................   38,727       18.3%     44,452       18.5%     50,650       19.8%

Allocated Overhead
      Depreciation & Amortization ..............................    6,321        3.0%      6,360        2.6%      5,968        2.3%
      Aircraft and Traffic Handling Expenses ...................      853        0.4%        953        0.4%        960        0.4%
      Allocated Ownership of B727 "Hot" Spares .................    1,359        0.6%      1,359        0.6%      1,337        0.5%
      Allocated Ownership of B727 Mx Spares ....................    1,019        0.5%      1,019        0.4%      1,003        0.4%
      General and Administrative Expenses ......................   12,357        5.8%     12,357        5.1%     12,357        4.8%

                  Total Cost of Allocations ....................   21,909       10.3%     22,048        9.2%     21,625        8.5%

      EBIT ..................................................... $ 16,817        7.9%   $ 22,404        9.3%   $ 29,025       11.3%

      EBITDA ................................................... $ 23,138       10.9%   $ 28,763       12.0%   $ 34,993       13.7%

      EBITDAR .................................................. $ 30,664       14.5%   $ 36,100       15.0%   $ 43,250       16.9%

                                                                                   PROJECTED
                                                                   ------------------------------------------
                                                                     2004        %          2005        %
                                                                   --------   --------    --------   --------
      Scheduled Freight ........................................   $268,897       98.8%   $285,997       98.9%
      Other Scheduled Revenue ..................................      3,169        1.2%       3249        1.1%
            Total Revenue ......................................    272,066      100.0%    289,246      100.0%


      Aircraft Rentals .........................................      7,559        2.8%      8,631        3.0%
      Flight crews (Salaries and Travel Related) ...............     18,007        6.6%     18,463        6.4%
      Maintenance - Line/Labor .................................      6,873        2.5%      7,029        2.4%
      Insurance - Aircraft/Inventory ...........................        711        0.3%        729        0.3%
      Heavy Maintenance - Reserves .............................      9,323        3.4%      9,534        3.3%
                  Total B727 Operating Expenses ................     42,473       15.6%     44,386       15.3%

Scheduled Related Expenses:
      Transportation Related
            Ground Handling - Outsourced .......................     21,734        8.0%     23,116        8.0%
            Ground Handling - Internal .........................     13,930        5.1%     14,815        5.1%
            Trucking ...........................................      8,257        3.0%      8,783        3.0%
            Contract Labor .....................................      4,632        1.7%      4,927        1.7%
                  Total Transportation Related Expenses ........     48,553       17.8%     51,641       17.9%

      Other Aircraft Related Expenses

            Fuel ...............................................     40,964       15.1%     40,859       14.1%
            A300 ACMI ..........................................     56,802       20.9%     58,159       20.1%
            Landing Fees (B727 and A300) .......................      6,215        2.3%      6,356        2.2%
            Parking Fees (B727 and A300) .......................        675        0.2%        691        0.2%
            De-Icing ...........................................      6,697        2.5%      6,867        2.4%
                  Total Other Aircraft Related Expenses ........    111,355       40.9%    112,932       39.0%

      Other Operational Related Expenses

            Rent ...............................................      3,708        1.4%      3,708        1.3%
            Utilities ..........................................      1,067        0.4%      1,094        0.4%
            Other Operations Expenses ..........................      1,538        0.6%      1,576        0.5%
            Scheduled G&A Expenses .............................      4,087        1.5%      4,191        1.4%
                        Total Other Operational Related Expenses     10,400        3.8%     10,570        3.7%

            Total Scheduled Related Expenses ...................    170,308       62.6%    175,143       60.6%

                  Gross Profit .................................     59,285       21.8%     69,717       24.1%

Allocated Overhead

      Depreciation & Amortization ..............................      5,241        1.9%      4,768        1.6%
      Aircraft and Traffic Handling Expenses ...................        970        0.4%        992        0.3%
      Allocated Ownership of B727 "Hot" Spares .................      1,286        0.5%      1,265        0.4%
      Allocated Ownership of B727 Mx Spares ....................        965        0.4%        949        0.3%
      General and Administrative Expenses ......................     12,357        4.5%     12,357        4.3%

                  Total Cost of Allocations ....................     20,820        7.7%     20,331        7.0%

      EBIT .....................................................   $ 38,465       14.1%   $ 49,386       17.1%

      EBITDA ...................................................   $ 43,706       16.1%   $ 54,154       18.7%

      EBITDAR ..................................................   $ 53,517       19.7%   $ 64,999       22.5%

KH 5 YEAR BUSINESS PLAN
PRO FORMA OPERATING STATEMENT
USPS BUSINESS LINE

(000'S)

                                                                                PROJECTED
                                                     -----------------------------------------------------------------
                                                       2001        %          2002        %          2003        %
                                                     --------   --------    --------   --------    --------   --------
Revenues:
        USPS Line Haul ...........................   $ 70,123       46.4%   $ 80,818       48.6%   $ 80,818       48.0%
        USPS Ground Handling .....................     25,954       17.2%     28,985       17.4%     29,719       17.7%
        Peak Season Revenue ......................     55,000       36.4%     56,392       33.9%     57,820       34.3%
               Total Revenue .....................    151,077      100.0%    166,196      100.0%    168,357      100.0%

B727 Operating Expenses:
        Aircraft Rentals .........................      4,682        3.1%      4,959        3.0%      5,918        3.5%
        Flight crews (Salaries and Travel Related)     15,221       10.1%     17,129       10.3%     17,563       10.4%
        Maintenance - Line/Labor .................     12,747        8.4%     14,945        9.0%     15,323        9.1%
        Insurance - Aircraft/Inventory ...........        601        0.4%        676        0.4%        694        0.4%
        Heavy Maintenance - Reserves .............     17,291       11.4%     20,272       12.2%     20,786       12.3%
               Total B727 Operating Expenses .....     50,542       33.5%     57,982       34.9%     60,283       35.8%

Postal Related Expenses:
        Peak Season Expenses .....................     46,000       30.4%     47,164       28.4%     48,358       28.7%
        Terminal Handling ........................     13,761        9.1%     15,997        9.6%     16,402        9.7%
        Landing Fees .............................      1,197        0.8%      1,674        1.0%      1,716        1.0%
        Other Operations Expenses ................      1,255        0.8%      1,286        0.8%      1,319        0.8%
        General and Administrative ...............        409        0.3%        420        0.3%        430        0.3%
               Total Postal Related Expenses .....     62,622       41.2%     66,541       39.8%     68,226       40.3%

        Depreciation & Amortization ..............      5,908        3.9%      6,458        3.9%      6,066        3.6%
        Aircraft and Traffic Handling Expenses ...        923        0.6%      1,082        0.7%      1,109        0.7%

               Total Cost of Revenues ............    119,995       79.2%    132,063       79.2%    135,684       80.3%

               Gross Profit ......................     31,082       20.8%     34,133       20.8%     32,673       19.7%

Allocation of Overhead

        B727 Maintenance Spare ...................      1,019        0.7%      1,019        0.6%      1,003        0.6%
        General and Administrative Expenses ......      8,801        5.8%      9,024        5.4%      9,252        5.5%

        EBIT .....................................   $ 21,262       14.3%   $ 24,090       14.7%   $ 22,418       13.6%

        EBITDA ...................................   $ 27,170       19.1%   $ 30,548       20.1%   $ 28,485       22.2%

        EBITDAR ..................................   $ 32,871       22.9%   $ 36,526       23.7%   $ 35,405       26.3%

                                                                     PROJECTED
                                                     ------------------------------------------
                                                       2004        %          2005        %
                                                     --------   --------    --------   --------
Revenues:
        USPS Line Haul ...........................   $ 80,818       47.4%   $ 80,818       46.8%
        USPS Ground Handling .....................     30,471       17.9%     31,243       18.1%
        Peak Season Revenue ......................     59,284       34.8%     60,784       35.2%
               Total Revenue .....................    170,573      100.0%    172,845      100.0%

B727 Operating Expenses:
        Aircraft Rentals .........................      7,559        4.4%      8,631        5.0%
        Flight crews (Salaries and Travel Related)     18,007       10.6%     18,463       10.7%
        Maintenance - Line/Labor .................     15,711        9.2%     16,109        9.3%
        Insurance - Aircraft/Inventory ...........        711        0.4%        729        0.4%
        Heavy Maintenance - Reserves .............     21,312       12.5%     21,851       12.6%
               Total B727 Operating Expenses .....     63,300       37.1%     65,783       38.1%

Postal Related Expenses:
        Peak Season Expenses .....................     49,583       29.1%     50,838       29.4%
        Terminal Handling ........................     16,817        9.9%     17,243       10.0%
        Landing Fees .............................      1,760        1.0%      1,804        1.0%
        Other Operations Expenses ................      1,352        0.8%      1,386        0.8%
        General and Administrative ...............        441        0.3%        452        0.3%
               Total Postal Related Expenses .....     69,953       40.8%     71,724       41.2%

        Depreciation & Amortization ..............      5,340        3.1%      4,867        2.8%
        Aircraft and Traffic Handling Expenses ...      1,137        0.7%      1,166        0.7%

               Total Cost of Revenues ............    139,730       81.7%    143,540       82.8%

               Gross Profit ......................     30,843       18.3%     29,305       17.2%

Allocation of Overhead

        B727 Maintenance Spare ...................        965        0.6%        949        0.5%
        General and Administrative Expenses ......      9,486        5.6%      9,726        5.6%

        EBIT .....................................   $ 20,391       12.2%   $ 18,630       11.0%

        EBITDA ...................................   $ 25,732       24.9%   $ 23,497       27.0%

        EBITDAR ..................................   $ 34,256       29.9%   $ 33,077       32.6%

KH 5 YEAR BUSINESS PLAN
PRO FORMA OPERATING STATEMENT
ACMI BUSINESS LINE
(000'S)

                                                                               PROJECTED
                                                   ------------------------------------------------------------------
                                                     2001        %          2002        %          2003        %
                                                   --------   --------    --------   --------    --------   --------
Revenues:
      ACMI .....................................   $ 31,620      100.0%   $ 32,488      100.0%   $ 34,032      100.0%
            Total Revenue ......................     31,620      100.0%     32,488      100.0%     34,032      100.0%

B727 OPERATING EXPENSES:

      Aircraft Rentals .........................      2,413        7.6%      2,314        7.1%      2,719        8.0%
      Flight crews (Salaries and Travel Related)      7,796       24.7%      7,994       24.6%      8,196       24.1%
      Maintenance - Line/Labor .................      5,544       17.5%      5,685       17.5%      5,828       17.1%
      Insurance - Aircraft/Inventory ...........        308        1.0%        316        1.0%        324        1.0%
      Heavy Maintenance - Reserves .............      7,521       23.8%      7,711       23.7%      7,906       23.2%

            Total B727 Operating Expenses ......     23,582       74.6%     24,019       73.9%     24,974       73.4%

                  Gross Profit .................      8,038       25.4%      8,469       26.1%      9,058       26.6%

Allocation of Overhead

      Depreciation & Amortization ..............      2,697        8.5%      2,719        8.4%      2,553        7.5%
      Aircraft and Traffic Handling Expenses ...        401        1.3%        411        1.3%        422        1.2%
      B727 Maintenance Spares ..................        476        1.5%        476        1.5%        468        1.4%
      General and Administrative Expenses ......      1,842        5.8%      1,889        5.8%      1,936        5.7%

                  Total Cost of Allocations ....      5,416       17.1%      5,495       16.9%      5,379       15.8%

      EBIT .....................................   $  2,622        8.3%   $  2,974        9.2%   $  3,679       10.8%

      EBITDA ...................................   $  5,319       16.8%   $  5,694       17.5%   $  6,232       18.3%

      EBITDAR ..................................   $  8,208       18.3%   $  8,483       19.0%   $  9,419       19.7%

                                                                   PROJECTED
                                                   ------------------------------------------
                                                     2004        %          2005        %
                                                   --------   --------    --------   --------
Revenues:
      ACMI .....................................   $ 36,691      100.0%   $ 37,916      100.0%
            Total Revenue ......................     36,691      100.0%     37,916      100.0%

B727 OPERATING EXPENSES:

      Aircraft Rentals .........................      3,446        9.4%      3,988       10.5%
      Flight crews (Salaries and Travel Related)      8,403       22.9%      8,616       22.7%
      Maintenance - Line/Labor .................      6,117       16.7%      6,315       16.7%
      Insurance - Aircraft/Inventory ...........        332        0.9%        340        0.9%
      Heavy Maintenance - Reserves .............      8,298       22.6%      8,567       22.6%

            Total B727 Operating Expenses ......     26,597       72.5%     27,827       73.4%

                  Gross Profit .................     10,094       27.5%     10,089       26.6%

Allocation of Overhead

      Depreciation & Amortization ..............      2,230        6.1%      1,993        5.3%
      Aircraft and Traffic Handling Expenses ...        443        1.2%        457        1.2%
       B727 Maintenance Spares .................        450        1.2%        443        1.2%
      General and Administrative Expenses ......      1,985        5.4%      2,036        5.4%

                  Total Cost of Allocations ....      5,108       13.9%      4,929       13.0%

      EBIT .....................................   $  4,986       13.6%   $  5,160       13.6%

      EBITDA ...................................   $  7,216       19.7%   $  7,154       18.9%

      EBITDAR ..................................   $ 11,112       20.9%   $ 11,584       20.0%

KH 5 YEAR BUSINESS PLAN
PRO FORMA BALANCE SHEET (000'S)

                                                                                               PROJECTED
                                                                     ---------------------------------------------------------------
                                                                      YE 2000    YE 2001    YE 2002    YE 2003    YE 2004    YE 2005
                                                                     --------   --------   --------   --------   --------   --------
ASSETS:

CURRENT ASSETS:
        Cash & Cash Equivalents ..................................   $ 16,033   $  9,847   $ 15,702   $ 39,955   $ 70,258   $118,146
        Accounts Receivable, Net .................................    100,954    111,535    115,799    120,267    124,884    129,660
        Inventory & Aircraft Supplies ............................      1,160      1,160      1,160      1,160      1,160      1,160
        Prepaid Expenses & Other Current Assets ..................      4,600      4,700      4,742      4,785      4,830      4,830
               Total Current Assets ..............................    122,747    127,242    137,403    166,167    201,132    253,796

PROPERTY & EQUIPMENT:
        Aircraft & Engines .......................................     99,905     89,780     75,405     68,488     60,905     58,072
        Additional Aircraft ......................................       --       25,600     56,100     56,100     56,100     56,100
        Rotable Inventory (B727) .................................     12,099     13,827     15,556     17,284     19,013     20,741
        Capitalization of Heavy Mx. Events .......................       --        3,230      6,460      9,690     12,920     16,150
        Machinery & Equipment ....................................      7,518      7,518      7,518      7,518      7,518      7,518
        Buildings & Leasehold Improvements .......................      2,929      2,929      2,929      2,929      2,929      2,929
               Total Property & Equipment ........................    122,451    142,884    163,968    162,010    159,385    161,510
        Less Accumulated Depreciation ............................       --       15,119     31,168     46,573     60,509     73,602
               Net Property & Equipment ..........................    122,451    127,765    132,800    115,437     98,875     87,908

OTHER ASSETS
        Assets in excess of reorg. value, net ....................     59,695     59,695     59,695     59,695     59,695     59,695
               Amortization of Excess Reorg. Value ...............       --        1,492      2,985      4,477      5,970      7,462
                       Net Assets in Excess of Reorg. Value ......     59,695     58,203     56,710     55,218     53,726     52,233

        Other Assets (F&F) .......................................      1,817      1,817      1,817      1,817      1,817      1,817
        Aircraft Lease Deposits ..................................      2,600      2,600      2,600      3,412      4,182      4,546
               Total Other Assets ................................     64,112     62,620     61,127     60,447     59,725     58,596

        TOTAL ASSETS .............................................   $309,310   $317,627   $331,330   $342,051   $359,732   $400,300

LIABILITIES & STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
        Revolving Credit Facility ................................     50,000     10,173       --         --         --         --
        Accounts Payable .........................................     41,000     65,216     67,381     69,249     70,938     72,723
        Accrued Taxes ............................................       --         --         --         --         --         --
        CMLTD-Initial Funding (A/C) ..............................      9,843     10,734     11,800      7,479       --         --
        CMLTD-First Source (A/C) .................................      1,613      1,930      2,109      2,304        201       --
        CMLTD-Additional A/C .....................................       --        3,200      6,250      6,250      6,250      6,250
               TOTAL CURRENT LIABILITIES .........................    102,455     91,253     87,540     85,282     77,390     78,973

LONG-TERM LIABILITIES:
        Long-Term Debt (Initial Financing A/C) ...................     50,157     34,838     15,445      6,000       --         --
        Long-Term Debt-First Source (A/C) ........................      6,697      4,614      2,506        201       --         --
        Long-Term Debt Additional A/C ............................       --       17,173     29,732     23,482     17,232     10,982
               TOTAL LONG-TERM LIABILITIES .......................     56,855     56,626     47,682     29,683     17,232     10,982

STOCKHOLDERS' EQUITY:
        Common Stock .............................................      1,000      1,000      1,000      1,000      1,000      1,000
        Additional Capital .......................................    149,000    149,000    149,000    149,000    149,000    149,000
        Retained Earnings ........................................       --       19,748     46,108     77,085    115,110    160,345
               TOTAL STOCKHOLDERS' EQUITY.........................    150,000    169,748    196,108    227,085    265,110    310,345

        TOTAL LIABILITIES & STOCKHOLDERS' EQUITY..................   $309,310   $317,627   $331,330   $342,051   $359,732   $400,300

KH 5 YEAR BUSINESS PLAN
PRO FORMA CASH FLOW STATEMENT
(000'S)

                                                                                                PROJECTED
                                                                      -------------------------------------------------------------
                                                                       YE 2001      YE 2002      YE 2003      YE 2004      YE 2005
                                                                      ---------    ---------    ---------    ---------    ---------
Beginning Cash Balance ............................................   $  16,033    $   9,847    $  15,702    $  39,955    $  70,258

Cash Flow from Operating Activities:
Net Income/(Loss) Available to Common .............................      19,748       26,360       30,977       38,025       45,235
Adjustments to Reconcile NI to Net Cash:
        Depreciation & Amortization Addback .......................      15,119       16,049       15,405       13,936       13,093
        Amortization Assets in Excess Reorg Value .................       1,492        1,492        1,492        1,492        1,492
        Other, Net
               Total Operating Activities .........................      36,360       43,901       47,875       53,454       59,820

Changes in Operating Assets & Liabilities:
        (Incr)/Decr in Trade Accounts Receivable, Net .............     (10,581)      (4,263)      (4,468)      (4,617)      (4,776)
        (Incr)/Decr in Inventory and Aircraft Supplies ............        --           --           --           --           --
        (Incr)/Decr in Prepaid Expenses & Other ...................        (100)         (42)         (43)         (44)        --
        (Incr)/Decr in Other Assets (F&F) .........................        --           --           --           --           --
        (Incr)/Decr in Aircraft Lease Deposits ....................        --           --           (812)        (770)        (364)
        Incr/(Decr) in Accounts Payable ...........................      24,216        2,166        1,867        1,690        1,785
        Incr/(Decr) in Accrued Taxes ..............................        --           --           --           --           --
               Total Changes in Operating Assets & Liabilities ....      13,534       (2,140)      (3,456)      (3,742)      (3,355)

        Net Cash Provided/(Used) by Operating Activities ..........      49,894       41,761       44,419       49,712       56,465


Cash Flow from Investing Activities:
               Sale of Initial Aircraft and Engines ...............      10,125       14,375        6,917        7,583        2,833
               Acquisition of Additional B727 Aircraft ............     (25,600)     (30,500)        --           --           --
               Rotable Inventory ..................................      (1,728)      (1,728)      (1,728)      (1,728)      (1,728)
               Capitalization of Heavy Maintenance ................      (3,230)      (3,230)      (3,230)      (3,230)      (3,230)
               Machinery & Equipment ..............................        --           --           --           --           --
               Buildings & Leasehold Improvements .................        --           --           --           --           --

        Net Cash Provided/(Used) by Investing Activities ..........     (20,433)     (21,083)       1,958        2,625       (2,125)

Cash Flow from Financing Activities:
               Borrowings on Revolving Credit Facility, Net .......     (39,827)     (10,173)        --           --           --
               Issuance/(Retire) Additional B727 Debt .............      20,373       15,608       (6,250)      (6,250)      (6,250)
               Retire Initial Aircraft and Engines ................     (14,428)     (18,328)     (13,765)     (13,479)        --
               Retire First Source Debt ...........................      (1,766)      (1,930)      (2,109)      (2,304)        (201)

        Net Cash Provided/(Used) by Financing Activities ..........     (35,647)     (14,823)     (22,124)     (22,034)      (6,451)

Net Increase (Decrease) in Cash ...................................      (6,186)       5,855       24,253       30,303       47,888


Ending Cash Balance ...............................................   $   9,847    $  15,702    $  39,955    $  70,258    $ 118,146

                                   EXHIBIT "B"

                              LIQUIDATION ANALYSIS

                             KITTY HAWK, INC., ET AL
                              LIQUIDATION ANALYSIS
                                 (IN THOUSANDS)

                                                                                                        NET VALUE
                                                ESTIMATED                                               OF ASSETS
                                               LIQUIDATION         PERCENTAGE       LESS: ASSETS      AVAILABLE FOR
                              BOOK VALUE          VALUE          OF LIQUIDATION   SUBJECT TO LIENS,     UNSECURED
                              OF ASSETS        OF ASSETS (1)     TO BOOK VALUE     AS ADJUSTED (2)      CREDITORS
                           ---------------   ---------------    ---------------    ---------------   ---------------
Kitty Hawk, Inc. .......   $       587,429   $        14,145               2.41%   $         9,230   $         4,915
Kitty Hawk Cargo .......           146,063            37,597              25.74%            25,273            12,324
Kitty Hawk Aircargo ....           311,152            95,514              30.70%            59,162            36,352
Kitty Hawk International           525,832           154,959              29.47%           142,107            12,852
Kitty Hawk Charters ....            67,747            29,821              44.02%             9,689            20,132
Longhorn Solutions .....             3,468               108               3.11%                47                61
Aircraft Leasing .......            48,240            43,333              89.83%            43,333                 0
American International .                65                 0               0.00%                 0                 0
Travel
Flight One Logistics ...                39                 0               0.00%                 0                 0

OK Turbines ............             5,508             1,848              33.55%             1,257               591
                           ---------------   ---------------    ---------------    ---------------   ---------------
                           $     1,695,543   $       377,325              22.25%   $       290,098   $        87,227
                           ===============   ===============    ===============    ===============   ===============

                               LESS:          REALLOCATION        NET AMOUNT
                             ESTIMATED          BASED ON        AVAILABLE FOR         ESTIMATED
                           ADMINISTRATIVE     INTERCOMPANY         GENERAL             GENERAL           ESTIMATED
                            AND PRIORITY       RECEIVABLES/       UNSECURED           UNSECURED          RECOVERY
                               CLAIMS          PAYABLES (3)       CREDITORS           CLAIMS (4)        PERCENTAGE
                           ---------------   ---------------    ---------------     ---------------   ---------------
Kitty Hawk, Inc. .......   $         2,826   $         9,277    $        11,366             198,857              5.72%
Kitty Hawk Cargo .......             3,293               555              9,586             201,993              4.75%
Kitty Hawk Aircargo ....             4,812            (5,890)            25,650             224,269             11.44%
Kitty Hawk International             5,241            (4,805)             2,806             219,648              1.28%
Kitty Hawk Charters ....             3,168               854             17,818             207,013              8.61%
Longhorn Solutions .....                73                 9                 (3)            196,473              0.00%
Aircraft Leasing .......                 0                 0                  0             197,705              0.00%
American International .                17                 0                (17)            196,407              0.00%
Travel
Flight One Logistics ...                 0                 1                  1             196,405              0.00%
OK Turbines ............                28                (1)               562             196,430              0.29%
                           ---------------   ---------------    ---------------
                           $        19,458                 0    $        67,769
                           ===============   ===============    ===============

FOOTNOTES:

(1) The liquidation value(s) represent the expected value to be received upon the sale of the relevant asset pursuant to an orderly sale taking into account the age of the asset and the speed that the asset could be sold. All airframe and engine values are presumed to be "half-time" with regard to condition since no valuation based upon condition was performed upon each airframe and engine.

(2) Certain assets are subject to the liens of various secured creditors. Based on the estimated liquidation value of such assets, all of the secured creditors, except for the Wells Fargo Bank Group, would have deficiency claims which have been included with "Estimated General Unsecured Claims ." For purposes of this analysis, the claim of the Wells Fargo Bank Group has been allocated to each applicable Debtor on a pro rata basis using the estimated liquidation values of assets subject to its liens held by such Debtor.

(3) The Debtors have not maintained their intercompany balances on an entity-by-entity basis, but rather on a pooled basis. For purposes of this analysis, each Debtor has either a receivable or a payable from/to the intercompany pool. Based on estimated liquidation recoveries by the Debtors which have payables to the intercompany pool, an allocation of such expected recoveries has been reallocated to those Debtors with receivables from the intercompany pool.

(4) Each Debtor was a guarantor of the Senior Secured Notes Payable. For purposes of this analysis, the deficiency for the Senior Secured Notes is estimated at $196,405,000. Therefore, each Debtor has this amount included in its "Estimated General Unsecured Claims."